As filed with the Securities and Exchange Commission on December 2, 2005


                                                     Registration No. 333-122620

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form SB-2/A

                                 Amendment No. 5


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        Wireless Age Communications, Inc.
             (Exact name of registrant as specified in its charter)

     Nevada                          4899                          98-0336674
(State or other               Primary Standard                  (I.R.S. Employer
Jurisdiction               Industrial Classification             Identification
of incorporation                    Code Number                       Number)
or organization)

                               6200 Tomken Road, Unit A
                             Mississauga, ON L5T 1X7
                                     Canada
                                  905-696-2850
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)
                                   ----------

                                Mr. Gary Hokkanen
                             Chief Financial Officer
                                6200 Tomken Road, Unit A
                             Mississauga, ON L5T 1X7
                                     Canada
                                  905-696-2855
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               Travis Gering, Esq.
                              Wuersch & Gering LLP
                           100 Wall Street, 21st Floor
                            New York, New York 10005
                                 (212) 509-5050

      Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


Title of each class of                            Proposed maximum        Proposed maximum
securities to be          Number of securities    offering price per      aggregate offering      Amount of
registered                to be registered        unit                    price (US$)             registration fee
Common Stock,             1,425,778               $0.36(1)                $513,280.08              $54.92(2)
par value
$0.001 per share


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act on the basis of $0.36 per share as the average of the high and low prices of Wireless Age Communications, Inc.'s common stock on November 25, 2005 as quoted on Over-the-Counter-Bulletin-Board quotation system.


(2) The registration fee in respect of the securities registered herein was previously paid in the Registration Statement filed by the Registrant with the Securities and Exchange Commission on October 28, 2004 that was withdrawn from registration on February 7, 2005 but as to which the securities proposed to be registered thereunder were submitted for registration on the Form SB-2 filed February 8, 2005. The previously paid Registration Fee was $298.02, based on a proposed aggregate offering price of $2,352,135 for 2,833,898 shares at $0.83 per share, and determined based on the fee rate applicable in October of 2004.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration

Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
             ------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

             ------------------------------------------------------


                    Subject to Completion Dated December 2, 2005


                        WIRELESS AGE COMMUNICATIONS, INC.

                                   Prospectus

                        1,425,778 Shares of Common Stock

      This prospectus relates to the public offering of 1,425,778 shares of our common stock. We are registering the offered shares as required by the terms of agreements with the selling stockholders, any of which shares may be offered from time-to-time by the selling stockholders listed under "Selling Stockholders". We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

      The selling stockholders may offer and sell their shares from time-to-time on the Over-the-Counter Bulletin Board or in private transactions at prevailing market prices or at privately negotiated prices. The registration of the offered shares does not necessarily mean that the shares will be offered or sold by the selling stockholders. We will incur expenses of approximately $47,277 in connection with registering the shares. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.

      Our common stock is quoted on the Over-the-Counter Bulletin-Board quotation system under the symbol "WLSA".


      See "Risk Factors" beginning on page 7 to read about certain risks you should consider carefully before buying our shares.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                      Prospectus dated ____________________

                                TABLE OF CONTENTS


   SUMMARY....................................................................5
   RISK FACTORS...............................................................7
   CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS......................18
   ABOUT THIS PROSPECTUS.....................................................18
   USE OF PROCEEDS...........................................................18
   DETERMINATION OF OFFERING PRICE...........................................19
   DILUTION..................................................................19
   SELLING STOCKHOLDERS......................................................19
   PLAN OF DISTRIBUTION......................................................22
   LEGAL MATTERS.............................................................24
   DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS.............24
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............27
   DESCRIPTION OF BUSINESS...................................................30
   MANAGEMENT'S DISCUSSION AND ANALYSIS......................................36
   EMPLOYEES.................................................................55
   DESCRIPTION OF PROPERTY...................................................55
   CERTAIN RELATIONSHIPS AND RELATED STOCKHOLDER MATTERS.....................56
   MARKET FOR COMMON EQUITY AND RELATED TRANSACTIONS.........................58
   EXECUTIVE COMPENSATION....................................................60
   CHANGE OF ACCOUNTANTS.....................................................64
   EXPERTS...................................................................65
   DESCRIPTION OF SECURITIES.................................................65
   INTEREST OF NAMED EXPERTS AND COUNSEL.....................................68
   COMMISSION POSITION ON INDEMNIFICATION....................................68
   WHERE YOU CAN FIND MORE INFORMATION.......................................68
   FINANCIAL STATEMENTS (UNAUDITED) THIRD QUARTER............................70
   FINANCIAL STATEMENTS (AUDITED) 2004 & 2003................................92
   LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS..................123
   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION..............................123
   RECENT SALES OF UNREGISTERED SECURITIES..................................124
   EXHIBITS.................................................................128
   UNDERTAKINGS.............................................................132
   SIGNATURES...............................................................134


             ------------------------------------------------------

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                     SUMMARY

Our Business

      Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to carriers, wholesalers, distributors, retailers and end-users in Western Canada. Our current products and services include phone and data devices and accessories, land mobile, microwave and PCS/Cellular radio equipment, components and test equipment used by operators and manufacturers of wireless equipment, and power and battery supplies. We operate 10 retail stores, have sales offices in 13 locations across Canada, and three warehouses, along with a service department. We have significant business relationships with every major wireless telecommunication carrier in Canada. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allow us to bundle a full spectrum of products at the carrier, distributor, wholesaler and retail level across Canada. We conduct our business through the following subsidiaries:

      o     Prime Wireless Corporation

      o     Marlon Distributors Ltd.

      o     Prime Battery Products Limited

      o     Wireless Source Distribution Ltd.

      o     Wireless Age Communications Ltd. (99.7% ownership)

      o     DB Sim Holdings Ltd.

      o     1588102 Ontario Inc.

      o     mmwave Technologies Inc.

      o     Knowlton Pass Electronics Inc.

The following chart illustrates our corporate structure:

----------------------------------------------------------------------------------------------
                            Wireless Age Communications, Inc.
                                         (Nevada)
----------------------------------------------------------------------------------------------
   |        |          |             |                    |              |            |
   |        |          |             |                    |              |            |
   |        |100%      |             |100%                |              |100%        |
   |        |          |             |                    |              |            |
   |        |          |             |                    |              |            |
   |   -------------   |     ---------------              |       -------------       |
   |      DB Sim       |     1588102 Ontario              |           Marlon          |
   |   Holdings Ltd.   |           Inc.                   |        Distributors       |
   |   -------------   |     ---------------              |            Ltd.           |
   |        |          |        |        |                |       -------------       |
   |        |          |        |        |                |              |            |
58%|        |41%       |50%     |50%     |100%            |100%          |100%        |100%
   |        |          |        |        |                |              |            |
   |        |          |        |        |                |              |            |
--------------   ---------------  --------------  --------------  ------------  -------------
  Wireless Age    Wireless Source      mmwave      Prime Wireless  Knowlton Pass     Prime
 Communications    Distribution         Tech-        Corporation   Electronics      Battery
      Ltd.            Ltd.            nologies                        Inc.          Products
 (Saskatchewan)                         Inc.                                          Ltd.
 --------------   ---------------  --------------  --------------  ------------  -------------

Our Subsidiaries conduct the following business operations:

      o Wireless Age Communications Ltd. is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada.

      o Wireless Source Distributions Ltd. has two operating divisions; (1) iMobile which distributes prepaid cellular phone cards in Saskatchewan and various cellular and land mobile radio accessories in Western Canada, and (2) A. C. Simmonds & Sons which distributes battery and flashlight products in Canada.

      o Prime Wireless Corporation is the Exclusive Representative of Vertex Standard U.S.A. Inc. in Canada. Vertex Standard manufactures land mobile radio products and accessories. Prime Wireless Corporation earns sales commissions from direct shipment from Vertex Standard in the United States of America to Canadian wholesale and retail distributors.

      o Marlon Distributors Ltd. distributes wireless communications products, including two way radios, antennas and accessories, primarily in the provinces of British Columbia and Alberta, Canada.

      o Prime Battery Products Limited is the master distributor/representative of Shenzhen Konnoc Battery Industrial Co. Ltd. in Canada and the United States. Prime Battery Products Limited distributes battery and flashlight products in North America and also earns royalties from battery sales by A.C. Simmonds & Sons division of Wireless Source Distribution Ltd.

      o mmwave Technologies Inc. ("mmwave") is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets
            - primarily in the manufacturing and service provider segments of the communications industry.

      o Knowlton Pass Electronics Inc. ("Knowlton Pass") Knowlton Pass operates under the trade name Wireless Works, and is active in the broadband wireless and Land Mobile Radio business in the Niagara region. The company provides voice and data services to a variety of government and industrial clients, including the Niagara Health System of hospitals, the Canadian Border Services Agency, and the Niagara Falls Fire Department.

      o Our subsidiaries DB Sim Holdings Ltd. and 1588102 Ontario Inc. are inactive and have no revenues or expenses.

      We acquired Wireless Age Communications Ltd. on October 8, 2002, Prime Wireless Corporation on March 13, 2003, Wireless Source Distribution Ltd. on September 19, 2003, and Marlon Distributors Ltd. on July 30, 2004. We acquired Prime Battery Products Limited on September 16, 2004, mmwave Technologies Inc. on March 4, 2005 and Knowlton Pass Electronics Inc. on July 29, 2005.

Our Headquarters and Website


      Our headquarters are located at 6200 Tomken Road, Unit A, Mississauga, Ontario, Canada. Our telephone number is (905) 696-2850. More comprehensive information about us and our products is available through our web site we maintain at http://www.thewirelessage.com. The information contained on our website and other sites linked to it is not incorporated by reference into this prospectus. More information can also be found online in our filings with the U.S Securities and Exchange Commission at www.sec.gov.



                                  RISK FACTORS

      An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement, including our financial statements and the related notes, before you purchase any of our shares of common stock. We have identified below all material risks known to us and anticipated by us at present. Unforeseen risks and uncertainties may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

                          Risks Related to our Business

WE HAVE A LIMITED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS. IF WE ARE NOT SUCCESSFUL IN MANAGING AND GROWING OUR BUSINESS, THEN THE VALUE OF YOUR INVESTMENT MAY BE HARMED.

      The size and structure of our Company changed significantly since 2002. During 2002, 2003 and 2004 we made several acquisitions. Our reports of operations since the dates of the acquisitions may not be sufficient to assess our future prospects.

      In light of the changing nature of our operations, our operating results are difficult to forecast, because they generally depend on market influences and acceptability of our products. As a result, we may be unable to adjust our expenses in a timely manner to compensate for an unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties in our attempt to concentrate our efforts in new businesses due to a variety of factors, including:

      o     Availability of all of the products we sell;

      o Availability in particular of certain cellular phones from other key products and suppliers to our retail business;

      o Cancellations or delays of major land mobile radio, PCS/Cellular or Broadband Wireless orders;

      o Reductions in consumer demand in Western Canada for our retail cellular products generally;

      o A reduction in the Average Revenue Per User (ARPU), in our cell phone business as a result of competitive factors could reduce our monthly residual payments to our retail business;

      o     General business conditions in the Canadian Wireless market;

      o     Increased costs charged by our cellular phone suppliers;

      o Cancellation of a key agreement such as with SaskTel Mobility or Manitoba Telecom Services;

      o Increased competition in the Canadian Wireless Market or reductions in the prices that we are able to charge;

      o Cancellations or delays of customer product orders, or the loss of a significant customer;

      o Reductions in general consumer demand for the types of products we sell;

      o Reductions in the average selling price for our products as a result of competitive factors;

      o Consequences of consumer acceptance and adoption of new product or service introductions, or delays in these types of introductions, by us or our competitors;

      o Increased costs charged by our suppliers or changes in the delivery of products to us; and

      o     Increased competition.

      Accordingly, our financial results in any prior fiscal period are not necessarily indicative of results for future periods.

      OUR LINES OF CREDIT MAY NOT BE SUFFICIENT TO FINANCE OPERATIONS AND WE MIGHT HAVE TO RELY ON OTHER SOURCES FOR ADDITIONAL FINANCING. IF WE ARE UNABLE TO SECURE OTHER FINANCING OR OTHER CREDIT SOURCES, OUR BUSINESS COULD BE HARMED.

      We have a line of credit of approximately $600,000 (CAD$750,000) with a Canadian bank. We believe that we have sufficient cash flow and current cash balances to permit us to continue operating our business at our current level of operations during the foreseeable future. In order to grow our business, and in particular, to provide the necessary funds to grow our recent acquisition of Knowlton Pass Electronics, Inc., we will require additional capital. In order to provide the necessary financing for the current operations of Knowlton Pass, we will require additional working capital of approximately $245,000 (CAD$300,000) during the 2005 fiscal year. In addition, we will require equipment financing of approximately $635,000 (CAD$777,000) for the first full year after acquisition. We intend to internally fund the working capital amount and will seek third party financing for equipment. If we are unable to obtain the necessary equipment financing we will not proceed with the roll out of the Knowlton Pass business as planned, and this could harm the value of your investment in our Company. The need for equipment financing is immediate.

OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY. IF WE OR OUR SUPPLIERS FAIL TO KEEP PACE WITH THESE ADVANCEMENTS, OUR BUSINESS COULD BE HARMED.

      Our business will suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. Our products and services compete on the basis of the following characteristics:

      o     performance

      o     functionality

      o     reliability

      o     pricing

      o     quality

      o     designs that can be efficiently manufactured in large volumes

      o our suppliers ability to bring new products and services to us on a timely basis, and

      o     compliance with industry standards.

      To succeed in the future, our suppliers will need to improve existing products and continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. To a great extent our success depends on the amount of research and development our suppliers carry out, much of which is self-funded. We cannot assure you that our suppliers will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive. If our suppliers fail to address one or more of these factors, there could be a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.

      Our business plan includes the rapid expansion of each of our business units. A decline in the price of or demand for wireless products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, or for other reasons, would cause our business, financial condition and results of operations to suffer. If we fail to execute our business plans in a timely and cost-effective manner, there could be a material adverse effect on our business, results of operations and financial condition with the consequence of harming the value of your investment in our Company.

OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR STRATEGY. THE FAILURE OF OUR ACQUISITION STRATEGY COULD SIGNIFICANTLY IMPAIR THE VALUE OF YOUR INVESTMENT.

      We seek to acquire companies that complement our business. We do not intend to seek stockholder approval for any such transactions unless required by applicable law or regulation. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms, or at all. If we make additional acquisitions, we also cannot be sure that any benefits anticipated from the acquisitions will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements. This growth and continued development, if it materializes, could place a significant strain on our management and employees. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train, and manage our employee base. The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties. Addressing any of these issues may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. The integration of our acquisitions to-date have been small in relation to our size and we have not experienced difficulties with these integrations. However, the recent mmwave Technologies acquisition was the largest transaction to date and the integration is on going.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY. OUR FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR MARKET SHARE AND RESULTS OF OPERATIONS.

      We face intense competition from other wireless retailers, distributors, and integrators, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering similar products to the same customers:

      o Our competitors in the Retail business are: (1) all wireless retailers that sell products of other carriers such as Rogers Wireless, Bell Mobility and Telus Mbility, (2) Jump.ca and Prairie Mobility who sell on behalf of the same carriers that we do, and (3) the carriers themselves (SaskTel and Manitoba Telephone System) who sell directly to large customers.

      o Our competitors in the Wholesale business consist primarily of other similar companies that sell a variety of radio and wireless products to Canadian dealers, such as Tessco, Alliance Corporation, White Radio and Allcan.

      o the primary competitors that our mmwave division faces are other specialty distributors such as Alliance Corporation and Cartel Communications as well as other systems integrators capable of designing and installing wireless networks, such as Cygnal Corporation.

      o Wireless Works competes primarily with incumbent and competitive local exchange carriers such as Telus, Bell Canada, and the cable companies such as Rogers and Cogeco.

      Primarily because our competitors are private entities and do not publicly report their business information, we are not certain of our market share in retail wireless markets, however based on general demographics we believe it is less than 10% in our chosen market, and less than 1% of the Canadian market overall. Some of our competitors are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in retailing and distributing wireless products. These advantages may allow our competitors:

      o to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

      o     to engage in more extensive research and development;

      o     to undertake more far-reaching marketing campaigns;

      o to be able to take advantage of acquisitions and other opportunities;

      o     to adopt more aggressive pricing policies; and

      o make more attractive offers to potential employees, strategic partners and advertisers.

      Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours. Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition.

WE DEPEND ON A FEW MANUFACTURERS TO OBTAIN OUR PRODUCTS. ANY SIGNIFICANT DELAY IN OUR ABILITY TO OBTAIN ADEQUATE QUANTITIES OF OUR PRODUCTS FROM OUR SUPPLIERS COULD CAUSE HARM TO OUR BUSINESS.

      We contract with suppliers to obtain our products and our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. We currently acquire from Bell Distribution Inc., as a single source, substantially all of our cellular products. We do not have a formal supply agreement with Bell Distribution Inc. Our supply arrangement with Bell Distribution Inc. is governed through our agreements and relationships with SaskTel Mobility and Manitoba Telecom Services, which require us to purchase our hardware from Bell Distribution Inc. If Bell Distribution Inc. cannot meet our requirements, we may have to rely on other supply sources or identify and qualify new suppliers. The lead-time required to qualify a new supplier could range from approximately one to three months. Despite efforts to do so, we may not be able to identify or qualify new suppliers in a timely manner and these new suppliers may not allocate sufficient product to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.

RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR BUSINESS. THE LOSS OF ANY EXECUTIVE OFFICERS AND KEY PERSONNEL COULD ADVERSELY AFFECT OUR MANAGEMENT AND OPERATIONS.

      Our success is largely dependent on the personal efforts of John G. Simmonds, our Chairman, Bradley J. Poulos, our President, Gary Hokkanen, our Chief Financial Officer, and the leaders of our business units, Allen Cowie (Retail), Glenn Poulos (systems integration and carrier sales), and David MacKinnon(Networks). We have employment agreements directly with Messrs. Poulos and Mr. Mackinnon. Other than these three we cannot be sure that we will retain their services, and the loss of their services could have a material adverse effect on our operations. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

      Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense, and we are further hindered in our recruiting efforts by the lack of a readily available pool of candidates in Canada, where we are currently headquartered. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to attract and retain qualified personnel could cause our business, financial condition, and results of operations to suffer.

      In late 2004 the President of our majority owned subsidiary Wireless Age Communications Ltd. resigned to pursue other interests. His duties have been assigned to Allen Cowie (previously our Vice President, Finance). We have employed Mr. Cowie for several years, however industry experience is critical to our success. With the reassignment of Mr. Cowie's duties, many of his prior financial responsibilities were delegated to Mr. Hokkanen and our recently-hired Corporate Controller.

ALL OF OUR OFFICERS SPEND A PORTION OF THEIR TIME ON DEVELOPMENT OF OTHER BUSINESSES; THIS MAY CREATE A TIME CONFLICT OF INTEREST BETWEEN THEIR OTHER EMPLOYMENT AND OUR COMPANY, WHICH COULD JEOPARDIZE FUTURE OPERATIONS

      All of our Officers currently plan to devote substantially all their time to the development of the business, but unforeseen conflicts may result in taking time away from the furtherance of our business, which would negatively impact the Company. The amount of time dedicated to the furtherance of our Business may not be enough and therefore have a negative impact upon the growth of the business because on occasion more than the scheduled hours may need to be spent on issues pertaining to our business and are not, due to other employment obligations currently held by our Officers and/or Directors.

OUR RETAIL BUSINESS DEPENDS SIGNIFICANTLY ON OUR BUSINESS RELATIONSHIPS WITH SASKTEL MOBILITY AND MANITOBA TELECOM SERVICES. Any interruption in these business relationships could MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

      We have significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services, a full service communications company in Manitoba, Canada. We receive revenue by signing our retail customers to cellular service contracts with these carriers. Approximately 35% and 20% of our overall revenue is based on the SaskTel Mobility and Manitoba Telecom Services business relationship, respectively. Our operations could be adversely affected if our business relationships with these companies are not maintained. Any interruption in these business relationships could cause our business, financial condition and results of operations to suffer.

WE ENGAGE IN BUSINESS WITH MANUFACTURERS LOCATED IN CHINA. CHANGES IN THE POLITICAL AND SOCIAL CONDITIONS IN CHINA OR CHANGES IN GOVERNMENT POLICIES REGARDING CHINA COULD MATERIALLY AND ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE OUR PRODUCTS.

      We are beginning to place a substantial amount of emphasis on manufacturing certain of our products in the People's Republic of China. This makes us subject to special considerations and significant risks not typically associated with companies manufacturing solely in North America. These issues include the risks associated with the political, economic and legal environments, among others. Our results may be affected by, among other things, changes in the political and social conditions in China and changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversion and rates and method of taxation.

      The Chinese government has implemented economic reform policies in recent years, and these reforms may be refined or changed by the government at any time. It is possible that a change in the Chinese leadership could lead to changes in economic policy. The laws and regulations applicable to our industry in China remain subject to change and could have a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.

WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY. FAILURE TO PREDICT FUTURE DEMANDS COULD HARM OUR OPERATING RESULTS.

      We carry a significant amount of inventory to service customer requirements in a timely manner. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE. THEREFORE, YOU MAY NOT BE ABLE TO SELL YOUR STOCK AT A REASONABLY FORESEEABLE PRICE.

      Our quarterly operating results may fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors, resulting in volatility for the market price for our common stock. Other factors affecting the volatility of our stock price include:

      o     future announcements concerning us or our competitors;

      o the announcement or introduction of technological innovations or new products by us or our competitors;

      o     changes in product pricing policies by us or our competitors;

      o     additions or departures of key personnel;

      o     general investor perception of our company;

      o     negative market sentiment of the wireless industry;

      o     a downturn in the economy in general; and

      o     sales of our common stock.

      These and other factors may negatively impact the market price of shares of our common stock and cause greater volatility in our stock price.

WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN IMPAIRMENT OF OUR FINANCIAL CONDITION.

      We are currently not involved in any lawsuits. Although we believe our products do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, we may become subject to infringement claims. Any such claims, with or without merit, could result in costly litigation. Any such infringement claim could have material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company. In addition, agreements regarding the purchase or sale of certain assets and businesses require us to indemnify the purchasers or buyers of such assets or businesses for any damages they may suffer if third party claims give rise to losses. We cannot guarantee that we are immune from future infringement claims.

OUR GROWTH STRATEGY MAY CAUSE DILUTION TO EXISTING SHAREHOLDERS AND MAY REDUCE THE VALUE OF YOUR INVESTMENT.

      Since September 2002, we have issued approximately 16.1 million common shares for five acquisitions representing an increase in outstanding shares of 130%. We plan to make several additional acquisitions through the issuance of equity securities over the next 12-36 months that we expect will cause significant equity dilution to existing shareholders. All of our acquisitions during 2002 and 2003 were completed utilizing our common stock and we intend to continue this strategy in the future. In addition, we expect that most of our acquisitions will require working capital financing shortly after the acquisition date in order to move the acquired company to a higher level of operations. We currently expect that these financing requirements can be met through private financing arrangements, which may include the issuance of additional equity securities. Our plans to structure these acquisition and financing strategies through issuance of our equity securities could cause a decline in the value of our common stock and result in a loss of your investment.

BECAUSE OUR STOCK TRADES ON THE OVER-THE-COUNTER-BULLETIN-BOARD, YOU MAY HAVE difficulty in selling your COMMON stock when you want and for the price you want.

      Investors may have greater difficulty in getting orders filled because it trades on the over-the-counter bulleting board rather than on a national securities market. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq or Amex listed securities.

      Our common stock trades on the Over-the-Counter-Bulletin-Board quotation system. The eligibility requirements for quotation on the Over-the-Counter Bulletin Board are currently minimal and such requirements may change in the future. If we do not meet the continued listing criteria, our stock could be delisted. The effects of delisting from the Over-the-Counter Bulletin-Board quotation system would include, among other things, the limited release of the market price of the common stock and limited liquidity for holders of our common stock. These circumstances could have an adverse effect on the trading market and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing in the future. The limitations of the Over-the-Counter-Bulletin-Board quotation system in contrast to regulated stock exchanges may also impair your ability to sell your stock when you desire to at the price you would like to sell it at. We cannot assure you that there will continue to be a liquid market for our shares of common stock or that our stock will trade at prices which are at or above the price you pay for our common stock.

      Because stocks traded on the Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want. Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there can be as few as one market maker. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for national exchange listed securities.

NO DIVIDEND IS PAID BY OUR COMPANY TO HOLDERS OF COMMON STOCK AND NO DIVIDEND IS ANTICIPATED TO BE PAID IN THE FORESEEABLE FUTURE, WHICH MAY DETER POTENTIAL INVESTORS FROM INVESTING IN ITS COMMON STOCK AND PREVENT HOLDERS OF ITS COMMON STOCK FROM SELLING THEIR SHARES IN THE FUTURE.

      We have not paid any cash or other dividends our Common Stock and do not expect to declare or pay any such cash dividends in the foreseeable future; this may prevent investors from investing in us in the future and prevent shareholders of the common stock from ever selling their shares because of the lack of buyers.

OUR EXPOSURE TO EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      Most of our business operations are in Canada and thus the majority of revenues are in Canadian dollars. However, we acquire a portion of products from United States and overseas and pay for them in US dollars. In addition our financial statements are presented in US dollars while all of our subsidiary financial statements are maintained in Canadian dollars. Accordingly, changes in currency exchange rates, the Canadian dollar and the U.S. dollar, will cause fluctuations in our reported financial results, which could be material. We do not currently hedge our foreign currency exposure. Recently due to the declining value of the US dollar vis-a-vis the Canadian dollar our gross margins have improved. However, our Canadian dollar denominated Liabilities have translated into higher equivalent US dollar amounts, have caused foreign exchange translation losses of $6,302 year-to-date at March 31, 2005. The translation of our subsidiary Canadian dollar denominated financial statements has caused a $144,645 unrealized foreign exchange gain year-to-date as at March 31, 2005. We may establish a foreign exchange hedging policy to hedge our transaction based US dollar purchases however we have no plans to do so as of the date of this Prospectus. If we do determine at a future date to establish a hedging program, there can be no assurance we will be able to implement it on commercially acceptable terms, if at all.

OUR REVENUES COULD BE ADVERSELY AFFECTED BY TAX LAW CHANGES IN CANADA WHICH COULD HARM OUR FINANCIAL CONDITION.

      Our operations in Canada are accounted in a manner that provides the company with advantageous tax relief under present federal and provincial laws. Any significant change in government corporate tax laws would be likely to have a material adverse effect on our profits or cash flow from our Canadian operations. We are not aware of any pending legislation or legislation initiative that would have a material impact on our cash flow. However, significant differences exist between the Canadian and US federal, provincial or state income tax laws, such as the deductibility of prior tax losses in change of control situations, that if were to be changed to the US tax model would adversely affect on our cash flows. In addition, an increase in Canada's goods and services sales tax rate would have an adverse impact on the cash flow of our Company which does not participate in deducting tax paid from tax collected as our Canadian subsidiaries are allowed to do.

INVESTORS WILL PAY MORE FOR OUR COMMON STOCK THAN THE PRO RATA PORTION OF THE COMPANY'S ASSETS ARE WORTH; AS A RESULT INVESTING IN THE COMMON STOCK MAY RESULT IN AN IMMEDIATE LOSS TO SHAREHOLDERS

      The offering price of per common share as determined on the date of sale, may be substantially higher than the net tangible book value per share of our common stock. Our assets may not substantiate the share price. Any premium in share price does not attempt to reflect any forward looking share price. In the event if a liquidation of our assets, it is possible that the stockholders would receive less value per share than their purchase price.

                  Other Risks that Could Affect our Share Price

VALUE OF THE STOCK MARKET AS A WHOLE COULD FLUCTUATE SIGNIFICANTLY AS IN 1987 AND 2001, AND YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK AT A FAVORABLE PRICE OR AT ALL.

      In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Wide fluctuations in the trading price or volume of our shares of common stock could be caused by many factors, including factors relating specifically to our Company and also factors relating generally to the wireless communications industry or the economy in general.

FUTURE SALES OF SUBSTANTIAL NUMBERS OF OUR SHARES OF COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES, WHICH IN TURN COULD NEGATIVELY IMPACT YOUR INVESTMENT.

      Future sales of substantial amounts of our shares of common stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our common stock prevailing from time-to-time and could impair our ability to raise capital through future sales of our equity securities. There are currently 29,121,046 shares of our common stock issued and outstanding as of the date of this Prospectus. All of the shares the selling stockholders are selling in this offering will be freely tradable following the completion of that sale without restriction under the Securities Act of 1933. A substantial number of our other shares also are freely tradable. As of the date of this Prospectus, there are approximately 0.3 million of our shares which are restricted and approximately 5.8 million shares are control securities within the meaning of Rule 144 under the Securities Act. Sales of most of these restricted and control securities can be made in compliance with the requirements of Rule 144. Under Rule 144, sellers of restricted and control securities may under certain circumstances sell an amount of their shares equal to 1% of the outstanding shares of the issuer's common stock during each rolling three month period. Assuming the holders of restricted and control securities meet all of the sale requirements of Rule 144, they could each sell up to 283,000 shares into the public market during each three month period. The sale of such shares into the public markets could adversely affect the public price of our shares.

      Certain stockholders may hold shares of our common stock in which they have unrealized gain, and these stockholders may wish, to the extent they may permissibly do so, to realize some or all of that gain by selling some or all of their shares.

      We also may issue our shares of common stock from time-to-time to raise capital or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we also may grant registration rights covering those shares in connection with any such acquisitions and investments.

OUR COMMON STOCK IS SUBJECT TO THE SEC'S "PENNY STOCK" REGULATION. YOU MAY ENCOUNTER DIFFICULTY SELLING YOUR COMMON STOCK AND SELLING IT FOR THE PRICE YOU WANT.

      For transactions covered by the SEC'S "Penny Stock" regulation, broker-dealers must make a special suitability determination for the purchase of the securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules generally require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell shares of our common stock and may affect the ability of holders to sell our common stock in the secondary market, and the price at which a holder can sell our common stock.

BECAUSE CERTAIN STATES REQUIRE US TO SEEK A QUALIFICATION FOR OUR SHAREHOLDERS TO BE ABLE TO RESELL THEIR SHARES IN ANY PUBLIC MARKET THAT DEVELOPS, SHAREHOLDERS MAY BE PREVENTED FROM SELLING THEIR SHARES IN THE OPEN MARKET TO RESIDENTS OF THESE STATES IF THIS QUALIFICATION IS NOT OBTAINED.

      We have obtained qualification for secondary trading by obtaining a listing in Standard and Poor's. This will qualify our securities for trading in the following states: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming.

      We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders. This may inhibit our shareholders ability to resell their shares if a public market does develop for our stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for third generation products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to Wireless Age's management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that Wireless Age or management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," "could," or "would" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature areforward looking statements. The actual results of Wireless Age may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

      Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB.


                              ABOUT THIS PROSPECTUS

      We have filed with the Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.


                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale pursuant to this prospectus of shares of our common stock by selling stockholders.

                         DETERMINATION OF OFFERING PRICE

      The shares of Common Stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.


                                    DILUTION

      As of the date of this Prospectus, we have 29,121,046 shares of our common stock issued and outstanding. In addition, we have outstanding warrants exercisable to purchase 150,000 shares of our common stock. To the extent such options or warrants are exercised, there will be dilution to the currently outstanding shares of common stock. In addition, our acquisition strategy contemplates that we will issue restricted shares of our common stock that will cause further dilution. In the event that any financing be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.


                              SELLING STOCKHOLDERS

      Up to 1,425,778 shares are being offered by certain selling stockholders pursuant to this prospectus. These represent some or all of the shares owned by the selling stockholders named below. If all of the shares that may be offered pursuant to this Prospectus are sold, such selling stockholders will no longer own any of our shares.

      The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each selling stockholder's beneficial ownership of our shares. We do not know which, if any, of the stockholders named below will actually sell shares pursuant to this Prospectus.

      For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

      Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. The percentage of shares beneficially owned has been calculated on the basis of the 29,121,046 shares of our common stock that were outstanding as of the date of the date of this Prospectus.

                                             Percent       Number of                    Shares
                                             Shares         of all        Shares     beneficially
   Name and Address of Selling            beneficially    outstanding      being      owned after
           Stockholder                       owned          Shares        offered      offering
   ---------------------------            ------------    -----------     -------    ------------
Jocelyn Hutchinson (1)
2915 Hill Avenue, Regina
Saskatchewan, Canada S4S 0V9                      224           *             224             0

Erican Construction Limited (1)(2)
3719 Wetmore Crescent, Regina
Saskatchewan, Canada S4V 2B7                    5,600           *           5,600             0

Dennis Katchuk (1)
54 Aitken Crescent, Regina
Saskatchewan, Canada S4R 5W7                      448           *             448             0

David Klymchuk (1)
2826 Helmsing Street, Regina
Saskatchewan, Canada, S4R 1A1                   2,240           *           2,240             0

Debbie Klymchuk (1)
2826 Helmsing Street, Regina
Saskatchewan, Canada S4V 0W8                    1,120           *           1,120             0

Jennie Koloziezak (1)
6618 Liggett Bay, Regina
Saskatchewan, Canada S4X 2G6                      224           *             224             0

Fred Sazynski (1)
6942 Maple Brook Crescent, Regina
Saskatchewan, Canada S4X 4J2                      224           *             224             0

Anthony Winder (1)
182 Read Ave. Regina
Saskatchewan, Canada, S4T 6P9                     448           *             448             0

L & M Specialties, Inc. (3)
7468 Via de Fortuna
Carlsbad, CA 92009                            225,000           *         225,000             0

Tony Cutruzzola, (4)
153 Brentwood Road North
Toronto, ON M8X 2C8                            25,000           *          25,000             0

Lucy Cutruzzola, (4)
153 Brentwood Road North
Toronto, ON M8X 2C8                            25,000           *          25,000             0

Teresa Cutruzzola, (4)
153 Brentwood Road North
Toronto, ON M8X 2C8                            10,000           *          10,000             0

Joseph Cutruzzola, (4)
153 Brentwood Road North
Toronto, ON M8X 2C8                            10,000           *          10,000             0

2066292 Ontario Ltd., (4)
153 Brentwood Road North
Toronto, ON M8X 2C8                           380,000           *          20,000             0

Sylvain Lafreniere Holdings Inc. (5)
65 Shearer Cres.
Kanata, ON K2L 3N3                          1,080,000        3.8%         405,000             0

Sylvain Lafreniere (5)
65 Shearer Cres.
Kanata, ON K2L 3N3                            270,000           *         270,000             0

Rosemary Gilbert (6)
38 St. Paul's Road
Knowlton, QC J0E 1V0                          114,750           *         114,750             0

Joshua MacKinnon (7)
1503 County Rd. #2
Mallorytown, ON K0E 1R0                        81,000           *          81,000             0

James S. Hardy (8)
352 Maplegrove DR.
Oakville, ON L6J 4V5                          229,500           *         229,500             0

TOTAL SHARES REGISTERED                                                 1,425,778

* Indicates less than 1.0%.


(1) Former employee minority shareholders of Wireless Canada (the "Former Minority Shareholders") from whom we acquired 4,700 shares of Wireless Canada common stock by issuing a total of 10,528 shares of our common stock. As part of our agreement with the Former Minority Shareholders we agreed to register such shares in this registration statement.

(2) The natural person who exercises voting, investment and power of disposition over Company securities held of record by Erican Construction Ltd., is Eric Blaschke. Mr. Blaschke is not affiliated with our Company.

(3) The natural persons who exercise voting, investment and power of disposition over Company securities held of record by L&M Specialties, Inc. are Lawrence Schaffer and Michael Schaffer.

(4) These shareholders received a total of 450,000 shares on March 4, 2005, from the former shareholders of mmwave Technologies Inc. (Former mmwave Shareholders) as a consulting fee for services rendered in the sale of mmwave to the Company. Tony Cutruzzola and Lucy are spouses and Teresa and Joseph Cutruzzola are their children. Tony and Lucy Cutruzzola control 2066292 Ontario Ltd. Tony Cutruzzola is the natural person who exercises voting, investment and power of disposition over Company securities of record held by 2066292 Ontario Ltd. Pursuant to the Share Purchase Agreement between the Former mmwave Shareholders and the Company we are obligated to register in this registration statement a total of 90,000 held by these shareholders.

(5) Sylvain Lafreniere Holdings Inc. and Sylvain Lafreniere obtained a total of 1,350,000 shares on March 4, 2005 from the Company in exchange for their shareholdings of mmwave Technologies Inc. Sylvain Lafreniere is the natural person who exercises voting, investment and power of disposition over Company securities of record held by Sylvain Lafreniere Holdings Inc. Pursuant to the Share Purchase Agreement between the Former mmwave Shareholders and the Company we are obligated to register in this registration statement 405,000 shares held by Sylvain Lafreniere Holdings Inc. and 270,000 shares held directly by Sylvain Lafreniere.

(6) Rosemary Gilbert obtained 114,750 shares on July 29, 2005 from the Company in exchange for her shares of Knowlton Pass Electronics Inc. Rosemary Gilbert is the spouse of David MacKinnon the Company's Chief Technology Officer. Pursuant to the July 26, 2004, Loan and Option Agreement between Knowlton Pass Electronics Inc. and the Company we are obligated to register these shares in this registration statement.

(7) Joshua MacKinnon obtained 81,000 shares on July 29, 2005 from the Company in exchange for her shareholdings of Knowlton Pass Electronics Inc. Joshua MacKinnon is the son of David MacKinnon the Company's Chief Technology Officer and is also a technical level manager of Knowlton Pass. Pursuant to the July 26, 2004, Loan and Option Agreement between Knowlton Pass Electronics Inc. and the Company we are obligated to register these shares in this registration statement.

(8) James S. Hardy obtained 229,500 shares on July 29, 2005 from the Company in exchange for his shares of Knowlton Pass Electronics Inc. Pursuant to the July 26, 2004, Loan and Option Agreement between Knowlton Pass Electronics Inc. and the Company we are obligated to register these shares in this registration statement.


                              PLAN OF DISTRIBUTION

      The selling stockholders, their pledgees, donees, transferees or other successors in interest, may from time-to-time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling stockholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling stockholders will determine the specific offering price of the shares from time-to-time that, at that time, may be higher or lower than the market price of our common stock on the Over-the-Counter Bulletin Board. Usual and customary brokerage fees will be paid by each selling stockholder.

      Each Selling Shareholder purchased the securities registered hereunder either in the ordinary course of business of the Company or acquired the securities in exchange for their business purchased by the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no selling shareholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      No selling stockholders are broker-dealers or affiliates of broker-dealers.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

      The method by which the selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

      o sales on the Over-the-Counter Bulletin Board or other securities quotation system or exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

      o     sales in privately negotiated transactions;

      o     sales for their own account pursuant to this prospectus;

      o through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

      o cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

      o purchases by broker-dealers who then resell the shares for their own account;

      o     brokerage transactions in which a broker solicits purchasers;

      o     any combination of these methods of sale; and

      o     any other method permitted pursuant to applicable law.

      Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon the company being notified by a selling stockholder that a donee or pledge intends to sell more than 500 shares, a supplement to this prospectus will be filed.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling stockholders.

      The selling stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

      Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the selling stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by selling stockholders. The foregoing may affect the marketability of the common stock offered hereby.

      There can be no assurance that any selling stockholders will sell any or all of the common stock pursuant to this prospectus.


                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Wuersch & Gering LLP.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS

The following table presents information with respect to our directors as of the date of this Prospectus:

Name                               Age         Position
----                               ---         --------
John G. Simmonds                    54         Chairman of the Board
Bradley J. Poulos                   45         Director, President and CEO
Kenneth Adelberg                    52         Director (1) (3)
Stephen Dulmage                     62         Director (1)
Brian Usher-Jones                   58         Director (1) (2) (3)

(1) Independent Director and Member of the Audit Committee.

(2) Audit Committee Financial Expert

(3) Member of Compensation Committee

                  BIOGRAPHICAL INFORMATION REGARDING DIRECTORS

John G. Simmonds, Chairman. Mr. Simmonds served as Chief Executive Officer and Chairman of the Board of Directors of Wireless Age Communications, Inc. from March 13, 2003 until August 31, 2005, at which time he resigned his position as Chief Executive Officer and assumed the position of Chairman solely. Mr. Simmonds has 35 years of experience in the communications sector. He has extensive experience in building teams, operating systems, and distribution networks. Mr. Simmonds has particular experience with developing distribution networks for Midland TM LMR products worldwide, an asset now owned by Wireless Age Communications, Inc., through its wholly owned subsidiary, Prime Wireless Corporation. Mr. Simmonds was integral in developing the Midland TM brand worldwide following an initial product launch in Canada during the late 1970's through his family business A.C. Simmonds & Sons Ltd. and later followed by the successful acquisition of Midland International Corporation from Western Auto, a subsidiary of Sears, in 1993. In September 2004, Mr. Simmonds was appointed as Chief Executive Officer and Director of, Azonic Corporation. Wireless Age Communications, Inc. intends to align itself with Azonic Corporation for purposes of, among other things, marketing, distribution and management assistance. In addition, since 1998, Mr. Simmonds has served as the Chief Executive Officer, Chairman and Director of TrackPower (OTCBB: TPWR). TrackPower is a corporation whose current business plan and activities are designed around the equine racing and wagering industries. Mr. Simmonds has also been involved with several other companies. Mr. Simmonds served as Chief Executive Officer, Chairman and Director of Phantom Fiber Corporation (OTCBB: PHMF), formerly Pivotal Self-Service Technologies, Inc. and resigned in June of 2004. In 1991, Mr. Simmonds founded Simmonds Capital Limited (formerly Simmonds Communications Limited) a merchant banking company with an active role in certain strategic investments. Simmonds Capital was a Toronto Stock Exchange listed company. In the communications and wireless businesses Mr. Simmonds held various executive and board positions: Glenayre Technologies, Inc. (NasdaqNM: GEMS:), where he served as director from 1987-1989 and again in 1991; Midland USA/Canada, where he served as CEO from 1993 to 1996; INTEK Global Corporation (formerly Intek Diversified Corp.), IDCC, a Nasdaq-listed (small cap company) where he served as Director and Chief Executive Officer from 1994 to 1996 and continued to serve as a director until 1998. In 1989, Mr. Simmonds purchased the first of many golf courses, Cherry Downs, a private 18-hole golf course located just north of Toronto, Canada. Cherry Downs was later sold into a public company, which became Clublink Corporation (TO: LNK) and today is the largest golf course operation in Canada.

Bradley J. Poulos, President, Chief Executive Officer and Director. Mr. Poulos served as the President of Wireless Age subsidiary mmwave Technologies Inc. from 1998 to 2005 and moved into his current position upon the acquisition of mmwave in March of 2005. Located in Mississauga (Toronto), Canada, Brad oversees the operation of the company on a day-to-day basis. Mr. Poulos has 20 years experience in the telecommunications industry including 15 years at Telesat Canada where he held progressively senior positions - in both technical and marketing roles. At the time of his departure to join mmwave he was responsible for sales and marketing for Telesat's voice and data business. He has extensive experience in the operation, design and building of wireless networks of all kinds. Mr. Poulos earned an Electronics Engineering Technologist Diploma (DeVry) in 1983 and a Master of Business Administration from the Ivey School of Business (University of Western Ontario) in 1996.

Kenneth Adelberg, Director. Mr. Adelberg has been one of the Company's directors since 2003. Mr. Adelberg has served as President and Chief Executive Officer of HiFi House Group of Companies, a privately-held company based in Broomall, Pennsylvania, since 1987. Mr. Adelberg was a founding stockholder of US Wats, Inc., a publicly-traded company specializing in business telecommunications services, located in Bala Cynwyd, Pennsylvania, which was established in 1989. Mr. Adelberg is a founding stockholder and director of Republic Bank, Philadelphia, Pennsylvania, a publicly-traded bank which has been in operation since 1989. Mr. Adelberg is also a director of Trackpower, Inc. Mr. Adelberg holds Bachelor of Science degrees in Biophysics and Physiological Psychology from Pennsylvania State University and attended the MBA program at Drexel University, Philadelphia, Pennsylvania. Mr. Adelberg serves as a member of the Board of Directors' Audit and Compensation Committees.

Stephen Dulmage, Director. Mr. Dulmage has served as a director of the Company since his election at the Company's 2004 annual meeting on June 22, 2004. He currently serves as the Chief Financial Officer of African Gold Group, Inc., a Toronto Stock Exchange Venture Exchange listed company. Prior to such service, Mr. Dulmage served as a self employed business consultant from January 2003 through April 2003, as a sales agent of the Equigenesis Corporation from December 1999 through December 2002, and as a sales agent for Mantum Corporation from November 1996 - December 1999. Mr. Dulmage earned a Bachelor of Arts degree at McMaster University in 1964. Mr. Dulmage is a C.A. (Chartered Accountant) and is a member of the Canadian Institute of Chartered Accountants, (Price Waterhouse from 1964 through 1967). Mr. Dulmage is a director of Travellers Mall.com Inc. - a TSX-Venture Exchange listed company, from 2000-2004.

Brian Usher-Jones, Director. Mr. Usher-Jones has served as a Director of the Company since May 8, 2003. He has been a merchant banker since 1995 and was the former President of MB Capital Corporation and Thomson Kernaghan Co. Ltd., an investment banking firm in Toronto, Ontario. Mr. Usher-Jones attained a Bachelor of Commerce degree from Concordia University in 1969. Mr. Usher-Jones is also a C.A. (Chartered Accountant) and is a member of the Canadian Institute of Chartered Accountants (1970). Mr. Usher-Jones currently serves as a director of various public companies including Xplore Technologies Corp., Calvalley Petroleum Inc. and Oromonte Resources Inc. Brian Usher-Jones, an independent director serving on the Audit Committee, is an "audit committee financial expert," as such term is defined under the regulations promulgated by the Securities and Exchange Commission. Under such regulations, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and the Board of Directors in the absence of such designation or identification nor does the designation or identification of a person as an audit committee financial expert affect the duties, obligations or liability of any other member of the audit committee or Board of Directors. Mr. Usher-Jones also serves as a member of the Board of Directors Compensation Committee.

              BIOGRAPHICAL INFORMATION REGARDING EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers, as of the date of this Prospectus.

           Name                   Age      Position
           ----                   ---      --------
           Bradley J. Poulos      45       President and CEO
           Gary Hokkanen          49       Chief Financial Officer
           David MacKinnon        54       Chief Technology Officer
           Carrie Weiler          46       Corporate Secretary

Bradley J. Poulos, President and CEO, and Director. See "Biographical Information Regarding Directors" above for information regarding Mr. Poulos.

Gary N. Hokkanen, Chief Financial Officer. Mr. Hokkanen has served as the Company's CFO since May 29, 2003. Mr. Hokkanen is an executive level financial manager with over 6 years experience in public company financial management. Mr. Hokkanen holds a Bachelor of Arts degree from the University of Toronto and is a CMA (Certified Management Accountant) and a member of the Society of Management Accountants, Ontario. From January 2001 to April 2003 Mr. Hokkanen was CFO of IRMG Inc., a Toronto based financial management consulting firm. Mr. Hokkanen served as CFO of Simmonds Capital Limited from July 1998 to January 2001 and served as CFO of Trackpower Inc. from February 1998 to June 2001. For the period April 1996 to July 1998, Mr. Hokkanen served as Treasurer of Simmonds Capital Limited. On October 15, 2004 Mr. Hokkanen was appointed CFO of Azonic Corporation and continues to serve in such capacity.

David MacKinnon, Chief Technology Officer, Mr. MacKinnon has served as the Company's CTO since August 18, 2005. Mr. MacKinnon has experience in wireless communications systems, business development and management. Since May of 2004 Mr. MacKinnon has been employed by both the Company and Azonic Corporation, providing strategic guidance to these entities regarding technical matters and potential acquisitions. Since April of 2004 he has also been President and a member of the Board of Directors of Knowlton Pass Electronics Inc. ("Knowlton Pass"), an entity recently acquired by one of the Company's wholly owned subsidiaries, Marlon Distributors Ltd. ("Marlon"). From 1995 until May of 2004, Mr. MacKinnon was employed as the Chairman of Selmah House, Ltd., a private company involved in the business of technology consulting, financial services and investments. Mr. MacKinnon graduated in 1971 from St. Mary's University in Halifax, Nova Scotia.

Carrie J. Weiler, Corporate Secretary. Ms. Weiler was appointed Secretary of the Company on May 29, 2003. Ms. Weiler also provides services to the Simmonds Capital Limited group of companies which she joined in 1979. She has served as Vice President of Corporate Development for Simmonds Capital Limited and its divisions since 1994 and she has served as Corporate Secretary of TrackPower, Inc. since 1998. On October 15, 2004 Ms. Weiler was appointed Corporate Secretary of Azonic Corporation and continues to serve in such capacity.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this Prospectus by (i) each director of the Company, (ii) each of the Company's officers named in the Summary Compensation Table (collectively, the "Named Executive Officers"), (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

                                      Amount and Nature of
                                      Beneficial Ownership
   Name and Address of                               Options/
     Beneficial Owner                Shares         Warrants (1)        Total (1)          Percent (1)
---------------------------       -----------       ------------      ------------         -----------
Dallas Robinson (2)                   228,199                0            228,199                  *
Kenneth Adelberg                      650,000           50,000            700,000               2.4%
Stephen Dulmage                             0                0                  0                  *
Gary Hokkanen                               0                0                  0                  *
David MacKinnon                       114,750                0            114,750                  *
Bradley J. Poulos (3)               1,350,000                0          1,350,000               4.7%
Glenn J. Poulos (4)                 1,350,000                0          1,350,000               4.7%
John Simmonds                       1,433,854           50,000          1,483,854               5.1%
Brian Usher-Jones                     887,500           50,000            937,500               3.2%
Carrie Weiler                               0                0                  0                  *

Segal, Talarico, Habib,
  Molot LLP (5)                     4,500,000                0          4,500,000              15.5%

All executive officers
and directors as a
group (9 persons)(6)                5,786,104          150,000          5,936,104              20.3%

(1) Includes options and warrants exercisable as of the date hereof or within 60 days hereafter. Holdings of less than 1% are indicated by "*". Based upon 29,121,046 shares issued and outstanding as of November 25, 2005, (excluding any shares issuable under options or warrants, except with respect to the beneficial holder thereof as indicated in the table above). All such warrants became exercisable October 15, 2003 and are exercisable for the purchase of Common Stock until expiration on October 15, 2006, at an exercise price of $2.00 per share.


(2) Mr. Robinson served as CEO of the Company from October 2002 until March 2003. Mr. Robinson has not served as an officer or director of the Company since March 2003. Mr. Robinson resigned as an employee in October 2004. Dallas Robinson previously served as an officer and director of our subsidiary Wireless Age Communications Ltd. (Wireless Canada). On October 1, 2004, we entered into a Memorandum of Agreement under which Mr. Robinson resigned and we acquired Mr. Robinson's minority interest position by issuing 179,151 of our common shares to 617350 Saskatchewan Ltd., a company solely owned by Mr. Robinson. Part of our Memorandum of Agreement with Mr. Robinson required us to register the 179,151 shares issued to 617350 Saskatchewan Ltd. In addition, also pursuant to the October 1, 2004 Memorandum of Agreement, we agreed to register a further 120,849 shares of our common stock issued to Mr. Robinson in consideration of our acquisition of our subsidiary Wireless Source. The natural persons who exercise voting, investment and power of disposition over Company securities held of record by 617350 Saskatchewan Ltd., are Dallas Robinson and Zelda Davidson. The aggregate of all shares of Company common stock owned by Mr. Robinson and 617350 Saskatchewan Ltd. is 228,199 shares representing less than 1% of our outstanding Company common stock.

(3) On March 4, 2005, the Company executed a Share Exchange Agreement with the shareholders (collectively, the "Vendors") of mmwave Technologies Inc., a Canadian corporation ("mmwave"). In connection with the mmwave acquisition by the Issuer and pursuant to the terms of a Support Agreement executed March 4, 2005 among the Vendors, the Issuer and 1588102 Ontario Inc., an Ontario corporation ("Exchangeco"), a special purpose subsidiary of the Issuer, the Vendors were issued 4,500,000 Class B Non Voting Exchangeable Shares (the "Exchangeable Shares") of Exchangeco. The Exchangeable Shares are also subject to the terms and conditions of a Voting and Exchange Agency Agreement (the "Agency Agreement") executed on March 4, 2005 among the Issuer, Exchangeco and Segal, Talarico, Habib, Molot LLP, a limited liability partnership formed under the laws of the Province of Ontario (the "Agent") as escrow and voting agent for the holders of the Exchangeable Shares. Pursuant to the terms of the Support Agreement and the Agency Agreement, the Agent was issued 4,500,000 shares of Wireless Age Communications, Inc. Common Stock, par value $.001 per share (the "Escrow Shares"), to hold in escrow as agent pending the exercise of exchange rights of the Exchangeable Shares or other disposition of the Exchangeable Shares. Mr. Poulos is one of the Vendors and is the owner of 270,000 Exchangeable Shares and correspondingly is the indirect beneficial owner of 270,000 Escrow Shares held by the Agent for the benefit of Mr. Poulos. Mr. Poulos is also the beneficial owner of Brad Poulos Holdings Inc. ("Holdings") which owns 1,080,000 Exchangeable Shares and correspondingly is the indirect beneficial owner of 1,080,000 Escrow Shares held by the Agent for the benefit of Holdings, as to which Mr. Poulos could be deemed to have beneficial ownership of such Escrow Shares indirectly owned by Holdings.

(4) Glenn J. Poulos is an officer (President) of mmwave.

(5) These 4,500,000 shares are held as escrow agent.

(6) Officers and Directors as a group include Kenneth Adelberg, Stephen Dulmage, Gary Hokkanen, Bradley J. Poulos, Glenn J. Poulos (President of mmwave), David MacKinnon, John Simmonds, Brian Usher- Jones, and Carrie Weiler.

                             DESCRIPTION OF BUSINESS

Business Development

      We were incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, we changed its name to Wireless Age Communications, Inc.

Our Business

Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to carriers, wholesalers, distributors, retailers and end-users in Western Canada. Our current products and services include phone and data devices and accessories, land mobile, microwave and PCS/Cellular radio equipment, components and test equipment used by operators and manufacturers of wireless equipment, and power and battery supplies. We operate 10 retail stores, have sales offices in 13 locations across Canada, and three warehouses, along with a service department. We have significant business relationships with every major wireless telecommunication carrier in Canada. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allow us to bundle a full spectrum of products at the carrier, distributor, wholesaler and retail level across Canada. We conduct our business through the following subsidiaries:

      o     Prime Wireless Corporation

      o     Marlon Distributors Ltd.

      o     Prime Battery Products Limited

      o     Wireless Source Distribution Ltd.

      o     Wireless Age Communications Ltd. (99.7% ownership)

      o     DB Sim Holdings Ltd.

      o     1588102 Ontario Inc.

      o     mmwave Technologies Inc.

      o     Knowlton Pass Electronics Inc.


The following chart illustrates our corporate structure:

----------------------------------------------------------------------------------------------
                            Wireless Age Communications, Inc.
                                         (Nevada)
----------------------------------------------------------------------------------------------
   |        |          |             |                    |              |            |
   |        |          |             |                    |              |            |
   |        |100%      |             |100%                |              |100%        |
   |        |          |             |                    |              |            |
   |        |          |             |                    |              |            |
   |   -------------   |     ---------------              |       -------------       |
   |      DB Sim       |     1588102 Ontario              |           Marlon          |
   |   Holdings Ltd.   |           Inc.                   |        Distributors       |
   |   -------------   |     ---------------              |            Ltd.           |
   |        |          |        |        |                |       -------------       |
   |        |          |        |        |                |              |            |
58%|        |41%       |50%     |50%     |100%            |100%          |100%        |100%
   |        |          |        |        |                |              |            |
   |        |          |        |        |                |              |            |
 --------------   ---------------  --------------  --------------  ------------  -------------
  Wireless Age    Wireless Source      mmwave      Prime Wireless  Knowlton Pass     Prime
 Communications    Distribution         Tech-        Corporation   Electronics      Battery
      Ltd.            Ltd.            nologies                        Inc.          Products
 (Saskatchewan)                         Inc.                                          Ltd.
 --------------   ---------------  --------------  --------------  ------------  -------------

Our Subsidiaries conduct the following business operations:

      o Wireless Age Communications Ltd. is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada.

      o Wireless Source Distributions Ltd. has two operating divisions; (1) iMobile which distributes prepaid cellular phone cards in Saskatchewan and various cellular and land mobile radio accessories in Western Canada, and (2) A. C. Simmonds & Sons which distributes battery and flashlight products in Canada.

      o Prime Wireless Corporation is the Exclusive Representative of Vertex Standard U.S.A. Inc. in Canada. Vertex Standard manufactures land mobile radio products and accessories. Prime Wireless Corporation earns sales commissions from direct shipment from Vertex Standard in the United States of America to Canadian wholesale and retail distributors.

      o Marlon Distributors Ltd. distributes wireless communications products, including two way radios, antennas and accessories, primarily in the provinces of British Columbia and Alberta, Canada.

      o Prime Battery Products Limited is the master distributor/representative of Shenzhen Konnoc Battery Industrial Co. Ltd. in Canada and the United States. Prime Battery Products Limited distributes battery and flashlight products in North America and also earns royalties from battery sales by A.C. Simmonds & Sons division of Wireless Source Distribution Ltd.

      o mmwave Technologies Inc. ("mmwave") is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets
            - primarily in the manufacturing and service provider segments of the communications industry.

      o Knowlton Pass Electronics Inc. ("Knowlton Pass") Knowlton Pass operates under the trade name Wireless Works, and is active in the broadband wireless and Land Mobile Radio business in the Niagara region. The company provides voice and data services to a variety of government and industrial clients, including the Niagara Health System of hospitals, the Canadian Border Services Agency, and the Niagara Falls Fire Department.

      o Our subsidiaries DB Sim Holdings Ltd. and 1588102 Ontario Inc. are inactive and have no revenues or expenses.

      We acquired Wireless Age Communications Ltd. on October 8, 2002, Prime Wireless Corporation on March 13, 2003, Wireless Source Distribution Ltd. on September 19, 2003, and Marlon Distributors Ltd. on July 30, 2004. We acquired Prime Battery Products Limited on September 16, 2004, mmwave Technologies Inc. on March 4, 2005 and Knowlton Pass Electronics Inc. on July 29, 2005.

Our Headquarters and Website

      Our headquarters are located at 6200 Tomken Road, Unit A, Mississauga, Ontario, Canada, L5T 1X7. Our telephone number is (905)696-2850. More comprehensive information about us and our products is available through our web site we maintain at http://www.thewirelessage.com. The information contained on our website and other sites linked to it is not incorporated by reference into this prospectus.
More information can also be found online in our filings with the U.S Securities and Exchange Commission at www.sec.gov.

Our Industries

The Wireless Industry

The wireless industry is characterized by changing technology and the rapid widespread adoption of such technology. From being a luxury utilized by only a small percentage of the population one generation ago, wireless technologies have now come to be widespread in Canada and the United States, as well as elsewhere. This expansion in the numbers of users has advanced alongside radical improvements in the quality of wireless products available, and a remarkable drop in their cost.

Recently though, the exponential growth of the industry in North America has begun to slow. This trend is widely seen as continuing throughout the decade. The Company's industry expectations are that the growth rate in the wireless subscriber market will fall.

With the relatively recently achieved popularity of wireless technology, public awareness of the actual or perceived draw-backs of wireless technology has increased. The news media has reported incidents of automobile accidents allegedly caused by the use of mobile telephone while driving. Radio frequency emissions from wireless devices have linked to various health concerns, including cancer, and it has been reported that they may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of radio frequency emissions from wireless devices could adversely affect our business through a decline in sales in wireless services.

Furthermore, the wireless industry and the public use of its goods and services is subject to national and either state or provincial regulations in the United States and Canada. It is difficult to predict the direction new regulation of the industry may take in the future.

Land Mobile Radio Industry

Land Mobile Radio ("LMR") two-way radio communications consist of a broad array of users:

      o     Public Safety: police, fire, and emergency medical personnel;

      o Businesses: hotels, airports, farms, car services, construction firms; and

      o     Government Agencies.

LMR systems are typically configured for hand-held use and/or vehicular mobile use. LMR systems are generally designed to meet an organization's specific communication requirements. The cost of a system varies widely. Typically, there are no recurring airtime usage charges as is typically the case with wireless telephone subscription communications. Accordingly, LMR users often factor airtime cost considerations into determinations whether to purchase an LMR system or rely on commercially available wireless communications systems. The average useful life for an LMR system is 8 years for a portable radio and 11 years for a mobile.

LMR systems are among the oldest and continuously widely used form of wireless dispatch communications. Advances in technology in recent years have generally decreased the cost of LMR products and increased its usage base.

In recent years LMR has been characterized by relatively slow growth. This growth rate is a reflection of several factors:

o     LMR is generally considered a mature industry;

o some LMR users are in mature industry segments that are themselves experiencing slow growth rates; and

o growth has been impaired by the lack of available radio spectrum, which has prevented existing users from expanding their systems and hampered efforts of many potential new users from obtaining licenses for new systems.

As a result of the lack of available spectrum, the FCC has mandated that new LMR equipment in the United States utilize technology that is more spectrum-efficient. This effectively requires LMR users to migrate to digital systems. Responding to the mandate, our principal supplier, Vertex Standard, provides an industry standard digital LMR device that meets the FCC requirements. Although the FCC does not require public safety agencies to purchase supplier specific equipment, compliance with the standard is increasingly becoming a key consideration for government and public safety purchasers. Accordingly, we anticipate that these demands for Vertex Standard equipment will fuel some LMR market growth in Canada as users upgrade equipment to comply with the FCC mandate in the United States.

Several LMR manufacturers have recommended a specified industry standard for digital LMR devices that would meet the FCC requirements and provide solutions to several problems experienced primarily by public safety users. The primary objectives of the standard are to i) allow effective and reliable communication among users of compliant equipment, regardless of its manufacturer, ii) maximize radio spectrum efficiency, and iii) promote competition among LMR providers through an open system architecture.

Although the FCC does not require public safety agencies to purchase the proposed standard compliant equipment or otherwise adopt the standard, compliance with the standard is increasingly becoming the key consideration for government and public safety purchasers. The open architecture of the proposed standard may eliminate the ability of one or more major companies to lockout competitors. Previously, because of proprietary aspects of conventional analog LMR systems, customers were effectively precluded from purchasing competing LMR products. The proposed standard may provide an environment under which users will have a wider choice among LMR suppliers, including the Vertex Standard products distributed by our Company.

The Battery Industry

The power storage and power portability that batteries provide make them an essential component of the modern consumer society found in the United States and Canada. Demand for batteries has increased along with usefulness. Many battery-using products which were either rare or did not exist 20 years ago are now commonplace, including portable computers, computer memory preservation, mobile telephones and portable video cameras. A significant amount of energy is currently being simultaneously expended in the scientific and business communities on both increasing the number of consumer products which may rely on batteries, and in improving the quality and durability of batteries. Such technological developments will impact our business.

Please note: this Registration Statement includes market and industry data and forecasts that we obtained from industry publications and surveys, news media and management's knowledge of the industries in which we operate. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

Competition

The markets for distributing wireless phones and accessories and for integrated supply chain and logistics services are intensely competitive. We compete, and expect that we will continue to compete, for sales of wireless phones, accessories and data equipment with several wireless communications device distributors and manufacturers. We compete principally on the bases of price, inventory availability, delivery time, trade credit terms and service. We also compete principally on the bases of service quality and price for supply availability. Our competitors are primarily retail purchasers. Our direct competitors include:

      o In Saskatchewan: (1) all wireless retailer that are clients of other carriers such as AT&T Wireless and Telus Mobility, (2) Jump.ca and Prairie Mobility who use the same carrier as us, and (3) SaskTel Corporate who sell directly to large customers.

      o In Manitoba: (1) IDC Communications, (2) Elite Communications, (3) Advance Electronics, (4) 4L Communications, and (5) MTS Corporate who sell directly to large customers.

In the future, we may increasingly compete with wireless communications device manufacturers that decide to provide their products directly to wireless network operators. Also, new competitors may enter our industry. The products that we distribute could have reduced consumer demand if companies that compete with our suppliers manufacture products that are, because of more favorable pricing or other reasons, more desired by consumers. Many of our current competitors have, and many of our future competitors will likely have, more name recognition and greater financial and other resources than us. Our ability to successfully compete will largely depend on our ability to continually anticipate and respond to competitive factors affecting our industry, including changing outsourcing requirements, new products, changes in consumer preferences, demographic trends, international, regional and local economic and financial conditions and our competitors' discount pricing and promotional programs. As the wireless communications markets continue to mature, and as we seek to enter into additional markets and offer new products, we expect that the competition that we face will intensify. We believe that our various competitive strengths, principally including our local presence throughout Western Canada, our developed market expertise and our effective management of capital, will enable us to compete successfully in the markets in which we operate, as well as to expand our business into new geographic and product areas.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following is management's discussion and analysis of the annual and interim financial results, liquidity and capital resources as well as accounting policies and other key items related to our business and performance. Our objective is to provide investors and readers with an understanding of the key variables and other qualitative and quantitative factors that are unique to our business and that management focuses on in evaluating and measuring our financial performance and financial condition. We will discuss and analyze significant known trends, demands, commitments, events and uncertainties that we believe are important to an understanding of our business. In addition, we will provide a comparative discussion and analysis of our consolidated operating results and a similar discussion of our business segment results and sales to geographic markets. This section should be read in conjunction with our audited Consolidated Financial Statements and related notes in the "Financial Statements" section of our 2003 Annual Report on Form 10-KSB and 2004 Annual Report on Form 10-KSB as well as our unaudited interim Consolidated Financial Statements and related notes in the "Financial Statements" of our Quarterly Report on Form 10-QSB for the three and six month period ended June 30, 2005. All references to per share amounts reflect fully diluted per share amounts. Certain prior year amounts included in this section have been reclassified to conform to the current year presentation.

Overview

      We operate our business through several subsidiaries. Our subsidiary Wireless Age Communications Ltd., which we refer to as "Wireless Canada", is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada. In addition, we operate wholesale/distribution businesses through our wholly owned subsidiaries Wireless Source Distribution Ltd., that we refer to as "Wireless Source", Prime Wireless Corporation, that we refer to as "Prime Wireless", Prime Battery Products Limited, that we refer to as "Prime Battery", and Marlon Distributors Ltd, that we refer to as "Marlon". Wireless Source, Prime Wireless, Prime Battery and Marlon are in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada.

      We acquired Wireless Canada on October 8, 2002 by payment as consideration 2,979,105 shares of our common stock and assumption of $500,867 in notes payable to acquire 89% of the issued and outstanding shares of Wireless Canada. On October 27, 2004, we acquired additional shares of Wireless Canada common stock by issuing a total of 10,528 shares of our common stock to the minority holders of the Wireless Canada stock. As of the date of this Prospectus, we currently own approximately 99.7% of Wireless Canada.

      We acquired Prime Wireless on March 13, 2003 from Pivotal Self-Service Technologies Inc. by payment as consideration 1,500,000 shares of our Common Stock in exchange for all of the issued and outstanding shares of Prime Wireless.

      We acquired Wireless Source on September 19, 2003 from related parties to our Company. Wireless Source was owned 50% by Dallas L. Robinson, former CEO of our Company and an officer of a subsidiary of our Company, Wireless Canada and 50% by an entity solely owned by Robert Sim, then a director of our Company who resigned on January 18, 2004. The acquisition was consummated through a series of agreements. On September 19, 2003 our Company and a wholly owned subsidiary, (1588102 Ontario) entered into a Share Exchange Agreement with an officer of Wireless Age Communications Ltd. under which 1588102 Ontario issued 1,000,000 preferred shares of itself to Mr. Robinson, for 50 class B common shares of Wireless Source. The exchangeable preferred shares held by Mr. Robinson were exchanged into 1,000,000 shares of our Company's Common Stock in 2004. We also entered into a Stock Purchase Agreement with a corporate entity solely owned by Robert Sim under which we issued 1,000,000 shares of our Common Stock to Mr. Sim's corporate entity in exchange for 50 class B common shares of Wireless Source. As total consideration we issued 1,000,000 shares of our Common Stock and 1,000,000 preferred shares of 1588102 Ontario valued at $2,740,000. Our consolidated financial statements include the operating results of Wireless Source from September 1, 2003.

      We acquired Marlon on July 30, 2004 by payment as consideration 1,325,000 shares of our common stock for all the issued and outstanding shares of Marlon. We also issued 150,563 shares of our common stock to repay CAD$245,716 of shareholder loans made by the former shareholders of Marlon to Marlon.

      We acquired Prime Battery on September 16, 2004 from Phantom Fiber Corporation. Under terms of the purchase and sale agreement, Phantom Fiber Corporation will receive 700,000 common shares of our Company. In addition, we may issue 200,000 additional common shares as an earn out over a one year period from closing.

      Prior to our acquisition of Wireless Canada, the name of our Company was Lennoc Ventures, Inc. We were a pre-exploration stage mineral resources company. We terminated our mineral and exploration business and changed our name to Wireless Age Communications, Inc. in October 2002.

      Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to wholesalers, distributors, retailers and end-users in Western Canada. Our current products and services include Phone and Data Devices and Accessories, Land Mobile Radios, Scanners and GPS Receivers, Power and Battery Supplies. We operate 10 retail stores, a corporate sales force, a rental center and service department focused on selling wireless solutions. We maintain significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allows us to bundle a full spectrum of products at the distributor, wholesaler and retail level across Canada.

      Although we are operating exclusively in the wireless communications sector, we have taken steps over the last year to diversify operations so that not all of our revenues are from retail operations. Management's efforts have resulted in approximately one-half of consolidated revenues arising from wholesale operations during the three month period ended September 30, 2004. We have entered into several agreements to further diversify operations that we expect to affect future results, as discussed in the Recent Developments section below.

Results of Operations

                 Twelve months ended December 31, 2004 and 2003

We recorded a net loss of $2,043,372 during the twelve month period ended December 31, 2004 compared to a net loss of $137,307 in the comparative period a year ago. This increase in loss is a direct result of certain one-time events triggered in 2004 including a $179,635 loss due to a terminated acquisition, a $138,372 net loss reported on the disposition of investments and a $1,216,146 write down of the intangible assets. Overall, our net loss from operations for the period ended December 31, 2004 was $56,894 compared to net income of $241,147 for the same period last year.

Revenues - Consolidated

Our revenues during the twelve month period ended December 31, 2004 were $15,209,161 compared to $9,268,569 during the twelve month period ended December 31, 2003. This trend is the result of increased business and sales activity in both the retail and the wholesale segments.

Revenues - Retail segment

Our revenues of the Retail segment were $10,456,188 for the period ended December 31, 2004 compared to $7,604,776 for the same period ended December 31, 2003. The Retail revenues are generated from 10 retail stores in Regina, Saskatoon and Winnipeg, Canada. This is the direct result of a combined increase in sales of cellular hardware and an increase in the activation commission and residuals.

Our Retail business revenues during the year ended December 31, 2004 and 2003 can be broken down into the following subcategories:

                                                         2004            2003
                                                         ----            ----
      Cellular hardware, radios and accessories      $ 7,607,963     $ 5,197,917
      Activation Commissions and Residuals             2,156,747       2,609,134
      Equipment Rentals                                  239,092         250,112
                                                     ---------------------------
      Total Revenue                                  $10,456,188     $ 7,604,776

Our cellular hardware, radios and accessories sales are transaction based sales in our retail stores. Activation commissions are earned when our customer enters one of our retails stores and contracts on a multi year basis with one of our carriers (SaskTel Mobility in the case of the province of Saskatchewan and Manitoba Telecom Service in the case of the province of Manitoba). We also receive residual payments from our carriers based on the cell phone usage of the client. Equipment rental revenue is generated when our clients wish to rent two-way radios rather than purchasing.

We believe that retail sales of cellular hardware will be stable and actually continue to rise as the acceptance and availability of wireless technology continues to grow and as a portion of the current subscribers upgrade their hardware. We also believe that the Company will increase the activation commission and residual revenues as they continue to sign-up subscribers.

Revenues - Wholesale segment

Revenues of our Wholesale segment were $4,752,973 for the period ended December 31, 2004 compared to $1,663,793 for the same period ended December 31, 2003. These revenues represent the sale of prepaid cellular cards, accessories, batteries (and other ancillary items) and commissions earned from selling Vertex-Standard two-way radios in Canada. Our revenues related to the sale of prepaid cellular cards and accessories totaled $4,118,646, battery sales and other ancillary products totaled $481,840 and two-way radio commissions were $152,487.

We plan to aggressively grow the Wholesale business over the next few years by strengthening it's relationship with vendors and by providing a strong line-up of high quality wireless products to valued customers.

Gross profit - Consolidated

Our gross profit during the twelve month period ended December 31, 2004 was $5,015,795 compared to $3,857,497 in the comparative period in 2003. Gross profit as a percentage of sales was 33.2% in 2004 and 41.6% in 2003. As our Wholesale businesses become a larger proportion of the overall business, we expect that gross profit as a percentage of revenue will decline. Our wholesale business gross profits are generally less than our Retail business gross profits. Retail gross profits are higher because they are affected by residual payments received from our carriers that do not have a direct cost of sale.

Our total operating expenses during the twelve month period ended December 31, 2004 were $6,528,147 compared to $3,865,573 during the twelve month period ended December 31, 2003. Our total operating expenses are expected to rise over the next few years as planned acquisitions take shape and additional infrastructure is required to facilitate our anticipated growth. The bulk of the incremental costs are expected to be professional fees and employment costs of additional employees.
In addition as our sales increase the selling and administrative expenses are expected to rise proportionately.

Our selling and administrative expenses, during the twelve month period ended December 31, 2004 are as follows:

                                             2004           2003
                                             ----           ----
      Advertising & Promotion              268,304        333,176
      Bad debts                             91,230         60,803
      Corporate fees                       403,858        180,192
      Insurance, licenses and taxes         72,443         29,442
      Management fees                      430,592        318,857
      Office & general                     247,322        142,073
      Professional fees                    330,632        294,214
      Occupancy                            378,609        339,174
      Communications                       120,255         86,405
      Travel & Entertainment               299,852        188,453
      Wages & Benefits                   2,429,592      1,643,559
                                         ------------------------
      Total                              5,072,689      3,616,350

The amount we pay as wages and benefits increased from $1,643,559 during the year ended December 31, 2003 to $2,290,461 during the year ended December 31, 2004. This is a result of an increase in management positions and employees. In addition we accrued the severance package for our departing president valued at $51,000 at year end.

Our corporate fees increased substantially in comparison to other costs during 2004, reflecting the significant costs of maintaining a public listing, and disseminating information about our Company.

Amortization expense during the twelve month period ended December 31, 2004 was $239,312 compared to $249,223 during the comparative period in the prior year. Amortization expense represents the continued amortization of our capital and other assets acquired in acquisitions and the amortization of fair market value of the residual premiums acquired in the Wireless Canada acquisition which we are amortizing over five years.

We review our goodwill and intangible assets annually, in accordance with SFAS No 142, "Goodwill and Other Intangible Assets". As a result of our decrease in market capitalization over the last twelve months, a portion of goodwill was determined to be impaired and we wrote it down by $844,651. We also determined that the intangible assets associated with the A.C. Simmonds & Sons customer lists was impaired and we also wrote those down by $371,495, to zero.

Other expenses totaled $531,020 during the twelve month period ended December 31, 2004 and compared to $129,231 in the comparative period in the prior year.

                                                            2004          2003
                                                            ----          ----
      Interest expense                                     102,076      100,294
      Foreign exchange losses                              (57,153)      84,951
      Non-operating interest expense, net                  131,580           --
      Loss on investments                                  138,572           --
      Loss on termination of acquisition                   179,635           --
      Management fees                                           --      (39,973)
      Share of loss of equity accounted investment          34,775           --
      Non-controlling interest                              (1,535)      16,041
                                                         ----------------------
      Total                                                531,020      129,231

Interest expense on our debt totaled $102,076, during the twelve month period ended December 31, 2004 and $100,294 during the twelve month period ended December 31, 2003. We record interest expense on our term loans and notes payable.

At December 31, 2004 we recorded a loss of $179,635 on the termination of the 479645 Alberta Ltd. acquisition. We made a refundable deposit to 479645 Alberta Ltd. in the amount of $83,195 and incurred additional legal and accounting costs totaling $96,440 prior to termination of the proposed acquisition. Based on our mutual consent with 479645 Alberta Ltd. the refundable deposit was utilized to pay a portion of the legal and accounting costs. Although we are pursuing repayment of these amounts from 479645 Alberta Ltd. we do not believe we will collect and we have written it off.

Our non-operating interest expense included interest income of $214,000 on $2,250,000 8% convertible subordinated promissory notes of RELM Wireless Corporation offset by; (1) $160,000 financing fee associated with the short term promissory note issued to acquire the RELM notes and (2) interest expense of $185,580 on the short term promissory note.

The $138,572 net loss on investments can be summarized as follows:

       Loss on disposal of RELM convertible subordinated promissory note receivable         $   170,000
       Legal associated with RELM merger proposal                                                50,912
       Gain on disposal of Globetech Ventures Corp. common shares                               (34,492)
       Gain on disposal of Pivotal Self Service Technologies Inc. common shares                (240,000)
       Loss on termination of licensing agreement                                               144,563
       Miscellaneous licensing costs                                                             47,589
                                                                                            -----------
                                                                                            $   138,572
                                                                                            ===========

In December 2003, we acquired $1,700,000 face value of RELM notes for a cash payment of $1,870,000 and an additional $550,000 RELM notes in exchange for 412,500 common shares. On December 31, 2004 these notes matured and proceeds of $2,250.000 were received resulting in a $170,000 loss on the transaction. On January 16, 2004 we sold 18,100 Globetech Ventures Corp. shares for total proceeds of $38,225 recording a gain of $34,492. During June 2004 we sold 6,000,000 Pivotal Self Service Technologies Inc. common shares for $420,000 recording a net gain of $240,000. In December 2004 we decided not to continue to pursue the development of our battery licensing business project and terminated a licensing agreement with Marvel Entertainment Group resulting in a loss of $144,563. In addition, we wrote off of various capitalized licensing project costs of $47,589.

During the year ended December 31, 2004, we had foreign exchange gains of $57,153 which come about from the translation of Canadian dollar denominated assets and liabilities into US dollars during a period of appreciating Canadian dollar vis-a-vis the US dollar. During the year ended December 31, 2003 we had foreign exchange losses due to the depreciation of the foreign currency during this period.

Effective October 1, 2004, we made a $39,500 investment in Azonic Corporation which represents an 18% ownership position in Azonic. Due to common directors and officers, we account for the investment on an equity basis. Azonic recorded a loss of $195,618 during the period and accordingly we picked up our portion of the loss of $34,775 during the fourth quarter of fiscal 2004.

Basic and diluted loss per share during our twelve month period ended December 31, 2004 was $0.09. Basic net loss per share was $0.01 during the twelve month period ended December 31, 2003.


         For the three month period ended September 30, 2005 and 2004

         We earned net income of $271,431 during the three month period ended September 30, 2005 compared to $4,432 in the comparative period a year ago.

         Our revenues for the consolidated entity including product sales, commissions, residual revenue and engineering services during the three month period ended September 30, 2005 were $6,827,008 up from $3,884,137 during the third quarter of 2004, representing a 76% increase in sales year over year. Sales of the retail segment were $3,026,972 (2004 - $2,234,522) and sales of the wholesale segment were $3,800,036 (2004 - $1,649,615).

         Sales of our retail segment during the three month period ended September 30, 2005 and 2004 can be broken down into the following subcategories:

                                                                  2005            2004
                                                                  ----            ----
             Cellular hardware, radios and accessories       $   1,970,804   $   1,482,248
             Commission and residual revenue                       860,798         664,703
             Equipment rental                                      195,370          87,571
                                                             -------------   -------------
                                                             $   3,026,972   $   2,234,522
                                                             =============   =============

         The sales of our retail segment for the three month period ended September 30, 2005 showed growth of 35% based on the same three month period of 2004. Our hardware sales increased 33%, commission and residual revenue grew 30% and our equipment rental revenue increased by 123%. This is a result of handset sales consistently exceeding prior year levels. In addition, during the three month period ended September 30, 2005, we consistently achieved all carrier quotas, thereby earning the highest level of commission and residual level available. As of September 30, 2005 we had approximately 42,700 customers under active accounts with carriers. Our equipment rental revenue is also strong as a result of adding additional rental radios to the asset pool during the second quarter.

         The revenues of our wholesale segment represent the sale of wireless network hardware, Vertex Standard two-way radios, prepaid cellular cards, accessories, batteries and commissions earned from selling hardware under rep agreements. Sales of our wholesale segment during the current quarter were $3,800,036 up from $1,649,615 during the third quarter of fiscal 2004. The primary reason for the increase was the acquisition of mmwave Technologies Inc. on March 4, 2005 and Knowlton Pass Electronics Inc. on July 31, 2005. Sales of our wholesale segment during the three month period ended September 30, 2005 and 2004 can be broken down into the following subcategories:

                                                               2005             2004
                                                               ----             ----
             Wireless hardware, radios, accessories and
             prepaid cards                                $   3,607,433   $   1,602,301
             Commission and residual revenue                    192,603          47,314
                                                          -------------   -------------
                                                          $   3,800,036   $   1,649,615
                                                          =============   =============


         Gross profit during the three month period ended September 30, 2005 was $2,346,895 up from $1,324,748 during the third quarter of fiscal 2004. Our gross profit including commissions and residual revenue (which have no associated cost of sales) as a percentage of total sales was 34.4% during the three month period ended September 30, 2005, compared to 34.1% in the third quarter of fiscal 2004. Gross profit on our product sales, excluding commission and residual revenue, as a percentage of product sales increased from 19.3% during the three month period ended September 30, 2004 to 22.4% in the current quarter. Gross profit as a percentage of our product sales increased primarily due to the acquisition of mmwave and Knowlton Pass which tend to operate at higher levels than our existing traditional wholesale businesses.

         Our selling and administrative expenses increased from $1,208,962 during the three month period ended September 30, 2004 to $1,956,264 during the three month period ended September 30, 2005. Despite the growth in selling, general and administrative expenses for the same period, these expenses as a percentage of total sales have dropped from 31.1% to 28.7% between 2004 and 2005. Our selling and administrative expenses during the three month period ended September 30, 2005 and 2004, included:

                                                        2005            2004
                                                        ----            ----
             Accounting and legal                  $      77,629   $      57,910
             Advertising and promotion                   107,896          63,240
             Bad debts                                   (16,358)          3,050
             Bank charges and interest                    27,195           9,551
             Corporate fees                               58,133         106,996
             Insurance, licenses and taxes
                                                          24,725          21,979
             Management fees                              58,730         118,289
             Office and general                           84,178          54,494
             Professional and consulting fees
                                                          60,035          69,664
             Rent                                        135,014          91,288
             Repairs and maintenance                       3,849           2,982
             Telephone and utilities                      51,017          28,127
             Travel, meals and entertainment
                                                         160,997          52,857
             Wages and benefits                        1,123,223         528,535
                                                   -------------   -------------
                                                   $   1,956,264   $   1,208,962
                                                   =============   =============

         Our professional, consulting, accounting and legal fees were $137,664 during the three month period ended September 30, 2005 compared to $127,574 during the three month period ended September 30, 2004.

         We also recovered certain previously written off accounts receivable during the current quarter.

         Management fees during the three month period ended September 30, 2005 were $58,730 compared to $118,289 for the same period ended September 30, 3004. Management fees for the current period resulted from paying $118,730 to a related party for corporate executive management services (such agreement having been terminated effective September 30, 2005 - See Recent Developments section above) and receiving management fee revenue of $60,000 from a related company under a management services agreement.

         Our travel, meals and entertainment were $160,997 during the three month period ended September 30, 2005 compared to $52,857 in the comparative period in the prior year. The increase is the result of recent acquisitions and generally higher associated costs of managing the increasingly dispersed nature of our operations.

         Our wages and benefits have increased from $528,535 for the three month period ended September 30, 2004 to $1,123,223 for the third quarter of 2005. This is a result of increased management and employees due to the increased business activity and recent acquisitions.

         Amortization expense during the three month period ended September 30, 2005 was $97,194 compared to $60,010 during the comparative period in the prior year. Amortization expense in the current quarter represents the continued amortization of our capital and other assets and the amortization of the intangible assets of $15,335.

         Other expenses totaled $22,006 during the three month period ended September 30, 2005 compared to other income of $51,344 in the comparative period of the prior year. Our current quarter's other income consisted of interest expense of $1,171, a foreign exchange gain of $14,275 arising from translation of Canadian dollar denominated liabilities translated into the reporting currency and our share of loss of an equity accounted investment of $35,110.

         Non-operating interest expense for the three months ended September 30, 2004 included interest income of $45,000 on $2,250,000 8% convertible subordinated promissory notes of RELM Wireless Corporation offset by; 1) $26,667 of financing fee associated with the short term promissory note issued to acquire the RELM notes and 2) interest expense of $46,983 on the short term promissory note. There were no similar expenses or revenue in the third quarter of 2005 as all of these obligations were satisfied prior to December 31, 2004.

         Our basic and diluted earnings per share for the three month period ended September 30, 2005 and 2004 were $0.009 and $0.000 respectively.

         For the nine month period ended September 30, 2005 and 2004

         We earned net income of $719,752 during the nine month period ended September 30, 2005 compared to a net loss of $161,875 in the comparative period a year ago.

         Gross sales of our consolidated entity including product sales, commission and residual revenue and engineering services during the nine month period ended September 30, 2005 were $17,184,421 up from $10,433,515 during the same period of fiscal 2004, representing a 65% increase in sales year over year. Sales of our retail segment were $7,829,918 (2004 - $5,957,122) and sales of our wholesale segment were $9,354,503 (2004 - $4,476,393) during the nine month period.

         Sales of our retail segment during the nine month period ended September 30, 2005 and 2004 can be broken down into the following subcategories:

                                                                  2005            2004
                                                                  ----            ----
             Cellular hardware, radios and accessories
                                                             $   5,229,102   $   3,959,449
             Commission and residual revenue                     2,260,913       1,818,489
             Equipment rental                                      339,903         179,184
                                                             -------------   -------------
                                                             $   7,829,918   $   5,957,122
                                                             =============   =============

         The sales of our retail segment for the nine month period ended September 30, 2005 showed growth of 31% based on the same nine month period of 2004. Our hardware sales grew 32%, commission and residual revenues increased by 24% and equipment rental revenues grew 90%. This is a result of our handset sales consistently exceeding prior year levels. In addition, during the nine month period ended September 30, 2005, we consistently achieved all carrier quotas, thereby earning the highest level of commission and residual level available. As of September 30, 2005 we had approximately 42,700 customers under active accounts with carriers. Our equipment rental revenue was also strong as a result of adding additional rental radios to the asset pool during the second quarter.

         The revenues of our wholesale segment represent the sale of wireless network hardware, Vertex Standard two-way radios, prepaid cellular cards, accessories, batteries and commissions earned from selling hardware under rep agreements. Sales of our wholesale segment during the nine month period ended September 30, 2005 were $9,354,503 up from $4,476,393 during the same period of 2004. The increase in sales of our wholesale segment is attributable to the acquisition of mmwave Technologies Inc. on March 4, 2005 and Knowlton Pass on July 31, 2005. Sales of our wholesale segment during the nine month period ended September 30, 2005 and 2004 can be broken down into the following subcategories:

                                                                  2005            2004
                                                                  ----            ----
             Wireless hardware, radios, accessories and
             prepaid cards                                   $   8,869,633   $   4,371,448
             Commission and residual revenue                       484,870         104,945
                                                             -------------   -------------
                                                             $   9,354,503   $   4,476,393
                                                             =============   =============

         Gross profit during the nine month period ended September 30, 2005 was $5,912,139 up from $3,504,451 during the same period of 2004. Our gross profit including commissions and residual revenue (which have no associated cost of sales) as a percentage of total sales was 34.4% during the nine month period ended September 30, 2005, compared to 33.5% in the comparative period of fiscal 2004. Gross profit on our product sales, excluding commission and residual revenue, as a percentage of product sales increased from 18.5% during the nine month period ended September 30, 2004 to 21.9% in the current period. Our gross profit as a percentage of product sales increased primarily due to our acquisition of mmwave and Knowlton Pass which tend to operate at higher levels than our existing traditional wholesale businesses.

         Our selling and administrative expenses increased from $3,549,271 during the nine month period ended September 30, 2004 to $4,886,462 during the nine month period ended September 30, 2005. Despite the growth in the quantum of the selling, general and administrative expenses for the same period, these expenses as a percentage of our total revenue dropped from 34.0% to 28.4% between 2004 and 2005. Our selling and administrative expenses during the nine month period ended September 30, 2005 and 2004, included:

                                                        2005            2004
                                                        ----            ----
             Accounting and legal                  $     206,810   $     149,347
             Advertising and promotion                   228,752         191,353
             Bad debts                                   (19,099)         17,034
             Bank charges and interest                    63,286           9,551
             Corporate fees                              103,333         284,662
             Insurance, licenses and taxes
                                                          69,383          51,533
             Management fees                             186,942         378,269
             Office and general                          217,099         166,516
             Professional and consulting fees
                                                         162,074         201,720
             Rent                                        375,890         264,178
             Repairs and maintenance                      13,949          12,398
             Telephone and utilities                     141,989          87,230
             Travel, meals and entertainment
                                                         375,177         219,004
             Wages and benefits                        2,760,877       1,516,476
                                                   -------------   -------------
                                                   $   4,886,462   $   3,549,271
                                                   =============   =============



         Our corporate fees included cost for share reporting services, communication fees, director fees and other expenses related to the administration of the running the public entity.

         We also recovered certain previously written off accounts receivable during the current year.

         Our professional, consulting, accounting and legal fees were $368,884 during the nine month period ended September 30, 2005 compared to $351,067 during the nine month period ended September 30, 2004.

         Management fees during the nine month period ended September 30, 2005 were $186,942 compared to $378,269 for the same period ended September 30, 3004. Our management fees for the current period resulted because the Company paid $306,942 to a related party for corporate executive management services and the Company received management fee revenue of $120,000 from a company under a management services agreement.

         Our travel, meals and entertainment expenses were $375,177 during the nine month period ended September 30, 2005 compared to $219,004 in the comparative period in 2004. The increase is the result of recent acquisitions and generally higher associated costs of managing the increasingly dispersed nature of our operations.

         Our wages and benefits have increased from $1,516,476 for the nine month period ended September 30, 2004 to $2,760,877 for the same period in 2005. This is a result of increased management and employees associated with the increased business activity and the recent acquisitions.

         Amortization expense during the nine month period ended September 30, 2005 was $221,856 compared to $174,610 during the comparative period in the prior year. Amortization expense in the current quarter represents the continued amortization of our capital and other assets purchased or acquired from acquisitions of $157,012 and the amortization intangible assets of $64,844.

         Our interest expense totaled $8,747 during the nine month period ended September 30, 2005 and $75,989 during the same period ended September 30, 2004. The decrease is the result of our decreased debt level.

         Other expenses totaled $84,069 during the nine month period ended September 30, 2005 compared to other income of $57,555 in the comparative period for 2004. The current period's other expenses consisted of interest expense of $8,747, a foreign exchange loss of $2,394 arising from translation of Canadian dollar denominated liabilities translated to the home currency, a loss of $108,781 for our share of an equity accounted investment and a gain on disposal of marketable securities of $35,853. Other income during the nine month period ended September 30, 2004 included interest expense of $75,989, a foreign exchange translation loss of $2,163, non-controlling interest expense of $1,535, a gain on disposal of marketable securities of $275,594, non-operating interest expense of $138,086 and other income of $1,932.

         Non-operating interest expense for September 30, 2004 included interest income of $135,000 on $2,250,000 8% convertible subordinated promissory notes of RELM Wireless Corporation offset by; 1) $133,334 financing fee associated with the short term promissory note issued to acquire the RELM notes and 2) interest expense of $136,420 on the short term promissory note. There were no similar expenses or revenue in the current period of 2005 as all obligations were satisfied prior to December 31, 2004.

         Our basic and diluted earnings (loss) per share for the nine month period ended September 30, 2005 and 2004 were $0.026 and $(0.008) respectively.

Critical Accounting Policies and Estimates

         The discussion and analysis of results of operations and financial condition are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management evaluates the estimates on an on-going basis, including those related to bad debts, inventories, investments, customer accounts, intangible assets, income taxes, and contingencies and litigation. Management bases its estimates on historical experience and on various other assumptions that they believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Note 3 of the "Notes to Consolidated Financial Statements" includes a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. The following is a brief description of the more significant accounting policies and methods the Company uses.

Inventory

Telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method. The Company analyzes inventory levels annually and writes down inventory that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value and inventory in excess of expected requirements, to cost of goods sold. Expired inventory is disposed of and the related costs are written off. If actual market conditions are less favorable than that estimated by us, additional write-downs of existing inventory may be required in future periods.

Inventory currently represents approximately 40% of total current assets and is subject to risk of inexact estimates by management.

Revenue Recognition

The Company recognizes revenue from the sale of telecommunications equipment and accessories when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the time they are received from the telephone company. The Company receives co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense. Telecommunication service revenue is recognized in the month in which the service is provided to the customer.

Revenue from long-term contracts for developing and building telecommunications systems is recognized using the percentage of completion method where revenue is recorded as costs are incurred, based on actual costs incurred to date on a contract, relative to the estimated total costs to complete the contract. Unbilled revenue represents revenue earned in excess of amounts billed on uncompleted contracts. Deferred revenue represents the extent that billings to clients are in excess of revenue recognized to date. The results reported under the percentage of completion method are based on management's estimates of total costs to complete the various contracts. Should total actual costs be materially higher or lower than these estimates, adjustment to future results would be necessary.

We believe that revenue recognition is substantially objectively measured and other than collectibility which is covered elsewhere, there are no elements of estimates in them. However, in our long term contracts, which at current levels are generally not material, there are estimates of completion on how much is earned and therefore are subject to risks of inexact estimates by management.

Impairment of Long-lived Assets

Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Goodwill and Other Intangible Assets

Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

Effective January 1, 2002, the Company adopted SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives.

In connection with our review of goodwill and intangible assets during fiscal 2004, we determined that certain intangible assets associated goodwill arising from an acquisition were impaired. As a result, a non-cash impairment charge of $1,216,146 was charged to the statement of operations during fiscal 2004.

Financial Condition

Our total assets decreased from $10,051,586 at December 31, 2003 to $9,374,817 at December 31, 2004. The decrease in total assets during the year ended December 31, 2004 is primarily the result of our sale of investments and our write down of goodwill.

Current assets decreased from $5,039,424 at the beginning of the year to $4,132,971 at the end of fiscal 2004. Current assets at December 31, 2003 consisted of cash balance of $800,120, accounts receivable of $1,883,671, inventories of $1,337,755 and prepaid expenses of $111,425. The decrease in current assets is due to the disposition of investments held at the previous yearend.

Capital assets, net of accumulated depreciation decreased from $413,421 at December 31, 2003 to $405,220 at December 31, 2004. The decrease is the result of the net of business acquisitions, capital assets purchased and amortization taken during the year.


Intangible assets totaling $1,373,183 acquired during the previous year were carried on the balance sheet at December 31, 2004. These intangible assets include Residual premiums which represent future residual revenue of retail cellular and telecommunications subscriber business, totaling $180,428, an agency fee associated with an acquisition of a Manitoba store at $147,255, $284,500 of various agreements and customer lists associated with our Prime Wireless acquisition and $761,000 of customer lists and supplier relationships with the Wireless Source acquisition. Collectively from the acquisitions during fiscal 2003 we recorded $2,010,946 of goodwill. In the current year distribution rights were acquired in the acquisition of Marlon which were carried on the balance sheet at December 31, 2004 at $14,979 and from the transactions during fiscal 2004 we recorded an additional $1,133,774 of goodwill.

Our total liabilities decreased from $5,402,987 at December 31, 2003 to $3,919,432 at December 31, 2004. The decrease is the result of the business acquisitions and the repayment of a $2,330,000 loan previously referred to as the Minichiello Note.

Current liabilities decreased from $5,104,566 at the beginning of the year to $3,847,786 at the end of the year. Current portion of long term debt decreased from $2,286,862 at December 31, 2003 to $196,645 at December 31, 2004.

Non-controlling interest decreased from $47,327 at December 31, 2003 to $25,198 at December 31, 2004 as a result of the additional acquisition of common shares of Wireless Age Communications, Inc.

Our stockholders' equity increased from $4,648,608 at December 31, 2003 to $5,455,385 at December 31, 2004. The increase is attributable to a net increase in common stock, additional paid-in capital and other comprehensive income offset by the loss for the year including the write down of intangible assets. Common stock and additional paid-in capital increased by $2,807,732. (See Consolidated Statement of Stockholders' Equity included in the financial statements)

Our deficit increased from $207,536 at December 31, 2003 to $2,250,908 at December 31, 2004 as a result of the $2,043,372 loss for the year.

Liquidity and Capital Resources


As at September 30, 2005, we had current assets of $5,093,237 and current liabilities of $5,480,878, indicating a working capital deficit of approximately $388,000 down from working capital of approximately $285,000 at the beginning of the year. Our working capital ratio decreased from 1.07 at the beginning of the year to 0.93 at September 30, 2005. As we have risen to higher operating levels working capital has become a matter we must address. We plan to improve upon working capital through aggressive asset based lenders or other measures available to the Company at its current stage of maturity. Our leverage ratio (defined as total liabilities divided by stockholders' equity) increased from
0.74 at the beginning of the year to 0.67 at the September 30, 2005.

For the nine month period ended September 30, 2005, cash provided by operating activities amounted to $134,522 primarily as a result of net income adjusted for non cash items and various changes in operating assets and liabilities. Cash used in investing activities during the nine month period ended September 30, 2005 amounted to $1,254,018. Cash provided by financing activities during the nine month period ended September 30, 2005 amounted to $385,299. In addition the Company acquired $256,050 during the acquisition of mmwave. The accumulation of all these changes resulted in a net decrease in cash of $478,147 for the nine month period ended September 30, 2005.

We plan to grow the wireless business internally and will possibly consider acquisitions utilizing the Company's common stock at strategic points in time. Current common stock shareholders may be expected to experience dilution as the Company grows in size.

We are confident that the stable WACL, mmwave and Wireless Source subsidiaries form a strong base on which it can build. Additional funding may be required for acquisitions, additional working capital. We plan to raise the necessary capital in an appropriate mixture of short term debt secured primarily on the liquid assets of the Company and its newly acquired businesses, long term debt, subordinated debt and equity private placements. There can be no assurance that we will be able to raise this funding as when needed.


Off-Balance Sheet Arrangements

The Company does not have any material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

On October 28, 2004, we filed a registration statement with respect to the sale of up to approximately 2.8 million shares of Common Stock by certain of our shareholders. Such registration was withdrawn on February 7, 2005. This Prospectus is a re-registration of the securities included on that registration statement. The registration statement has not yet been declared effective. We will not receive any of the proceeds from a sale of the shares by such selling stockholders, if or when such registration is declared effective.

Recent Developments

Acquisition of Marlon Distributors Ltd.

On July 30, 2004, the Company closed an agreement whereby it acquired all the issued and outstanding common shares of Marlon Distributors Ltd. in exchange for 1,325,000 shares of the Company's common stock. Marlon Distributors Ltd. purchases and distributes wireless products including antenna, closed circuit television systems and mobile radios.

Strategic Investment in Azonic Corporation

      On August 30, 2004, the Company announced that it had entered into a strategic investment in Azonic Corporation (an entity listed on the Over-the-Counter-Bulletin-Board market under the symbol AZOI) to develop and market a disposable cellular phone.

      Under the terms of the agreement, the Company agreed to acquire 4,460,000 Azonic Corporation common shares from Infinity Capital Group, Inc., for $39,500 cash, representing an 18.6% ownership position in Azonic Corporation. In addition, Azonic Corporation entered into management services contracts under which certain officers and employees of Wireless Age will provide management services to Azonic Corporation. Concurrent with the signing of the contract, Gregory Laborde resigned as Chief Executive Officer and John Simmonds was appointed Chief Executive Officer, Gary Hokkanen was appointed Chief Financial Officer, James Hardy was appointed Chief Operating Officer, David MacKinnon was appointed Chief Technology Officer and Carrie J. Weiler was appointed Corporate Secretary of Azonic Corporation. John Simmonds also became a director of Azonic Corporation.

      On January 14, 2005, the Company issued to L&M Specialties, Inc. 225,000 restricted shares of Common Stock in exchange for 400,000 Azonic Corporation common shares. The transaction was privately negotiated between the Company and L&M Specialties, Inc. As of the date of this Prospectus, we have a 16% interest in Azonic Corporation.

Acquisition of Prime Battery Products Limited

On September 16, 2004, the Company acquired all of the issued and outstanding common shares of Prime Battery Products Limited and other net assets valued at $225,600 in exchange for 700,000 shares of the Company's common stock. Prime Battery is the master distributor/representative of Shenzhen Konnoc Battery Industrial Co. Ltd. in Canada and the United States. Prime Battery Products Limited distributes battery and flashlight products in North America and also earns royalties from battery sales by A.C. Simmonds & Sons division of Wireless Source Distribution Ltd.

Acquisition/disposition of RELM Wireless 8% Convertible Subordinated Promissory Notes

On December 31, 2003, acquired $1,700,000 in outstanding principal amount of an 8% Convertible Subordinated Promissory Note of RELM Wireless Corporation (an entity listed on NASD's Over-the-Counter-Bulletin-Board trading under the symbol "RELM")("RELM Wireless"). Wireless Age purchased the note from Special Situations Private Equity Fund, L.P. for a cash purchase price of $1,870,000.

During January 2004, Wireless Age negotiated agreements with Mr. Russell Scott Henderson, Mr. Moisha Schwimmer, Mr. Stuart McGregor, Mr. Stephen Dulmage, Mr. Brian Usher-Jones and 1500450 Ontario Ltd. with respect to the acquisition of an aggregate of an additional $550,000 in RELM Notes. Wireless Age purchased the additional RELM Notes in private transactions with such parties in exchange for the issuance of an aggregate of 412,500 shares of Wireless Age common stock in a closing dated as of February 5, 2004.

On December 31, 2004 the Company received $2,250,000 in cash from RELM Wireless representing the repayment of the notes.

Sale of Marlon Recreational Products Ltd.

On September 30, 2004 the Company completed the sale of Marlon Recreational Products Ltd. to a group of former shareholders of Marlon Distributors Ltd. The sale of Marlon Recreational Products was part of the original agreement to acquire Marlon Distributors and it was never intended that we retain ownership of the subsidiary.

Marlon Recreational was a wholly-owned subsidiary of Marlon Distributors, which the Company acquired on July 30, 2004. Pursuant to the terms of the transaction, our subsidiary Marlon Distributors, received total consideration of $335,000 (CAD$425,000), consisting of $177,000 (CAD$225,000) cash at closing and a short term note receivable of $158,000 (CAD$200,000). We treated the proceeds of the sale as a reduction of the carrying value of Marlon Distributors.

RELM Wireless Corporation Proposal

On July 16, 2004, the Company delivered a letter to the Board of Directors of RELM Wireless Corporation ("RELM Wireless") indicating that we were prepared to acquire RELM Wireless. On December 29, 2004 we issued a public statement reflecting our determination to terminate the proposal.

Placement Agreement and Amendment to Note Purchase and Security Agreement

On December 31, 2003 the Company borrowed $1,930,000 from Stacey Minichiello and entered into a Note Purchase and Security Agreement (the "Minichiello Note"). The purpose of the loan was to acquire $1,700,000 of RELM Wireless Corporation subordinated promissory notes. On January 21, 2004, the Company borrowed an additional $400,000 from Stacey Minichiello under the same agreement. These funds were used for general corporate purposes. The loans were originally due and payable on June 30, 2004, however the Company agreed with Stacey Minichiello under an amendment to the promissory notes to extend the repayment date to September 30, 2004. As part of the loan amendment transaction, the Company entered into a Placement Agreement with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd. (collectively, the "Sellers") pursuant to which the Company undertook to make a private placement of 500,000 of the Sellers' common shares prior to July 15, 2004. The Company executed and closed the private placement and the loan repayment date was extended to September 30, 2004. On September 30, 2004, the Company again undertook to make a private placement of a further 500,000 of the Seller's common shares prior to October 22, 2004. The Company executed and closed the private placement and the loan repayment date was extended to December 31, 2004. The loans were repaid in full by the Company as of the due date.

SureCells Sub-License Agreement

On August 1, 2004, the Company sub-licensed a newly formed entity called SureCells Portable Power Ltd. (SureCells Power) the North American market for the development and distribution of SureCells brand batteries and flashlights. SureCells' primary channel to market is to distribute battery packages through fund raising ventures with schools, churches or children's sports teams. These fund raising ventures have historically distributed cookies, candy and other consumable products. SureCells distributes the battery packages to the fund raising ventures at a profit and the venture in turn distributes the packages directly to consumers at an additional profit. SureCells also is attempting to develop other private label battery initiatives through other wholesale distribution channels its ownership group has utilized in the past. These could be Shenzhen Konnoc batteries manufactured with existing retailer labeling. Under the terms of the Agreement, which initially expires on December 31, 2005 but is renewable for a subsequent one year term, SureCells acquires batteries either;
(a) directly from the Company at a 7% markup over cost or, (b) directly from Shenzhen Konnoc, under the supply agreement Prime Battery Products Limited is a party to. Under the former, SureCells is obligated to pay the Company directly the 7% royalty. In addition, SureCells Power agreed to acquire substantially all of the existing battery inventory at landed cost plus 7% and all customer lists, marketing materials, booths and displays.

Acquisition of Knowlton Pass Inc. and Knowlton Pass' Agreements with MaxTel Wireless Inc.

      We acquired Knowlton Pass Electronics Inc. (Knowlton Pass) on July 29, 2005. Knowlton Pass is developing a technology which optimizes bandwidth utilization making a greater number of signals available across wireless communications networks. We intend to develop and deploy the Knowlton Pass approach to participate in the wireless delivery of television, high speed internet and telephony products.

      As part of the transaction, Mr. David MacKinnon and Mr. James Hardy have joined our Company as employees. Mr. MacKinnon became Chief Technology Officer. Mr. MacKinnon was formerly a Vice-President of Lavalin Inc. and CEO of E-Concept Inc. He is the holder of several technology patents. Mr. MacKinnon is principally dedicated to the Knowlton Pass/MaxTel initiative but spends a small amount of time on our Company's matters. Mr. Hardy is a former Vice-President of Oracle Corporation Canada Inc. and former President of Iceberg Media Inc.

      On October 15, 2004, Knowlton Pass entered into a strategic agreement with MaxTel Wireless Inc. (MaxTel) to manage and further develop the combined wireless communications business in the Niagara, Ontario, Canada corridor. The development of the combined business is known as our "Wireless Works" initiative.

      Knowlton Pass has agreed to become MaxTel's exclusive agent thereby managing its existing client base for an initial term of 10 years. Under the terms of the agreement Knowlton Pass will lease the existing network and take advantage of the excess capacity in their network. Knowlton Pass will receive 90% of the gross revenue received for managing the existing contracts and spectrum and 92.5% from future contracts. Knowlton Pass will pay MaxTel 20% of its gross revenues received from existing contracts and 10% from new contracts as rent for utilizing the network.


      On July 26, 2004, we announced that we had agreed to fund the development of the Knowlton Pass business plan by way of a loan. Under the terms of the Knowlton Pass agreement we agreed to fund development of the project through draws of no more than $80,000 (CAD$100,000) per month. We also have an option (but not the obligation) to acquire all of the issued and outstanding Knowlton Pass common shares between September 1, 2004 and January 2, 2005 in exchange for 540,000 shares of our common stock. On January 2, 2005, we mutually agreed by verbal consent with the shareholders of Knowlton Pass to extend the expiration date of the option, on the same terms and conditions as the original option except with respect to such expiration date, until the close of business May 31, 2005. On May 31, 2005 both parties agreed to extend the expiration date to July 31, 2005. On July 29, 2005 we closed the acquisition of Knowlton Pass in escrow. During the escrow period, we have the right to perform further due diligence on Knowlton Pass. On October 14, 2005, after having completed further due diligence the transaction was released from escrow.


Termination of Proposed Acquisition of Westcan Wireless, Allcan Electronic Distributors and its Investment in Bluewave Antenna Systems Ltd.

On April 5, 2004 the Company entered into a letter of intent to acquire a Canadian company known as 479645 Alberta Ltd., including its operating divisions Westcan Wireless and Allcan Electronic Distributors and its 80% investment in Bluewave Antenna Systems Ltd.

The original letter of intent contemplated closing on July 6, 2004, however prior to completion of due diligence and closing, a secured lender of 479645 Alberta Ltd. informed the Company that if the transaction proceeded they would have to be repaid in full. The Company was unwilling to proceed on this basis and did not close the acquisition of 479645

Alberta Ltd. However, the Company and the seller mutually agreed to extend consideration of the proposed transaction while the Company continued its due diligence and coordinated possible replacement financing. On March 10, 2005, the Board of Directors of the Company determined that the acquisition of 479645 Alberta Ltd. would not be in the best interests of the Company and determined not to proceed with the transaction.

Acquisition of mmwave Technologies Inc.

On March 4, 2005 the Company completed the acquisition of all of the issued and outstanding shares of mmwave Technologies Inc., ("mmwave").

mmwave is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets - primarily in the manufacturing and service provider segments of the communications industry. mmwave is a recognized leader in the community broadband industry in Canada and is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

Concurrent with the acquisition, Mr. Brad Poulos, former President of mmwave was appointed to the newly created position of President of Wireless Age Communications, reporting to Mr. John Simmonds. Mr. Glenn Poulos, who founded mmwave in 1991 and served as its president until 1998, has returned to resume the presidency of mmwave. Mr. Brad Poulos has also been appointed to the Company's Board of Directors.

The mmwave acquisition was consummated through a series of agreements among the Company, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave (collectively the "Vendors"). Company and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Each of the Exchangeable Shares is exchangeable for one share of Company Common Stock which has been issued into the escrow of an escrow agent until such exercise date. After giving effect to the 4.5 million shares of Company common stock issued in connection with the mmwave acquisition, the number of Company shares beneficially owned by the former shareholders of mmwave in the aggregate constitutes 15.8% of the approximately 28 million issued and outstanding shares of Company common stock. Mr. Brad Poulos, the new President of the Company and Mr. Glenn Poulos, the President of mmwave, each indirectly beneficially own approximately 1,350,000 shares of Company common stock, with each such holding constituting approximately 4.7% of the Company issued and outstanding common stock. Each of the holders of the Exchangeable Shares may direct the escrow agent to vote the Company shares and deliver dividends and distributions issued in respect of such Exchangeable Shares in accordance with the instructions of the respective holder. In addition, the holders of the Exchangeable Shares are entitled to a preference over the Wireless Age common shares and any other shares of Wireless Age with respect to the payment of dividends and on a liquidation distribution. Prior to the fifth anniversary of the date of the mmwave acquisition, the Exchangeable Shares may be exercised at any time by any of the Vendors for a same amount of escrow shares.

Controls and Procedures

      We maintain disclosure controls and procedures designed to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the specified time periods. As of the end of each of the periods covered by the foregoing disclosures, our Chief Executive Officer and Chief Financial Officer evaluated, with the assistance and participation of our Company's management, the effectiveness of the Corporation's disclosure controls and procedures. Based on the evaluation, which disclosed no significant deficiencies or material weaknesses, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective for gathering, analyzing and disclosing the information we are required to disclose and file with the U.S. Securities and Exchange Commission within the time periods specified in the SEC's rules and forms as well as with respect to the information included or incorporated by reference into this registration statement. There were no changes in our control over financial reporting that occurred during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

                                    EMPLOYEES

      As of the date of this Prospectus, the Company has 123 employees of which 101 are full time. We believe our employee relations are good. None of our employees is represented by a collective bargaining unit.


                             DESCRIPTION OF PROPERTY

The executive offices of Wireless Age are located at 6200 Tomken Road, Unit A, Mississauga, Ontario, Canada, L5T 1X7 (tel. 905-696-2850). mmwave's offices are located at 6200 Tomken Road, Unit A, (tel. 905-696-2800). Wireless Canada's and Wireless Source's offices are located at 1408 Broad Street, Regina, Saskatchewan, Canada, S4R 1Y9 (tel. 306-751-7720, fax 306-751-7726). Knowlton Pass' offices are located at 4100 Victoria Avenue, Vineland, Ontario, Canada (tel. 905-562-9545, fax 904-562-9560). The Wireless Canada and Wireless Source offices, consist of approximately 4,000 square feet and are leased until November 2005. Wireless Canada's retail operations consist of ten retail stores located in Saskatchewan and Manitoba, Canada. The Company also rents tower sites within the Knowlton Pass entity. The following is a summary of the retail, warehouse and office locations:

Address                                            Square Feet      Leased/Owned      Expiry of Lease
-------                                            -----------      ------------      ---------------
6200 Tomken Road, Unit A, Mississauga                 37,000           Leased         October 2010
1408B Broad Street, Regina (office)                    2,000           Leased         May 2006
4100 Victoria Avenue, Vineland, Ontario                2,000           Leased         Month to month

Retail:
2223 Victoria Ave. East, Regina                          675           Leased         October 2006
1401 Broad Street, Regina                              3,996           Leased         November 2005
4131 Rochdale Blvd., Regina                            1,240           Leased         February 2009
2325 Preston Ave., Saskatoon                             403           Leased         September 2006
300 Circle Dr., Saskatoon                              2,050           Leased         February 2008
105-3393 Portage Ave. Winnipeg                         1,545           Leased         November 2008
Unit 76, Cityplace, Winnipeg                             576           Leased         June 2005
Unit 247-393 Portage Ave., Winnipeg                      777           Leased         October 2006
Unit 209, Garden City Center, Winnipeg                  2,071          Leased         December 2008

              CERTAIN RELATIONSHIPS AND RELATED STOCKHOLDER MATTERS

      On March 13, 2003 the Company agreed to purchase all of the issued and outstanding shares of Prime Wireless Corporation ("Prime") from Pivotal Self-Service Technologies Inc. ("Pivotal"), including all of the intellectual property rights of Prime to operate its business, the name of Prime, its Vertex Standard Distribution Agreement, its Midland Master License including all sub-licenses, inventory, accounts receivable, trademarks, copyrights and tooling, in exchange for 1,500,000 shares of Company Common Stock. Mr. John Simmonds, Chairman of the Company and Mr. Gary Hokkanen, CFO of the Company, provide management services to Pivotal. In addition, Mr. Brian Usher-Jones serves on the Board of Directors of Pivotal as well as on the Board of the Company. Each of Mr. Simmonds and Mr. Usher-Jones recused themselves from deliberation and voting on all matters related to the Board's approval of the Company's acquisition of Prime which the Board deemed to be fair and reasonable to the Company as of such date.

      On July 2, 2003, the Company acquired all of the current lines of business operated by a sibling of John Simmonds, Chairman of the Board of the Company under the trade-name A.C. Simmonds & Sons in exchange for 1,500,000 shares of the Company's Common Stock. The A.C. Simmonds & Sons lines of business consist primarily of the sale of electronics products to certain customers and clients. Since July 2, 2003, and in anticipation of the acquisition of Wireless Source Distribution Ltd. ("Wireless Source", discussed below), the Company operated the A.C. Simmonds & Sons Business through financing from Wireless Source, and, upon the Company's acquisition of Wireless Source on September 19, 2003, the A.C. Simmonds & Sons Business became a division of Wireless Source.

      On September 19, 2003, the Company acquired all of the issued and outstanding common shares of Wireless Source Distribution Ltd. from related parties. Wireless Source was owned 50% by an Dallas L. Robinson, former CEO of the Company and an officer of a subsidiary of the Company, Wireless Age Communications Ltd. and 50% by an entity solely owned by Robert Sim, then a director of the Company who resigned on January 18, 2004. The acquisition was consummated through a series of agreements. On September 19, 2003 the Company and a wholly owned subsidiary, (1588102 Ontario) entered into a Share Exchange Agreement with an officer of Wireless Age Communications Ltd. under which 1588102 Ontario issued 1,000,000 preferred shares of itself to Mr. Robinson, for 50 class B common shares of Wireless Source. The exchangeable preferred shares held by Mr. Robinson were exchanged into 1,000,000 shares of the Company's Common Stock in 2004. The Company also entered into a Stock Purchase Agreement with an entity solely owned by Robert Sim under which the Company issued 1,000,000 shares of the Company's Common Stock to the entity in exchange for 50 class B common shares of Wireless Source. As total consideration the Company issued 1,000,000 shares of the Company's Common Stock and 1,000,000 preferred shares of 1588102 Ontario valued at $2,740,000. The Company's consolidated financial statements include the operating results of Wireless Source from September 1, 2003.

      Mr. Simmonds privately purchased 50,000 shares of the Company's Common Stock in August 2003, 50,000 shares of the Company's Common Stock and warrants to purchase 50,000 shares of the Company's Common Stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

      Mr. Brian Usher-Jones privately purchased 300,000 shares of the Company's Common Stock in July 2003, 500,000 shares of the Company's Common Stock in August 2003 and an additional 50,000 shares of the Company's Common Stock and warrants to purchase 50,000 shares of the Company's Common Stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

      Mr. Adelberg privately purchased 100,000 shares of the Company's Common Stock in May 2003, 500,000 shares of the Company's Common Stock in August 2003 and an additional 50,000 shares of the Company's Common Stock and warrants to purchase 50,000 shares of the Company's Common Stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

      The Company's Chairman of the Board of Directors, Mr. John Simmonds, the Chief Financial Officer, Mr. Gary Hokkanen, and the Corporate Secretary, Ms. Carrie Weiler, were compensated in 2003 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited and the Company. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $268,874 during Fiscal Year 2003. On May 1, 2003, the Company by verbal consent entered into the management services agreement with Simmonds Capital Limited pursuant to which Simmonds Capital Limited would provide executive, accounting and financial reporting, human resources, information technology and other general management and administrative services to the Company. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term. Under the terms of the agreement the Company agreed to pay $35,000 per month for services rendered. The services provided under the agreement are primarily provided by John G. Simmonds, as Chairman, Gary N. Hokkanen, as Chief Financial Officer and Carrie J. Weiler, as Corporate Secretary. On January 1, 2004, the agreement was effectively assigned from Simmonds Capital Limited to Simmonds Mercantile and Management Inc. a private Canadian corporation owned by John Simmonds, Carrie Weiler and Gary Hokkanen.

      The Company entered into a Placement Agreement as of June 30, 2004 with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd. (collectively, the "Sellers"), providing for the Company's private secondary restricted stock placement of an aggregate of 2,499,450 shares of Company Common Stock, par value $.001 per share (the "Shares"). The basic terms of the Placement Agreement provided for a firm commitment first tranche placement of 500,000 Sellers' Shares in a restricted stock placement, which closed July 9, 2004. The Placement Agreement provided for the exercise of Company best efforts to cause a second tranche restricted stock placement of 1,999,450 Sellers' Shares, on or before the close of business on September 30, 2004 (the "Second Tranche"). In addition, the Company negotiated the option for the secondary private restricted stock placement of up to 1 million additional Shares owned by 101016305 Saskatchewan Ltd. The Company did not close the Second Tranche or exercise the option. In connection with the Placement Agreement, the Company's obligations with respect to the (i) the Note Purchase and Security Agreement between the Company and Stacey Minichiello, dated as of December 31, 2003; (ii) a Note issued thereunder in the principal amount of $1,930,000.00 (the "First Note"), and (iii) a second
Note in the principal amount of $400,000.00, dated as of January 21, 2004 (together with the First Note, each as amended June 30, 2004, collectively the "Notes") were extended to September 30, 2004. Robert Sim is a former director of the Company. Mr. Sim resigned as a director of the Company on January 18, 2004.

      On September 30, 2004 the Company entered into an agreement to further amend the Notes, and to amend the Placement Agreement entered into with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd., dated as of June 30, 2004 (together with the Notes, as amended, referred to as the "September Amendments"). Pursuant to the terms of the September Amendments, the maturity date for repayment of the Notes was extended to December 31, 2004. The terms of the placement under the Placement Agreement No. 2 provided for a firm commitment placement of 500,000 Sellers' Shares in a restricted stock placement, which closed during November 2004. Under the terms of the September Amendments the Company agreed to issue certain promissory notes. The Company issued a $50,000 non-interest bearing note to Robert Sim repayable in six monthly installments of $8,334 on the first of the month beginning November 1, 2004 and ending on April 1, 2005. This note was issued in exchange for 18,750 common shares of Wireless Age Communications Ltd., the Company's majority owned subsidiary ("Wireless Canada"), which represents an ownership position of approximately 1.3%. In addition, the Company issued another $50,000 note on the exact same terms and conditions to Diane Sim, the former spouse of Robert Sim. The Company also issued a CAD$119,165 non-interest bearing note to Robert Sim repayable in six monthly installments of CAD$19,860.83 beginning on November 1, 2004 and ending on April 1, 2005. This note was in repayment of amounts owed to Robert Sim in respect of shareholder loans he provided the Company while he was a director that had no specific repayment terms. In connection with the transaction, the Company also acquired 30,000 shares of Wireless Canada held by Rosemary Sim, Robert Sim's spouse, in exchange for the issuance on January 10, 2005 of 61,200 restricted shares of the Company's Common Stock to Rosemary Sim.

      The Board believes that all of the foregoing related party transactions were made on terms that were fair and reasonable to the Company. Directors having an economic interest in the outcome of such transactions did not participate in the deliberation or voting with respect to such actions on the part of the Company.


                MARKET FOR COMMON EQUITY AND RELATED TRANSACTIONS

      The price per share of Company Common Stock is quoted on the NASD's OTC Bulletin Board under the symbol "WLSA". Prior to October 29, 2002 the Company's stock did not trade.

      The following table sets forth for the periods indicated the high and low close prices for the Common Shares in U.S. Dollars. These quotations reflect only inter dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

      -----------------------------------------------------------
      Quarter Ended                  High            Low
      -----------------------------------------------------------
      September 30, 2005            $0.55           $0.39
      -----------------------------------------------------------
      June 30, 2005                 $0.63           $0.49
      -----------------------------------------------------------
      March 31, 2005                $0.86           $0.41
      -----------------------------------------------------------
      December 31, 2004             $0.96           $0.56
      -----------------------------------------------------------
      September 30, 2004            $1.78           $0.76
      -----------------------------------------------------------
      June 30, 2004                 $1.78           $1.20
      -----------------------------------------------------------
      March 31, 2004                $0.50           $0.15
      -----------------------------------------------------------
      December 31, 2003             $4.95           $1.98
      -----------------------------------------------------------
      September 30, 2003            $2.25           $0.71
      -----------------------------------------------------------

      As of the date of this Prospectus the Company has approximately 7,068 shareholders.

      The Company does not expect to pay a cash dividend on its common stock in the foreseeable future. Payment of dividends in the future will depend on the Company's earnings and its cash requirements at that time.

      The Company does not have any securities authorized for issuance under equity compensation plans.

                             EXECUTIVE COMPENSATION

The following table sets forth compensation for each of the past three fiscal years with respect to each person who served as Chief Executive Officer of the Company and each of the four most highly-compensated executive officers of the Company who earned a total annual salary and bonuses that exceeded $100,000 in any of the three preceding three fiscal years.

                           Summary Compensation Table

------------------------------------------------------------------------------------------------------------------
                                                                        Long Term Compensation
------------------------------------------------------------------------------------------------------------------
                                                                                 Awards               Payouts
------------------------------------------------------------------------------------------------------------------
Name and Principal   Year     Salary ($)    Bonus ($)   Other Annual    Restricted   Securities     LTIP      All
Position                                                Compensation    Stock        Underlying     Payouts   Other
                                                        ($)             Award(s)     Options/SARs    ($)      Comp.
                                                                        ($)          (#)                       ($)
------------------------------------------------------------------------------------------------------------------
John G. Simmonds     2004     $232,403           --     $5,000 (4)
Chief Executive      2003     $ 92,362 (3)       --
Officer (1)(2)
------------------------------------------------------------------------------------------------------------------
Gary N. Hokkanen     2004     $116,215 (5)       --
Chief Financial      2003              (6)       (6)
Officer (2)
------------------------------------------------------------------------------------------------------------------
Carrie J. Weiler     2004     $103,955 (7)       --
Corporate            2003              (6)       (6)
Secretary (2)
------------------------------------------------------------------------------------------------------------------
Dallas Robinson      2003     $21,757            --     $1,532 (9)
(8) Chief            2002     $16,318       $16,579     $1,149 (9)
Executive Officer
------------------------------------------------------------------------------------------------------------------
Kenneth McAlpine     2001          --            --
Chief Executive
Officer
------------------------------------------------------------------------------------------------------------------

(1)   Mr. Simmonds joined the Company in March 2003.

(2) Mr. Simmonds, Mr. Hokkanen, and Ms. Weiler, were compensated in 2003 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited ("SCL") and the Company. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $268,874 during Fiscal Year 2003. On May 1, 2003, the Company by verbal consent entered into the management services agreement with SCL pursuant to which SCL would provide executive, accounting and financial reporting, human resources, information technology and other general management and administrative services to the Company. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term. Under the terms of the agreement the Company agreed to pay $35,000 per month for services rendered. On January 1, 2004, the agreement was effectively assigned from SCL to Simmonds Mercantile and Management Inc. ("SMMI"). SMMI provides services to entities other than the Company, and each of Mr. Simmonds, Mr. Hokkanen and Ms. Weiler currently devote, or may devote in the future, some portion of their working time to the management of other entities. The amounts shown on the chart above reflect the total amounts paid by SMMI and it predecessors to Mr. Simmonds, Mr. Hokkanen and Ms. Weiler in the 2003 and 2004 fiscal years, although some portion of that compensation was for services performed for entities other than the Company.

(3) Mr. Simmonds was paid CAD$124,689 in 2003 and CAD$300,500 in 2004 by SMMI and its predecessors, which amounts were equal to, respectively US$92,362 and US$232,403. Such foreign exchange conversions were calculated based on the average exchange rate for the applicable period.

(4) 2003 Board service fees. Following the 2004 Annual Meeting of Shareholders, no board service fees were paid to employees of the Company serving on the Board of Directors.

(5) Mr. Hokkanen was paid CAD$150,267 in 2004 by SMMI and its predecessors, which amount was equal to US$116,215. Such foreign exchange conversions were calculated based on the average exchange rate for the applicable period.

(6)   Total annual salary and bonuses were less than $100,000.

(7) Ms. Weiler was paid CAD$134,415 in 2004 by SMMI and its predecessors, which amount was equal to US$103,955. Such foreign exchange conversions were calculated based on the average exchange rate for the applicable period.

(8)   Mr. Robinson served as CEO during 2002 and resigned as CEO in March 2003.

(9)   Automobile allowances.

Option Grants in 2004 Fiscal Year

The Company made no option grants in 2004.

Compensation of Directors

Fees

      The following fees were paid to Directors who were not employees of the Company during fiscal 2004. During 2004, all non-employee directors received fees for services rendered on the Board of Directors. Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Board members are also reimbursed for all expenses associated with attending Board or Committee meetings. Non-employee directors are paid a $20,000 retainer per annum, paid quarterly and meeting fees as follows:

         Fee for each Board meeting                                 $500
         Fee for each telephone meeting                             $500
         Fee for each Committee meeting                             $500

The Company paid a total of $48,500 in directors' fees during 2004.

Employment Arrangements

      The Company's Chairman of the Board of Directors, Mr. John Simmonds, the Chief Financial Officer, Mr. Gary Hokkanen, and the Corporate Secretary, Ms. Carrie Weiler, were compensated in 2003 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited and the Company. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $268,874 during Fiscal Year 2003. On May 1, 2003, the Company by verbal consent entered into the management services agreement With Simmonds Capital Limited pursuant to which Simmonds Capital Limited would provide executive, accounting and financial reporting, human resources, information technology and other general management and administrative services to the Company. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term. Under the terms of the agreement the Company agreed to pay $35,000 per month for services rendered. On January 1, 2004, the agreement was effectively assigned from Simmonds Capital Limited to Simmonds Mercantile and Management Inc. a private Canadian corporation owned by John Simmonds, Carrie Weiler, Gary Hokkanen and Graham Simmonds. Management fees paid for the executive management services of such officers of the Company under the Management Services Agreement totaled $420,000 during Fiscal Year 2004.

      On September 30, 2005, the Company agreed with Simmonds Mercantile and Management Inc. to terminate the Management Services Agreement between the Company and SMMI.

      Pursuant to the terms of the Termination Agreement the Company agreed to pay a Break Fee represented by a payment of $100,000 (CAD$118,000) paid in two equal amounts of $50,000 (CAD$59,000) on October 3, 2005 and October 14, 2005. Said Break Fee represents less than three months fees of the remaining seven months of the Agreement. The Company also agreed to offer employment to Mr. Hokkanen, Wireless Age's Chief Financial Officer who had been remunerated prior to termination through the Management Services Agreement on customary terms for such position directly by Wireless Age. The Company also agreed to offer Ms. Weiler, Wireless Age's Corporate Secretary who had also been remunerated prior to termination through the Management Services Agreement, a Consulting Agreement on customary terms for such position directly by Wireless Age.

      In connection with the appointment of Mr. Brad Poulos as President of Wireless Age, the Company entered into an employment agreement with Mr. Brad Poulos on March 4, 2005 (the "Brad Poulos Employment Agreement"). Under the terms of the Brad Poulos Employment Agreement, Mr. Poulos will serve as President of Wireless Age at a base annual salary of CDN $200,000 (as of April 12, 2005, based on an exchange rate of CDN 1= U.S. $.808, CDN $200,000 was equal to U.S. $161,600). Mr. Poulos is also eligible for a short term bonus equal to 50% of his base annual salary if he achieves certain performance milestones. In addition, Mr. Poulos is eligible for long term bonus of 333,333 shares of the Company to be issued upon the first, second and third anniversary date of inception of his service to the Company (for a total of 999,999 shares in total) if he achieves certain additional milestones. Mr. Poulos will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other Company personnel. The Company will pay an automobile allowance to Mr. Poulos of CDN $1,200 per month (as of April 12, 2005, CDN $14,400 was equal to U.S. $11,635.20). Mr. Poulos has agreed to the Company's customary provisions for loyalty, confidentiality and ownership of intellectual property. The Brad Poulos Employment Agreement will continue in effect until such time notice is given by the Company, at its sole discretion at any time, to terminate Mr. Poulos. If the Company terminates the employment of Mr. Poulos prior to the statutory notice period required under the laws of Ontario and if termination occurs within 18 months of the inception date of the Brad Poulos Employment Agreement, the Company shall pay Mr. Poulos 300% of his annual base salary, and 150% if termination occurs after 18 months of inception of the agreement. The Company will have the right at any time to terminate Mr. Poulos for just cause without having to make such payments if Mr. Poulos is terminated for just cause or if Mr. Poulos voluntarily resigns or otherwise voluntarily terminates his agreement with the Company. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment. In connection with the Brad Poulos Employment Agreement, the Company has undertaken to exercise commercially reasonable efforts to cause Mr. Brad Poulos to be nominated and elected to the Company's Board of Directors.

      As of March 4, 2005, in connection with the Company's acquisition of all of the issued and outstanding shares of mmwave Technologies Inc., ("mmwave"),

Mr. Glenn Poulos entered into an agreement to serve as the President of mmwave (the "Glenn Poulos Employment Agreement"). Mr. Poulos will serve as President of mmwave at a base annual salary of CDN $150,000 (as of April 12, 2005, based on an exchange rate of CDN 1= U.S. $.808, CDN $150,000 was equal to U.S. $121,200). Mr. Poulos is also eligible for a short term bonus equal to 33% of his base annual salary if he achieves certain performance milestones. In addition, Mr. Poulos is eligible for long term bonus of 333,333 shares of mmwave to be issued upon the first, second and third anniversary date of inception of his service to mmwave (for a total of 999,999 shares in total) if he achieves certain additional milestones. Mr. Poulos will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other mmwave personnel. mmwave will pay an automobile allowance to Mr. Poulos of CDN $1,200 per month (as of April 12, 2005, CDN $14,400 was equal to U.S. $11,635.20). Mr. Poulos has agreed to mmwave's customary provisions for loyalty, confidentiality and ownership of intellectual property. This employment agreement will continue in effect until such time notice is given by mmwave, at its sole discretion at any time, to terminate Mr. Poulos. If mmwave terminates the employment of Mr. Poulos prior to the statutory notice period required under the laws of Ontario and if termination occurs within 18 months of the inception date of the employment agreement, mmwave shall pay Mr. Poulos 266% of his annual base salary, and 133% if termination occurs after 18 months of inception of the agreement. mmwave will have the right at any time to terminate Mr. Poulos for just cause without having to make such payments if Mr. Poulos is terminated for just cause or if Mr. Poulos voluntarily resigns or otherwise voluntarily terminates his agreement with mmwave. mmwave will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

      There are no change of control provisions pursuant to the Management Services Agreement or any similar agreements with any of the aforementioned officers, except for such provisions contained in each of the Brad Poulos Employment Agreement and the Glenn Poulos Employment Agreement.

      Pursuant to the Brad Poulos Employment Agreement, in the event of a buyout, merger, or any other event that results in a change of control (as defined therein), or whereby Mr. Poulos no longer controls at least one seat on the Company's Board of Directors, Mr. Poulos may elect to resign within sixty
(60) days of such event, with the following benefits: if termination occurs within 18 months of the inception date of the Brad Poulos Employment Agreement, the Company shall pay Mr. Poulos 300% of his annual base salary, and 150% if termination occurs after 18 months of inception of the agreement. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

      Pursuant to the Glenn Poulos Employment Agreement, in the event of a buyout, merger, or any other event that results in a change of control (as defined therein), Mr. Poulos may elect to resign within sixty (60) days of such event, with the following benefits: if termination occurs within 18 months of the inception date of the Glenn Poulos Employment Agreement, the Company shall pay Mr. Poulos 266% of his annual base salary, and 133% if termination occurs after 18 months of inception of the agreement. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

Compensation Committee

      The Compensation Committee consists of three non-employee directors, Messrs. Adelberg, Usher-Jones and Stephen Dulmage. The Compensation Committee has the responsibility for allocation of cash compensation and stock options to senior executive officers of the Company.

      The entire Board regularly reviews the Compensation Committee decisions relating to executive compensation. The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the long-term financial success of the Company.


                              CHANGE OF ACCOUNTANTS

      On February 5, 2004, the Company dismissed Amisano Hanson, Chartered Accountants, ("Amisano Hanson") as its principal accountants. Such action had been previously approved by the Registrant's Board of Directors. Amisano Hanson's report on the financial statements of the Company for the year ended December 31, 2002, did not contain an adverse opinion or disclaimer of opinion, and was not modified as to audit scope or accounting principles. From the time of Amisano Hanson's appointment as the Company's auditors on January 22, 2001, through the date of termination, there had been no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Amisano Hanson, would have caused it to make reference to the subject matter of the disagreements in connection with its report, including, without limitation, with respect to matters regarding reliable internal controls of the Company or any unwillingness to rely on representations of the Company.

      On February 5, 2004, the Company retained Mintz & Partners LLP of Toronto, Ontario, Canada, as the Company's independent accountants to conduct an audit of the Registrant's financial statements for the fiscal year ended December 31, 2003. This action was previously approved by the Company's Audit Committee and ratified by the entire Board of Directors.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from our Annual Reports on Form 10-KSB for the years ended December 31, 2004 and December 31, 2003 have been audited by Mintz & Partners LLP, independent auditors, as stated in its reports (which respective reports each express an unqualified opinion) which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                            DESCRIPTION OF SECURITIES

      The following summary describes the material terms of our capital stock. To fully understand the actual terms of the capital stock you should refer to our certificate of incorporation, as amended, and our bylaws. The summary does not give effect to the exercise of outstanding warrants or options to purchase common stock except where noted.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

      Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this Prospectus there are 29,121,046 shares of common stock, issued and outstanding. Upon the exercise of outstanding warrants for 150,000 shares of common stock there will be an aggregate of 29,271,046 shares of common stock issued and outstanding on a fully diluted basis. There are approximately 75 holders of record of our common stock as of the date of this Prospectus and approximately 7,000 shareholders that hold their respective stock in "street name" client accounts of broker-dealers and/or banks.

COMMON STOCK

      Voting Rights. The holders of our stock have one vote per share. Holders of our stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class.

      Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

      Other Rights. Upon the liquidation, dissolution or winding up of Wireless Age, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

      Voting rights. The holders of preferred stock shall have such voting powers, full or limited, or no voting powers, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

      Dividends. Holders of preferred stock will share ratably in any dividends declared by our Board of Directors, but may have preferential rights over the holders of common stock, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. Such dividends may be payable either in cash, in property, or in shares of common stock. There have been no issuances of preferred stock to date.

      Other Rights. Upon the liquidation, dissolution or winding up of Wireless Age, after payment or provision for payment of debts and other liabilities of the Company, holders of preferred stock may be entitled to preferential amounts in the net assets of the Company, as shall be stated in the resolution or resolutions providing for the issuance of such series of preferred stock adopted by the Board of Directors.

WARRANTS


      We have issued warrants for the purchase of our common stock. There are currently warrants to acquire up to 150,000 shares of common stock, none of which shares are being registered hereunder. The warrants to acquire such shares of common stock have an exercise price of $ 2.00 per share of common stock, of which 150,000 are exercisable until October 15, 2006.


OPTIONS

      As of the date of this Prospectus, we have granted no options to purchase shares of common stock.

      In May 2004, our Board of Directors approved presentation of an equity incentive plan to the Company's shareholders. The plan was not ratified by our shareholders and no options were issued under the plan. We intend to reintroduce a new equity incentive plan for ratification at the 2006 annual meeting of shareholders.

TRADING OF THE COMPANY'S COMMON STOCK ON THE OTC/BB SYSTEM

      Our common stock is quoted for trading on the Over-The-Counter Bulletin Board (OTC/BB) under the symbol "WLSA".

NO PREEMPTIVE RIGHTS

      No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

TRANSFER AGENT

      The transfer agent for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, Telephone 303-282-4800, Fax 303-282-5800.

SHARES ELIGIBLE FOR FUTURE SALE

      To date, there has been limited volume in the public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop due to sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

      As of the date of this Prospectus, after giving effect to the exercise of all outstanding warrants and options, the Company will have approximately 29,271,046 shares of common stock issued and outstanding. Approximately 19,732,374 shares are currently freely tradable. The remaining approximate 9,338,672 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.


      In general, under Rule 144 as currently in effect, any person or persons whose shares are required to be aggregated, including any affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of common stock, which is currently approximately 238,310 shares as of the date of this offering including the shares registered hereunder; or (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. Under Rule 144, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

      We have not filed any registration statements on Form S-8, however we may do so in the future. The Form S-8 permits the freely tradable resale in the public market of shares so registered.

PENNY STOCK

      Because the Company's common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock". This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

      Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

      Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

      Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

      The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

      No expert or counsel within the meaning of those terms under Item 504 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee, of the Company. Nor does any such expert have any contingent based agreement with the Company or any other interest in or connection to the Company.


                     COMMISSION POSITION ON INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

                        Wireless Age Communications, Inc.

                 FINANCIAL STATEMENTS (UNAUDITED) THIRD QUARTER

                 Three and Nine Months Ended September 30, 2005

                        Wireless Age Communications, Inc.

                      Condensed Consolidated Balance Sheet

                               September 30, 2005

                                   (UNAUDITED)

ASSETS

Current Assets:
   Cash and cash equivalents                                                                             $  321,973
    Receivables                                                                                           2,742,063
    Inventory                                                                                             1,874,105
    Prepaid expenses                                                                                        155,096
--------------------------------------------------------------------------------------------------------------------
                                                                                                          5,093,237
--------------------------------------------------------------------------------------------------------------------

Property, plant and equipment, net of accumulated amortization of                                           821,742
$1,489,846
Due from related parties (Note 11)                                                                        1,053,247
Investments (Note 4)                                                                                         74,682
Intangible assets (Note 5)                                                                                1,323,319
Goodwill (Note 5)                                                                                         5,519,253
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                           $ 13,885,480
--------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Bank indebtedness (Note 6)                                                                          $  639,703
      Accounts payable and accrued liabilities                                                            4,588,240
     Customer deposits                                                                                       14,790
     Deferred income                                                                                         47,252
     Current portion of shareholder loans (Note 12)                                                         114,865
     Current portion of long-term debt (Note 6)                                                              76,028
--------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                                 5,480,878

Shareholder loans (Note 12)                                                                                  83,569
Non-controlling interest                                                                                      1,283
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                         5,565,730
--------------------------------------------------------------------------------------------------------------------

Stockholders' equity
   Preferred stock,  $0.001 par value,  10,000,000  shares  authorized,  No
   shares issued and outstanding                                                                                  -
   Common  stock,   $.001  par  value,   100,000,000   shares   authorized,
   28,971,046 shares issued and outstanding at September 30, 2005
                                                                                                             28,971
   Additional paid-in capital                                                                             9,631,816
   Accumulated deficit                                                                                  (1,531,156)
   Accumulated other comprehensive income                                                                   190,119
--------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                8,319,750
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                             $ 13,885,480
--------------------------------------------------------------------------------------------------------------------

                                      See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.
 Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
                                   (UNAUDITED)


                                                                 Three Months Ended              Nine Months Ended
                                                                    September 30,                   September 30,
                                                              2005            2004            2005            2004
                                                              ----            ----            ----            ----
 Sales - product                                              $5,773,608     $3,172,120      $14,438,638     $8,510,081
 Commission and residual revenue                               1,053,400        712,017        2,745,783      1,923,434
 -----------------------------------------------------------------------------------------------------------------------
 Total sales                                                   6,827,008      3,884,137       17,184,421     10,433,515

 Cost of goods sold - product                                  4,480,113      2,559,389       11,272,282      6,929,064
 -----------------------------------------------------------------------------------------------------------------------
 Gross profit                                                  2,346,895      1,324,748        5,912,139      3,504,451

 Selling and administrative expenses                           1,956,264      1,208,962        4,886,462      3,549,271
 Amortization                                                     97,194         60,010          221,856        174,610
 -----------------------------------------------------------------------------------------------------------------------

 Earnings (loss) from operations                                 293,437         55,776          803,821      (219,430)

 Other (income) expenses
    Interest                                                       1,171         18,230            8,747         75,989
     Gain on disposal of marketable securities
                                                                       -              -         (35,853)      (275,594)
     Non-operating interest expense, net (Note 7)
                                                                       -         28,650                -        136,420
     Foreign exchange loss (gain)                               (14,275)          2,532            2,394          2,163
     Share of loss of equity accounted investment
     (Note 4)                                                     35,110              -          108,781              -
     Non-controlling interest                                          -              -                -          1,535
     Other expense                                                     -          1,932                -          1,932
 -----------------------------------------------------------------------------------------------------------------------
                                                                  22,006         51,344           84,069       (57,555)
 -----------------------------------------------------------------------------------------------------------------------

 Net income (loss)                                              $271,431         $4,432         $719,752     $(161,875)
 =======================================================================================================================

 Basic earnings (loss) per share of common stock:
 Weighted average number of common shares outstanding
                                                              28,739,089     22,341,240       27,577,883     21,348,566
       Basic earnings (loss) per share                            $0.009         $0.000           $0.026       $(0.008)
 Diluted earnings (loss) per share of common stock:
 Weighted average number of common shares outstanding
                                                              28,889,089     22,524,573       27,727,883              -
       Diluted earnings per share                                 $0.009         $0.000           $0.026              -

 Comprehensive Income (Loss)
 Net income (loss)                                              $271,431         $4,432         $719,752     $(161,875)
 Other comprehensive income (loss):
 Foreign exchange translation gain (loss)
                                                                  41,908         45,143           52,982         13,572
 -----------------------------------------------------------------------------------------------------------------------
 Comprehensive income (loss)                                    $313,339        $49,575         $772,734     $(148,303)
 =======================================================================================================================

                                      See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.
            Condensed Consolidated Statements of Stockholders' Equity
                                   (UNAUDITED)

                             Common Stock
                      ----------------------------
                                                                                                      Accumulated
                                                      Common        Additional                           Other             Total
                                                       Stock         Paid-in         Accumulated      Comprehensive    Stockholders'
                        Shares           Amount      Subscribed       Capital          Deficit            Income           Equity
                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------
Balance, December      19,574,104   $     19,574               -    4,741,850       (207,536)          94,720          4,648,608
 31, 2003

Issuance of common
stock for
retraction of
preferred stock of
wholly owned
subsidiary              1,000,000          1,000               -       (1,000)             -                -                  -

Issuance of common
 stock to acquire
 investments              412,500            412               -      549,588              -                -            550,000

Adjustment arising
 from common stock
 issued for
 consulting
 services provided              -              -         125,625            -              -                -            125,625

Adjustment arising
 from warrants
 issued for
 consulting
 services provided              -              -               -        2,538              -                -              2,538

Adjustment arising
 from the disposal
 of marketable
 securities                     -              -               -            -              -          (24,244)           (24,244)

Adjustment arising
 from foreign
 exchange
 translation loss               -              -               -            -              -           (5,088)            (5,088)

Net income (loss)
 for the three
 month period ended
 March 31, 2004                 -              -               -            -       (257,941)               -           (257,941)
                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------
Balance, March 31,
 2004                  20,986,604   $     20,986         125,625    5,292,976       (465,477)          65,388          5,039,498
                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------

Adjustment arising
 from the issuance
 of common stock
 for consulting
 services provided        125,000            125       (125,625)      125,500              -                -                  -

Adjustment arising
 from foreign
 exchange
 translation loss               -              -               -            -              -           (2,239)            (2,239)

Net income (loss)
 for the three
 month period ended
 June 30, 2004                  -              -               -            -         91,634                -             91,634

                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------
Balance, June 30,
 2004                  21,111,604   $     21,111               -    5,418,476       (373,843)          63,149          5,128,893
                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------

Issuance of common
 stock for
 acquisition            1,325,000          1,325               -    1,134,995              -                -          1,136,320

Issuance of common
 stock in repayment
 of shareholder
 loans                    150,563            151               -      184,818              -                -            184,969

Common stock
 subscribed in
 connection with
 acquisition                    -              -         624,750            -              -                -            624,750

Common stock
 subscribed in
 connection with
 consulting
 services provided              -              -          12,163            -              -                -             12,163

Common stock
 subscribed in
 connection with
 acquisition of
 additional shares
 of subsidiary                  -              -         138,574            -              -                -            138,574

Adjustment arising
 from foreign
 exchange
 translation gain               -              -               -            -              -           45,143             45,143

Net income (loss)
 for the three
 month period ended
 September 30, 2004             -              -               -            -          4,432                -              4,432

                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------
Balance, September
 30, 2004              22,587,167   $     22,587         775,487    6,738,289       (369,411)         108,292          7,275,244
                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------

                                      See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.
            Condensed Consolidated Statements of Stockholders' Equity
                                   (UNAUDITED)

                             Common Stock
                      ----------------------------
                                                                                                      Accumulated
                                                      Common        Additional                           Other             Total
                                                       Stock         Paid-in         Accumulated      Comprehensive    Stockholders'
                        Shares           Amount      Subscribed       Capital          Deficit           Income           Equity
                      ------------     ----------- -------------- --------------- ---------------- ---------------- ----------------
Balance,            23,544,846     $     23,545              -    7,545,611    (2,250,908)        137,137            5,455,385
 December 31,
 2004

Issuance of
common stock to
acquire
investments            225,000              225              -      158,513             -               -              158,738

Issuance of
common stock to
acquire
additional
interest in
majority owned
subsidiary              61,200               61              -       41,827             -               -               41,888

Issuance of
common stock
under earnout
arrangement             50,000               50              -       25,875             -               -               25,925

Issuance of
common stock to
acquire wholly
owned subsidiary     4,500,000            4,500              -    1,623,600             -               -            1,628,100

Adjustment
 arising from
 foreign
 exchange
 translation gain            -                -              -            -             -           7,508                7,508

Adjustment
 arising from
 unrealized
 holding gain on
 marketable
 securities                  -                -              -            -             -          70,402               70,402

Net income for
 the three month
 period ended
 March 31, 2005              -                -              -            -       107,344               -              107,344
                   --------------     ---------- -------------- -------------- --------------- ------------------ ------------------

Balance, March
 31, 2005           28,381,046     $     28,381              -    9,395,426    (2,143,564)        215,047            7,495,290
                   --------------     ---------- -------------- -------------- --------------- ------------------ ------------------

Issuance of
common stock
under earnout
arrangement             50,000               50              -       21,200             -               -               21,250

Adjustment
 arising from
 unrealized
 holding loss on
 marketable
 securities                  -                -              -            -             -         (70,402)             (70,402)

Adjustment
 arising from
 foreign
 exchange
 translation gain            -                -              -            -             -           3,566                3,566

Net income for
 the three month
 period ended
 June 30, 2005               -                -              -            -       340,977               -              340,977
                   --------------     ---------- -------------- -------------- --------------- ------------------ ------------------

Balance, June
 30, 2005           28,431,046     $     28,431              -    9,416,626    (1,802,587)        148,211            7,790,681
                   --------------     ---------- -------------- -------------- --------------- ------------------ ------------------

Issuance of
common shares to
acquire
operating
subsidiary             540,000              540              -      215,190             -               -              215,730

Adjustment
 arising from
 foreign
 exchange
 translation gain            -                -              -            -             -          41,908               41,908

Net income for
 the three month
 period ended
 September 30,
 2005                        -                -              -            -       271,431               -              271,431
                   -------------- --- ---------- -------------- -------------- --------------- ------------------ ------------------

Balance,
 September 30,
 2005               28,971,046     $     28,971              -    9,631,816    (1,531,156)        190,119            8,319,750
                   ============== === ========== ============== ============== =============== ================== ==================

                                      See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                   (UNAUDITED)

                                                                                  Nine Months Ended
                                                                                     September 30,
                                                                                  2005           2004
                                                                                  ----           ----
   ---------------------------------------------------------------------------------------------------
   Net cash provided by (used in) operations
       Net income (loss)                                                    $  719,752    $ (161,875)
       Adjustments to reconcile net income (loss)
         to net cash provided by (used in) operating
         activities:
            Amortization                                                       221,856        174,610
          Foreign exchange (gain) loss                                           2,394          2,163
          Other expense                                                              -          1,932
          Share of loss of equity investment                                   108,781              -
          Gain on disposal of marketable
   securities                                                                 (35,853)      (275,594)
          Minority interest share of income                                          -          1.535
   Changes in operating assets and liabilities:
          Accounts receivable                                                  133,605      (511,010)
          Inventory                                                            147,408        162,394
          Prepaid expenses                                                    (30,101)       (14,329)
          Accounts payable and accrued liabilities
                                                                           (1,116,454)        394,317
          Customer deposits                                                   (17,725)          8,694
          Deferred income                                                          859              -
   ---------------------------------------------------------------------------------------------------
   Net cash provided by (used in) operating activities                         134,522      (217,163)
   ---------------------------------------------------------------------------------------------------
   Cash flows from investing activities:
   Proceeds on disposal of marketable securities
                                                                               201,198        457,640
   Purchase of marketable securities                                         (185,344)       (39,500)
   Due from/to related parties                                               (974,430)      (341,367)
   Acquisition of additional  portion of minority interest
                                                                             (100,000)              -
   Additions to property, plant and equipment                                (195,442)      (144,272)
   ---------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities:                    (1,254,018)       (67,499)
   ---------------------------------------------------------------------------------------------------
   Cash flows from financing activities:
   Increase (decrease) in bank indebtedness                                    622,200       (64,306)
   Increase (decrease) in shareholder loans                                   (69,836)              -
   Increase (decrease) in long-term debt                                     (167,065)        104,036
   ---------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities:
                                                                               385,299         39,730
   ---------------------------------------------------------------------------------------------------
   Decrease in cash from business activities:                                (734,197)       (244,932)
   ---------------------------------------------------------------------------------------------------
   Cash and cash equivalents acquired on acquisition
                                                                               256,050        646,934
   ---------------------------------------------------------------------------------------------------
   Increase (decrease) in cash                                               (478,147)        402,002
   ---------------------------------------------------------------------------------------------------
   Cash,  beginning of period                                                  800,120              -
   ---------------------------------------------------------------------------------------------------
   Cash,  end of period                                                   $    321,973     $  402,002
   ---------------------------------------------------------------------------------------------------

Non cash financing activities:

During the nine month period ended September 30, 2005, the Company:

      o     Issued 225,000 shares of its common stock to acquire investments.

      o Issued 61,200 shares of its common stock to acquire additional portion of minority interest in subsidiary.

      o     Issued 100,000 shares under an earnout arrangement.

      o Issued 4,500,000 shares of its common stock to acquire mmwave Technologies Inc.

      o Issued 540,000 shares of its common stock to acquire Knowlton Pass Electronics Inc.

During the nine month period ended September 30, 2004, the Company:


      o Issued 412,500 shares of its common stock to purchase $550,000 in subordinated convertible promissory notes of RELM Wireless Corporation.

      o Acquired 6,000,000 common shares of Phantom Fibre Corporation from a related party by issuing a $180,000 note payable.

      o Acquired intellectual property rights in exchange for inventory valued at $76,260.

      o Issued 125,000 shares of its common stock for consulting services provided, valued at $125,625 of which $106,667 has been amortized.


      o Issued 1,325,000 shares of its common stock to acquire Marlon Distributors Ltd.

      o Issued 150,563 shares of its common stock to repay shareholder loans of $184,969 within Marlon Distributors Ltd.

      o Agreed to issue 700,000 shares of its common stock to acquire Prime Battery Products Ltd.

      o Agreed to issue 18,000 shares of its common stock for consulting services provided having a value of $12,163.

      o Agreed to issue 179,151 shares of its common stock for a minority interest position of approximately 5.7% of its majority owned subsidiary.

                 See accompanying notes to financial statements.

                        Wireless Age Communications, Inc.

              Notes to Condensed Consolidated Financial Statements
                               September 30, 2005
                                   (Unaudited)


Note 1 - Basis of Presentation and nature of operations

         The accompanying condensed unaudited consolidated financial statements of Wireless Age Communications Inc., (the "Company"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2004.

The Company, through its 99.7% owned subsidiary, Wireless Age Communications Ltd. ("WACL") is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. A wholly owned subsidiary, mmwave Technologies Inc. ("mmwave"), is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. It also provides a range of technical solutions to the Canadian markets primarily in the manufacturing and service provider segments of the communications industry. Another wholly owned subsidiary, Knowlton Pass Electronics Inc. ("Knowlton"), is a network operator providing wireless connectivity solutions to commercial and municipal customers. The Company, through its other wholly owned subsidiaries Wireless Source Distribution Ltd. ("Wireless Source"), Prime Wireless Corporation ("Prime Wireless"), Prime Battery Products Limited ("Prime Battery") and Marlon Distributors Ltd. ("Marlon") is in the business of distributing two-way radio products, prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada. WACL was acquired on October 8, 2002, Knowlton was acquired on July 31, 2005, mmwave was acquired on March 4, 2005, Prime Wireless was acquired on March 13, 2003, Wireless Source was acquired on September 19, 2003, Marlon was acquired on July 30, 2004 and Prime Battery was acquired on September 16, 2004.

The Company was incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, the Company changed its name to Wireless Age Communications, Inc.


Note 2 - Recent developments

Resignation of John G. Simmonds as CEO and Appointment of Bradley J. Poulos

      John G. Simmonds resigned as the Company's CEO, effective as of September 12, 2005. Mr. Simmonds has served as the Company's Chief Executive Officer since March of 2003. Mr. Simmonds will continue to serve as the Chairman and a member of the Company's Board of Directors. Mr. Brad Poulos, the Company's President, will now also serve as Chief Executive Officer. Mr. Poulos served as the President of the Company's subsidiary mmwave Technologies Inc. from 1998 to 2005 and became the Company's President and one of its directors upon the Company's acquisition of mmwave in March of 2005.

Termination of Simmonds Mercantile and Management Inc. Management Services Agreement

      On September 30, 2005, the Company agreed with Simmonds Mercantile and Management Inc. ("SMMI") to terminate the Management Services Agreement between the Company and SMMI.

      On May 1, 2003 the Company entered into a Management Services Agreement with Simmonds Capital Limited for the executive management services of John G. Simmonds, as CEO, Carrie J. Weiler, as Corporate Secretary, Gary N. Hokkanen, as CFO, as well as other non-executive level individuals on a time to time basis, for a monthly fee of $35,000. As stated above, Mr. Simmonds resigned as CEO of the Company on September 12, 2005 and Bradley J. Poulos was appointed as CEO on September 12, 2005. As John Simmonds was no longer providing executive management services to the Company as CEO, on September 30, 2005, the Company negotiated the termination of the Management Services Agreement effective October 1, 2005.

      Pursuant to the terms of the Termination Agreement the Company agreed to pay a Break Fee represented by a payment of $100,000 (CAD$118,000) paid in two equal amounts of $50,000 (CAD$59,000) on October 3, 2005 and October 14, 2005. The Break Fee represented less than three months fees of the remaining seven months of the Agreement. The Company also agreed to offer employment to Mr. Hokkanen, Wireless Age's Chief Financial Officer who had been remunerated prior to termination through the Management Services Agreement on customary terms for such position directly by Wireless Age. The Company also agreed to offer Ms. Weiler, Wireless Age's Corporate Secretary who had also been remunerated prior to termination through the Management Services Agreement, a Consulting Agreement on customary terms for such position directly by Wireless Age.

Acquisition of Knowlton Pass Inc. and Knowlton Pass' Agreements with MaxTel Wireless Inc.

      On July 26, 2004, the Company announced that it had agreed to fund the development of the Knowlton Pass Electronics Inc. (Knowlton Pass) business plan by way of a loan. Under the terms of the Knowlton Pass agreement Wireless Age agreed to fund development of the project through draws of no more than $80,000 (CAD$100,000) per month. The Company also had an option (but not the obligation) to acquire all of the issued and outstanding Knowlton Pass common shares in exchange for 540,000 shares. On July 31, 2005 the Company exercised the option and acquired all of the outstanding common shares of Knowlton in exchange for 540,000 common shares of its common stock. Knowlton is a wireless network operator offering commercial and municipal wireless connectivity and communications solutions.

A Stock Purchase Agreement (the "Stock Purchase Agreement") between the owners of the issued and outstanding shares of Knowlton Pass and Marlon Distributors Ltd. (a wholly owned subsidiary of the Company) was executed as of July 31, 2005.

Change in Address

      Effective November 1, 2005, mmwave Technologies, Inc. and the corporate offices of the Company were moved to 6200 Tomken Road, Unit A, Mississauga, Ontario, L5T 1X7, Canada.

Note 3 - Summary of Significant Accounting Policies

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates, and such differences could be material.

      Consolidated financial statements

      The consolidated financial statements include the accounts of the Company, its two wholly-owned inactive subsidiaries DB Sim Holdings Ltd. ("DB Sim") and 1588102 Ontario Inc. ("1588102"), its 99.7% owned subsidiary WACL, and its wholly-owned subsidiaries Prime Battery, Prime Wireless, Knowlton, mmwave, Marlon, and Wireless Source. WACL, DB Sim and Wireless Source are incorporated under the laws of the province of Saskatchewan, Canada. Prime Wireless, Prime Battery and 1588102 are incorporated under the laws of the Province of Ontario, Canada and Knowlton, mmwave and Marlon Distributors are federally incorporated under the laws of Canada. All intercompany transactions have been eliminated.

         Inventory

         Telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method.

         Allowance for Doubtful Accounts

         The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company's assessment of the general financial conditions affecting its customer base. If the Company's actual collections experience changes, revisions to the allowance may be required.


         Property, plant and equipment

         Property, plant and equipment are recorded at cost less accumulated amortization. Amortization is provided over estimated useful life of the assets using the following annual rates:

         Computer hardware                                30% declining balance
         Computer software                                2 years straight-line
         Equipment under capital lease                    10 years straight-line
         Leasehold improvements                           5 years straight-line
         Office equipment                                 10 years straight-line
         Rental equipment                                 30% declining balance
         Shop tools                                       10 years straight-line

         Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

         Investments

         Investments are recorded as available for sale marketable securities, held to maturity investments or equity accounted investments.

         Available for sale marketable securities are recorded at fair value and unrealized gains and losses, net of tax are recorded separately in stockholders' equity. Realized gains or losses and other than temporary declines in value are reported in other income or expense as incurred.

         Held to maturity investments and are recorded at amortized cost. Any unrealized losses which are considered "other than temporary" are classified as realized losses through operations.

         Investments in other entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company's ability to exercise significant influence over the operating and financial policies of the investee. Investments of this nature are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment. When net losses from an equity accounted for investment exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method when the entity subsequently reports net income and the Company's share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred. When an equity accounted for investee issues its own shares, the subsequent reduction in the Company's proportionate interest in the investee is reflected in income as a deemed dilution gain proportionate interest in or loss on disposition.

         Acquisitions and Business Combinations

         The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included in intangible assets in the accompanying consolidated balance sheets.



         Impairment of Long-lived Assets

         Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.


         Intangibles, goodwill and other assets

         The Company annually reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable based on undiscounted cash flows. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, and significant negative industry or economic trends and the current fair market value if available. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

         Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

         The Company follows SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives.

         Fair Value of Financial Instruments

         The carrying value of cash, receivables, accounts payable and accrued liabilities and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt and due to related parties also approximates fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

         Advertising and Marketing Costs

         The Company expenses the costs of advertising and marketing as incurred. The Company incurred $228,752 and $191,353 of advertising and marketing expenses during the nine month periods ended September 30, 2005 and 2004, respectively.


         Income Taxes

         The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"("FAS 109") which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.


         Basic and Diluted Earnings (Loss) Per Share

         The Company reports basic earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the year. Diluted earnings per share includes the potentially dilutive effect of outstanding common stock options and warrants which are convertible to common shares. Diluted loss per share is not presented if the results would be "anti-dilutive".


         Foreign Currency Translation

         The functional currency of the Company is Canadian dollars, which has been translated into US dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized. Any translation adjustments resulting are not included in determining net income but are included in other comprehensive income.


         Comprehensive Income

         The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Comprehensive income is comprised of foreign currency translation adjustments and unrealized gains and losses on available for sale marketable securities.


         Revenue Recognition

         The Company recognizes revenue from the sale of telecommunications equipment and accessories when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the time they are received from the telephone company. The Company receives co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense.

         Revenue from long-term contracts for developing and building telecommunications systems is recognized using the percentage of completion method where revenue is recorded as costs are incurred, based on actual costs incurred to date on a contract, relative to the estimated total costs to complete the contract. Unbilled revenue represents revenue earned in excess of amounts billed on uncompleted contracts. Deferred revenue represents the extent that billings to clients are in excess of revenue recognized to date. The results reported under the percentage of completion method are based on management's estimates of total costs to complete the various contracts. Should total actual costs be materially higher or lower than these estimates, adjustment to future results would be necessary.


         Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections"("SFAS 154"). SFAS 154 replaces APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of SFAS 154 will have a material impact on its consolidated balance sheets and statements of operations, shareholders' equity and cash flows.

FASB STATEMENT NO. 123R, SHARE BASED PAYMENT. FASB issued SFAS No. 123R which revises SFAS No. 123 and is effective for small business issuers as of the beginning of the first interim or annual reporting period after December 31, 2005. SFAS No. 123R requires public entities to measure the cost of employment services received in exchange for an award of equity instruments on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. The Company does not anticipate that the adoption of SFAS 123R will have a material impact on its consolidated balance sheets and statements of operations, shareholders' equity and cash flows.


Note 4 - Investments

Available for Sale Securities

Investment in RELM Wireless Corporation Warrants

         On January 25, 2005, the Company acquired warrants to purchase 300,000 common shares of RELM Wireless Corporation, exercisable on a cashless basis on or before May 11, 2005 for a cash payment of $165,345 (CDN$200,000). Pursuant to the terms of the warrants the Company obtained 103,853 common shares of RELM through the exercise of the warrants on a cash-less basis. During May and June 2005, the Company disposed of the common shares for proceeds of $201,198. The Company recorded a gain on disposition of $35,853.

Held to Maturity Investments

Investment in Infinity Capital Corporation

         On September 1, 2005, the Company acquired 200,000 common shares of Infinity Capital Corporation, representing a less than 1% ownership interest, for a cash payment of $20,000



Equity Accounted Investments

Investment in Midland International Corporation (formerly known as Azonic Corporation)

         During the nine month period ended September 30, 2005 the Company acquired an additional 400,000 common shares of Midland International Corporation a publicly traded entity listed on the NASD
Over-the-Counter-Bulletin-Board in exchange for 225,000 shares of the Company's stock.

         This investment is recorded using the equity method so the account was adjusted during the period as follows:

         Balance at Dec 31, 2004                     $    4,725
         Additional investment in Midland               158,738
         Share of loss of Midland                      (108,781)
                                                     -----------
                                                     $   54,682
                                                     ===========


Note 5 - Intangible Assets & Goodwill

Intangible assets

                                                        Gross
                                                       Carrying          Accumulated
     As of September 30, 2005                           Amount           Amortization          Net
                                                        ------           ------------          ---
     Amortized intangible assets:
     Retail segment:
        Residual premiums                        $     868,855         $    (737,469)    $     131,386
        MTS agency fee                                 275,221              (143,631)          131,590
                                                 -------------         -------------     -------------
     Total retail segment                            1,144,076              (881,100)          262,976
     Wholesale segment:
        Distribution rights                             17,202                (2,359)           14,843
                                                 -------------         -------------     -------------

     Total wholesale segment                            17,202                (2,359)           14,843
                                                 -------------         -------------     -------------
     Total amortized intangible assets               1,161,278              (883,459)          277,819
                                                 =============         =============     =============
     Unamortized intangible assets:
     Wholesale segment:
     Landmobile radio distribution
           and supply agreement                        284,500
     Prepaid card distribution agreement
                                                       761,000
                                                 -------------
     Total unamortized wholesale
        segment intangible assets                $   1,045,500
                                                 =============


Aggregate amortization expense for the nine month period ended September 30, 2005: $84,844.

Estimated amortization expense:

         For the year ended December 31, 2006                 $  95,775
         For the year ended December 31, 2007                 $  78,971
         For the year ended December 31, 2008                 $  30,061
         For the year ended December 31, 2009                 $  30,061
         For the year ended December 31, 2010                 $  10,399

Goodwill

The changes in the carrying amount of goodwill for the nine month period ended September 30, 2005, are as follows:

                                                         Retail       Wholesale
                                                        Segment         Segment         Total
                                                       --------      ----------    ----------
     Balance as of January 1, 2005                     $123,053      $3,022,366    $3,145,419
     Goodwill acquired                                  117,973       2,255,861     2,373,834
     Impairment losses                                        -               -             -
                                                       --------      ----------    ----------
     Balance as of September 30, 2005                  $241,026      $5,278,227    $5,519,253
                                                       ========      ==========    ==========


The Retail and Wholesale segments will be tested for impairment in the fourth quarter during the annual budgeting and forecasting process. The fair values of both reporting units are estimated using the expected present value of future cash flows.


Note 6 - Bank Indebtedness and Long-term Debt


       Bank indebtedness

The Company has a line of credit of $620,000 (CAD$750,000) with a registered Canadian bank, secured by the accounts receivable and inventory of which $228,994 (CAD$266,250) was drawn as of September 30, 2005. At September 30, 2005 the bank indebtedness consisted of :



Bank overdraft                                    $ 410,709
Line of credit                                      228,994
                                             ---------------
                                                  $ 639,703
                                             ===============
Long-term debt


             Note payable, secured by common shares of Wireless Canada, repayable in one instalment payment of $59,976 (CDN$80,000) on April 30, 2004 and the balance in monthly instalment payments of $8,430 (CDN$11,244) commencing September 1, 2004 including
              interest at 6% per annum.            76,028
                                               -----------

                                                   76,028
                                                  (76,028)
                                               -----------
             Less:  current portion:           $        -
                                               ===========

Note 7 - Non-Operating Interest Expense, Net


                                                   Three months    Three months        Nine            Nine
                                                      ended           ended        months ended    months ended
                                                  September 30,   September 30,   September 30,   September 30,
                                                       2005            2004            2005            2004
                                                       ----            ----            ----            ----
             Interest expense on secured
             promissory note payable              $           -   $      46,983   $           -   $     138,086

             Amortization of financing fee on
             secured promissory note payable                  -          26,667               -         133,334

             Interest income on 8% convertible
             subordinated promissory notes of
             RELM Wireless (pledged as security
             to $2,330,000 promissory note)                   -         (45,000)              -        (135,000)
                                                  ------------    -------------   ------------    -------------
                                                  $           -   $      28,650   $           -   $     136,420
                                                  ============    =============   ============    =============


Note 8 - Acquisition of Knowlton Pass Electronics Inc.

  On July 31, 2005 the Company acquired all of the issued and outstanding common shares of Knowlton Pass Electronics Inc. (Knowlton Pass) in exchange for 540,000 shares of the Company's common stock.

  The results of operations for Knowlton Pass are included in the consolidated operating results of the Company beginning August 1, 2005.

  The total consideration for the acquisition of Knowlton Pass was $215,730 representing the value of 540,000 common shares. The value of the common shares was determined based on a 15% discount on the closing share price of the Company's common stock on the date of acquisition.

  The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

               Current assets
                                                                       103,846
               Property, plant and equipment
                                                                       219,148
               Goodwill
                                                                       982,511
               Current liabilities                                  (1,089,775)
                                                                    ----------
               Net assets acquired at fair values                      215,730
                                                                    ==========
               Total consideration:
               540,000 common shares of the Company                    215,730
                                                                    ==========


The excess of purchase price over net assets acquired has been allocated to goodwill.

Note 9 - Proforma Information

The following pro forma financial information is prepared assuming that the mmwave Technologies Inc. and the Knowlton Pass Electronics Inc. acquisitions occurred at the beginning of the reported period.

                                                Nine months Ended
                                                September 30, 2005

                             Wireless Age           mmwave             Knowlton Pass
                           (as reported)*       (Jan 1 - Mar 3)     (Jan 1 - Jul 31)         Pro Forma
                           ----------------- ---------------------- -------------------- ------------------
Revenue                          17,184,421                781,816              111,262         18,077,499

Net income (loss)                   719,752              (231,709)            (293,530)            194,513

Weighted average
number of shares
 outstanding                     27,577,883              4,500,000              540,000         28,913,565

Net income (loss)
per share                            $0.026                                                         $0.007

     * - results include seven months operations of mmwave (Mar 4 - Sep 30) and two months operations of Knowlton (Aug 1 - Sep 30)

                                                 Nine months Ended
                                                September 30, 2004

                             Wireless Age           Mmwave          Knowlton Pass
                             (as reported)     (Jan 1 - Sep 30)      (Jan 1 - Sep 30)        Pro Forma
                            ---------------- ---------------------- -------------------- ------------------
Revenue                          10,433,515              5,810,576                    -         16,244,091

Net income (loss)                 (161,875)                 54,919             (45,230)          (152,186)

Weighted average
 number of shares
 Outstanding                     21,348,566              4,500,000              540,000         26,388,566

(Loss)
 per share                          (0.008)                                                        (0.006)

Note 10 - Segmented Information

                                                                9 Months         9 Months

                                                              September 30     September 30

                                                                  2005            2004
Revenues
  Retail - Sale of tangible products                          $  5,569,005    $  4,138,633
  Retail - Commission and residual revenue                       2,260,913       1,818,489
                                                              ------------    ------------
                                                                 7,829,918       5,957,122
                                                              ------------    ------------
  Wholesale - sale of tangible products                          8,869,633       4,371,448
  Wholesale - Commission and residual revenue                      484,870         104,945
                                                              ------------    ------------
                                                                 9,354,503       4,476,393
                                                              ------------    ------------
Consolidated revenues                                         $ 17,184,421    $ 10,433,515
                                                              ------------    ------------

Profit (loss)
  Retail                                                      $    907,929    $    283,530
  Wholesale                                                        432,209          83,043
Unallocated amounts:
  Corporate costs (including related party management fees)       (620,386)       (528,448)
                                                              ------------    ------------
Consolidated income (loss)                                    $    719,752    $   (161,875)
                                                              ------------    ------------

Assets
  Retail                                                      $  2,682,446    $  2,710,806
  Intangible assets and goodwill - retail                          514,002         429,369
                                                              ------------    ------------
                                                                 3,196,448       3,140,175
                                                              ------------    ------------
  Wholesale                                                      3,367,879       1,883,750
  Intangible assets and goodwill - wholesale                     6,579,596       5,297,616
                                                              ------------    ------------
                                                                 9,947,475       7,181,366
                                                              ------------    ------------
  Unallocated corporate assets                                     741,557       2,673,789
                                                              ------------    ------------
   Consolidated assets                                        $ 13,885,480    $ 12,995,330
                                                              ------------    ------------


Note 11 - Due (to)/from Related Parties

                                                                                                  September 30,
                                                                                                      2005
             Amounts owing from company with common directors and/or common management, unsecured, non-interest bearing with no specific
             terms of repayment.                                                                 $      364,843

             Trade receivable amounts owed from a company that officers of the Company are minority shareholders, unsecured, non-interest bearing. 417,873

             Amounts owed from a company that officers of the Company are minority shareholders, unsecured, interest at 8% per annum.
                                                                                                        190,640

             Other amounts owing from  related companies                                                 79,891
                                                                                                 --------------
                                                                                                 $    1,053,247
                                                                                                 ==============

Note 12 - Shareholder Loans

Certain shareholders of mmwave provided loans to the company prior to the acquisition by Wireless Age. As a condition of closing the transaction Wireless Age and the shareholders agreed that 50% of such loans would be paid at closing and the remainder would be paid quarterly in arrears over a two year period.

The details of the due to shareholders are as follows:

Due to former shareholders of mmwave                     $ 198,434
Current portion                                          (114,865)
                                                     --------------
Long-term portion                                         $ 83,569
                                                     ==============

                        WIRELESS AGE COMMUNICATIONS, INC.


                   FINANCIAL STATEMENTS (AUDITED) 2004 & 2003

                        WIRELESS AGE COMMUNICATIONS, INC.

                  REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2004 and 2003

                             (Stated in US Dollars)

                    REPORT OF INDEPENDENT REGISTERED AUDITORS

To the Stockholders,
Wireless Age Communications, Inc.

We have audited the accompanying consolidated balance sheets of Wireless Age Communications, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless Age Communications, Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

Toronto, Canada
"MINTZ & PARTNERS LLP"
March 24, 2005

                        WIRELESS AGE COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003
                             (Stated in US Dollars)


            ASSETS                                   2004              2003
                                                     ----              ----
Current
   Cash and cash equivalents                    $    800,120       $         --
   Receivables - Note 3                            1,883,671          1,476,544
   Inventory                                       1,337,755          1,385,069
   Investments - Note 5                                   --          1,898,101
   Prepaid expenses                                  111,425            279,710
                                                ------------       ------------
                                                   4,132,971          5,039,424

Due from related parties - Note 10                   104,189                 --
Loan receivable - Note 4                             194,130                 --
Property, plant and equipment - Note 6               405,220            413,421
Investments - Note 5                                   4,725                 --
Intangible assets - Note 7                         1,388,163          1,743,144
Goodwill - Note 7                                  3,145,419          2,855,597
                                                ------------       ------------
                                                $  9,374,817       $ 10,051,586
                                                ============       ============

            LIABILITIES
Current
   Bank indebtedness                            $         --       $     64,306
   Accounts payable and accrued
   liabilities - Notes 8                           3,637,210          2,670,817
   Customer deposits                                  13,931              8,858
   Due to related parties - Note 10                       --             73,723
   Current portion of
   long-term debt - Note 9                           196,645          2,286,862
                                                ------------       ------------
                                                   3,847,786          5,104,566
Long-term debt - Note 9                               46,448            251,085
Non-controlling interest                              25,198             47,327
                                                ------------       ------------
                                                   3,919,432          5,402,978
                                                ------------       ------------

            STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value
   10,000,000 shares authorized,
   none outstanding                                       --                 --
Common stock, $0.001
par value - Note 11
   100,000,000 shares authorized
   23,544,846 shares outstanding
   (2003: 19,574,104)                                 23,545             19,574
Additional paid-in capital                         7,545,611          4,741,850
Accumulated deficit                               (2,250,908)          (207,536)
Other comprehensive income                           137,137             94,720
                                                   5,455,385          4,648,608
                                                ------------       ------------
                                                $  9,374,817       $ 10,051,586
                                                ============       ============

                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

                                                             2004                2003
                                                             ----                ----
Sales:
   Sales - products                                        $ 12,600,027    $  7,111,822
   Activation commission and residual revenues                2,609,134       2,156,747

Total sales                                                  15,209,161       9,268,569

   Cost of goods sold - products                             10,193,366       5,411,072
                                                           ------------    ------------
Gross profit                                                  5,015,795       3,857,497

Operating expenses
   Selling and administrative expenses                        5,072,689       3,616,350
   Amortization                                                 239,312         249,223
   Write down of goodwill and intangible assets - Note 7      1,216,146              --
                                                           ------------    ------------
Total operating expenses                                      6,528,147       3,865,573
                                                           ------------    ------------
Loss from operations                                         (1,512,352)         (8,076)
                                                           ------------    ------------
Other expenses (income)
   Interest expense                                             102,076         100,294
   Foreign exchange losses (gains)                              (57,153)         84,951
   Non-operating interest expense, net  - Note 12               131,580              --
   Loss on investments, net - Note 14                           138,572              --
   Loss on termination of acquisition - Note 13                 179,635              --
   Management fees                                                   --         (39,973)
   Share of loss of equity accounted investment - Note 5         34,775              --
   Non-controlling interest                                      (1,535)         16,041

Total other expenses                                            531,020         129,231

Loss for the year                                          $ (2,043,372)   $   (137,307)

Loss per share                                             $      (0.09)   $      (0.01)

Weighted average number of common shares outstanding         21,776,481      17,537,022


                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

                                                         2004              2003
                                                         ----              ----
Operating Activities
   Net loss for the year                             $(2,043,372)      $  (137,307)
   Items not involving cash:
     Amortization of property,
     plant and equipment                                 239,312           249,223
     Loss on investments                                 138,572                --
     Write down of intangible
     assets and goodwill                               1,216,146                --
     Equity accounted investment                          34,775                --
     Foreign exchange loss/(gain)                        (57,153)           84,951
     Warrants issued for consulting
     services provided                                     2,538             7,612
     Common stock issued for
     consulting services provided                        125,625            88,200
     Non-controlling interest                              1,535           (16,041)
                                                     -----------       -----------
                                                        (342,022)          276,638
                                                     -----------       -----------

   Changes in operating assets and liabilities:
     Accounts receivable                                (454,103)         (791,960)
     Inventory                                           410,973          (937,383)
     Prepaid expenses                                    185,079          (269,402)
     Accounts payable and accrued
     liabilities                                         844,446         2,090,787
     Income taxes payable                                     --           (45,481)
     Customer deposits                                     5,073               556
                                                     -----------       -----------
Cash used in operating activities                        649,446           323,755
                                                     -----------       -----------

Investing Activities
   Purchase of marketable securities                    (219,500)       (1,870,000)
   Proceeds on disposal of marketable
   securities                                          2,708,255                --
   Investment in loan receivable                        (194,130)               --
   Cash acquired in acquisitions                         309,941                --
   Proceeds on disposal of subsidiary                    320,381                --
   Additions to property, plant
   and equipment                                        (237,201)         (342,502)
                                                     -----------       -----------
Cash provided by (used in) investing
activities                                             2,687,746        (2,212,502)
                                                     -----------       -----------

Financing Activities
   Repayment of long-term debt                         2,294,854         1,804,786
   Increase in due to related parties                   (177,912)           (2,355)
   Issuance of share capital                                  --           225,000
   Decrease in bank indebtedness                         (64,306)         (138,684)
                                                     -----------       -----------
Cash provided by (used in) financing
activities                                            (2,537,072)        1,888,747
                                                     -----------       -----------

Increase (decrease) in cash during
the year                                                 800,120                --

Cash, beginning of the year                                   --                --
                                                     -----------       -----------
Cash, end of the year                                $   800,120       $        --
                                                     ===========       ===========

The Company paid cash interest of $287,656 and $101,102 during fiscal years 2004 and 2003 respectively. The Company did not pay cash income taxes in neither of fiscal years 2004 or 2003.

                             SEE ACCOMPANYING NOTES

Non-cash activities:

During 2004 the Company issued:

o 1,000,000 shares of its common stock in exchange for the retraction of the preferred shares of a wholly owned subsidiary.

o 412,500 shares of its common stock to acquire an additional investment in RELM debentures with a face value of $550,000.

o 125,000 shares of its common stock for consulting services provided valued at $125,625. The term of the consulting agreement is six months and the Company has amortized $104,688 of the cost up to and including December 31, 2004.

o 1,325,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $1,136,320 and in the same transaction issued 150,563 shares of its common stock as consideration for the repayment of the shareholder loans valued at $184,818.

o 700,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $491,750.

o 18,000 shares of its common stock for consulting services provided valued at $12,163. The term of the consulting agreement is six months and the Company has amortized $3,535 of the cost up to and including December 31, 2004.

o 189,679 shares of its common stock to acquire an additional investment in Wireless Canada.

o 50,000 shares of its common stock as earnout consideration for the purchase of an operating subsidiary.

During 2003 the Company issued:

o 120,000 shares of its common stock for consulting services provided valued at $151,200. The term of the consulting agreement is six months and the Company has amortized $88,200 of the cost up to and including December 31, 2003.

o 1,500,000 shares of its common stock for an operating subsidiary having net assets at fair value of $390,000.

o 1,500,000 shares of its common stock for business assets at fair value of $960,000.

o 1,000,000 shares of its common stock and preferred shares of a subsidiary which are exchangeable into 1,000,000 shares of its common stock for an operating subsidiary having net assets at fair value of $2,740,000.

o warrants to purchase 100,000 common shares at $2.00 per share as partial consideration for consulting services provided. The services provided prior to December 31, 2003 were valued at $88,200.

                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

                                      Common Shares                Additional
                                                                      Paid-in         Comprehensive
                                 Number        Par Value     Capital        Income        Deficit        Total
                               -----------   -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2002      15,304,104   $    15,304   $   272,308   $    (8,034)   $   (70,229)   $   209,349

Capital stock issued
to acquire subsidiary            1,500,000         1,500       388,500            --             --        390,000

Capital stock issued to
acquire trade-name               1,500,000         1,500       958,500            --             --        960,000

Capital stock issued to
acquire subsidiary               1,000,000         1,000     2,739,000            --             --      2,740,000

Capital stock issued for
consulting services provided       120,000           120       151,080            --             --        151,200

Capital stock and warrants
issued in private placement        150,000           150       224,850            --             --        225,000

Warrants to purchase capital
stock issued for consulting
services provided                       --            --         7,612            --             --          7,612

Adjustment arising from
unrealized marketable
securities gain                         --            --            --        24,244             --         24,244

Foreign currency translation
adjustment                              --            --            --        78,510             --         78,510

Net loss for the year                   --            --            --            --       (137,307)      (137,307)
                               -----------   -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2003      19,574,104   $    19,574   $ 4,741,850   $    94,720    $  (207,536)   $ 4,648,608
                               ===========   ===========   ===========   ===========    ===========    ===========

                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY for the years ended December 31, 2004 and 2003
                             (Stated in US Dollars)

                                      Common Shares                Additional
                                                                    Paid-in            Comprehensive
                                 Number        Par Value     Capital        Income        Deficit        Total
                               -----------   -----------   -----------   -----------    -----------    -----------
Balance, December 31, 2003       19,574,104   $    19,574   $ 4,741,850    $    94,720   $  (207,536)   $ 4,648,608

Issuance of common stock for
retraction of preferred stock
of wholly owned subsidiary        1,000,000         1,000        (1,000)            --            --             --

Capital stock issued to
acquire investments                 412,500           412       549,588             --            --        550,000

Warrants to purchase capital
stock issued for consulting
services provided                        --            --         2,538             --            --          2,538

Capital stock issued for
consulting services provided        125,000           125       125,500             --            --        125,625

Capital stock issued to
acquire subsidiary                1,325,000         1,325     1,134,995             --            --      1,136,320

Capital stock issued to
repay shareholder loans
of acquired subsidiary              150,563           151       184,818             --            --        184,969

Capital stock issued
to acquire subsidiary               700,000           700       624,050             --            --        624,750

Capital stock issued for
consulting services provided         18,000            18        12,145             --            --         12,163

Capital stock issued to
acquire additional
investment in subsidiary            189,679           190       146,527             --            --        146,717

Capital stock issued to
acquire investment in
subsidiary                           50,000            50        24,600             --            --         24,650

Foreign currency translation
adjustment                               --            --            --         42,417            --         42,417

Net loss for the year                    --            --            --             --    (2,043,372)    (2,043,372)
                                -----------   -----------   -----------    -----------   -----------    -----------

Balance, December 31, 2004       23,544,846   $    23,545   $ 7,545,611    $   137,137   $(2,250,908)   $ 5,455,385
                                ===========   ===========   ===========    ===========   ===========    ===========

                             SEE ACCOMPANYING NOTES

                        WIRELESS AGE COMMUNICATIONS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                             (Stated in US Dollars)


Note 1 Nature of Operations

      The Company, through its 94% owned subsidiary, Wireless Age Communications Ltd. ("Wireless Canada") is in the business of operating retail cellular and telecommunications outlets in cities in western Canada, and through its wholly owned subsidiaries Wireless Source Distribution Ltd. ("Wireless Source"), Prime Wireless Corporation ("Prime Wireless"), Prime Battery Products Limited ("Prime Battery") and Marlon Distributors Ltd. ("Marlon") is in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada. Wireless Canada was acquired on October 8, 2002, Prime Wireless was acquired on March 13, 2003, Wireless Source was acquired on September 19, 2003, Marlon was acquired on July 30, 2004 and Prime Battery was acquired on September 16, 2004. Prior to the acquisition of Wireless Canada, the Company was characterized as a pre-exploration stage company and had an option to purchase a mining lease in the State of Utah, United States of America. This option agreement was in default and the Company terminated the lease. Consequently, the Company is no longer in the mineral and exploration business.

      The Company was incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, the Company changed its name to Wireless Age Communications, Inc.

Note 2 Summary of Significant Accounting Policies

      The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

      The consolidated financial statements have, in management's opinion been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

      Use of Estimates

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results may differ from these amounts.

      Consolidated Financial Statements

      The consolidated financial statements include the accounts of the Company, its wholly-owned inactive subsidiaries DB Sim Holdings Ltd. ("DB Sim") and 1588102 Ontario Inc. ("1588102"), its wholly owned operating subsidiaries Prime Wireless, Wireless Source, Prime Battery, Marlon and its 94% owned subsidiary, Wireless Canada. The company is incorporated under the laws of the state of Nevada. DB Sim, Wireless Canada and Wireless Source are incorporated under the laws of the province of Saskatchewan, Canada. Prime Wireless, Prime Battery and 1588102 are incorporated under the laws of the province of Ontario, Canada and Marlon is incorporated federally under the laws of Canada. All inter-company transactions have been eliminated.

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 2


      Inventory

      Telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method.

      Allowance for Doubtful Accounts

      The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company's assessment of the general financial conditions affecting its customer base. If the Company's actual collections experience changes, revisions to the allowance may be required.

      Property, plant and equipment

      Property, plant and equipment are recorded at cost less accumulated amortization. Amortization is provided over estimated useful life of the assets using the following annual rates:

               Computer hardware 30% declining balance Computer software 2 years straight-line Equipment under capital lease 10 years straight-line Leasehold improvements 5 years straight-line Office equipment 10 years straight-line Rental equipment 30% declining balance Shop tools / service equipment 10 years straight-line

      Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

      Investments

      Investments are recorded as available for sale marketable securities, held to maturity investments or investments in entity under significant influence.

      Available for sale marketable securities are recorded at fair value and unrealized gains and losses, net of tax are recorded separately in stockholders' equity. Realized gains or losses and other than temporary declines in value are reported in other income or expense as incurred.

      Held to maturity investments are recorded at cost.

      Investments in entity under significant influence are reported using the equity basis for accounting.

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 3


      Acquisitions and Business Combinations

      The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net tangible and intangible assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included as goodwill in intangible assets in the accompanying consolidated balance sheets.

      Intangibles, Goodwill and Other Assets

      The Company annually reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable based on undiscounted cash flows. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, and significant negative industry or economic trends and the current fair market value if available. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgement is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

      Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

      The Company follows SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives. The adoption of SFAS No. 142 did not impact the results of operations or financial position because the Company had no goodwill or indefinite-lived intangible assets at the date of adoption.

      Fair Value of Financial Instruments

      The carrying value of receivables, bank indebtedness, accounts payable and accrued liabilities income taxes payable and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt and due to and from

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 4


      related parties also approximates fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

      Income Taxes

      The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"("FAS 109") which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

      Basic and Diluted Earnings (Loss) Per Share

      The Company reports loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the year. Diluted earnings per share includes the potentially dilutive effect of outstanding common stock options and warrants which are convertible to common shares. Diluted loss per share is not presented as results would be "anti-dilutive".

      Foreign Currency Translation

      The functional currency of the Company is Canadian dollars, which has been translated into US dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized. Any translation adjustments resulting are not included in determining net income but are included in other comprehensive income.

      Comprehensive Income

      The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Comprehensive income is comprised of foreign currency translation adjustments and unrealized gains and losses on available for sale marketable securities.

      Revenue Recognition

      The Company recognizes revenue from the sale of telecommunications equipment, accessories and other electronics products when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the time they are received from the telephone company. The Company receives co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense.

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 5


      Advertising and Marketing Costs

      The company expenses the costs of advertising and marketing as incurred. The Company incurred $268,304 and $333,176 of advertising and marketing expenses during the years ending December 31, 2004 and 2003, respectively.

Note 3 Receivables

                                                     2004              2003
                                                     ----              ----
            Accounts receivable - trade          $ 2,012,367       $ 1,541,984
            Allowance for doubtful accounts         (128,696)          (65,440)
                                                 -----------       -----------
                                                 $ 1,883,671       $ 1,476,544
                                                 ===========       ===========

Note 4 Loan Receivable

      On July 26, 2004, the Company announced that it agreed to fund the development of the Knowlton Pass Electronics Inc. business plan. Under the agreement the Company agreed to fund the project through monthly draws of no more than $80,000 (CAD$100,000). As of December 31, 2004, the Company advanced $194,130 to Knowlton Pass. The Company also has the option, but not the obligation, to acquire all the issued and outstanding common shares of Knowlton Pass for 540,000 shares of the Company's common stock at any time before March 31, 2005. If the option is not exercised Knowlton Pass may transfer title to all the assets of the business to the Company or renegotiate repayment terms of the loan. The renegotiated loan must be repaid within one year.

Note 5 Investments

      Available for Sale Securities

      In 2000, the Company acquired 18,100 common shares of Globetech Ventures Corp. (symbol - GTVCF), an entity publicly listed on OTCBB stock exchange for $61,514 (CAD$79,754) cash. The market value of these securities declined during 2000, 2001 and the Company recorded a loss on these securities. At December 31, 2003, the Company has valued these securities at $28,101 (CAD$36,431) based on a closing share price of $1.53 (CAD$2.0128). On January 16, 2004, the Company disposed of 18,100 shares of Globetech Ventures Corp. (symbol - GTVCF) for net proceeds of $38,255 (CAD$49,598) and realized a gain on marketable securities of $34,492 (CAD$44,598) (Note 14) of which $24,294 was transferred from the unrealized holding gain reported in the previous year.

      During 2004 the Company acquired 6,000,000 common shares of Pivotal Self Service Technologies Inc. for $0.03 per share. Prior to December 31, 2004 all of the shares were disposed of for $0.07. The Company realized a gain of $240,000 on this investment.

      Held to Maturity Investment

      On December 31, 2003, the Company acquired $1,700,000 in outstanding principal amount of

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 6


      8% Convertible Promissory Notes of RELM Wireless Corporation a publicly traded entity listed on the NASD Over-the-Counter-Bulletin-Board for a cash payment of $1,870,000. During 2004 the Company acquired an additional $550,000 of promissory notes in exchange for 412,500 common shares. The notes matured on December 31, 2004 and the proceeds of $2,250,000 were used to pay off the secured promissory note payable. A loss of $170,000 (Note 14) was recorded on the disposition of the RELM convertible promissory note.

      Equity under significant influence

      On October 1, 2004 the Company acquired 4,460,000 common shares of Azonic Corporation. (symbol - AZOI), an entity publicly listed on OTCBB stock exchange for $39,500. At December 31, 2004 the Company owned 16.47% of the issued common stock. Since the Company does not control Azonic it was not necessary to include the operating results of Azonic in the consolidated statements. However, the Company does have significant influence over Azonic due to the fact that the companies share similar directors and management. Therefore it was determined that the operating results of Azonic need to be reported in the Company's records on an equity basis.

      Azonic reported a net loss of $195,618 for the three months ended December 31, 2004. The Company reported its share of the loss as follows:

                 Investment (at cost)                 $ 39,500
                 Share of net loss since acquisition   (34,775)
                                                      --------
                 Net investment in subsidiary         $  4,725
                                                      ========

Note 6 Property plant and equipment

                                                2004                       2003
                                ------------------------------------   ----------
                                            Accumulated
                                    Cost    Amortization      Net           Net
                                    ----    ------------      ---           ---
Computer hardware               $   50,531   $   37,493   $   13,038   $    1,909
Computer software                   35,333       32,722        2,611        8,971
Equipment under capital lease      137,631      100,589       37,042       47,103
Leasehold improvements             621,265      483,324      137,941      159,670
Office equipment                   303,602      173,111      130,491      110,358
Rental equipment                   234,188      159,020       75,168       84,076
Shop tools and service equip        35,546       26,617        8,929        1,334
                                ----------   ----------   ----------   ----------
                                $1,418,096   $1,012,876   $  405,220   $  413,421
                                ==========   ==========   ==========   ==========

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 7


Note 7 Intangible Assets and Goodwill

                                                     2004                           2003
                                    ----------------------------------------     ----------
                                                  Accumulated
                                       Cost      Amortization         Net            Net
                                       ----      ------------         ---            ---
Residual Premiums                   $  850,704     $  670,275     $  180,429     $  248,142
MTS Agency Fee                         266,223        118,968        147,255        161,202
Midland trade-name, Vertex
Standard distribution and supply
agreements                              284,500             --        284,500        284,500
A.C. Simmonds & Sons trade-name,
customer lists and relationships             --             --             --        288,300
iMobile trade-name, customer lists
and relationships                       761,000             --        761,000        761,000
Distribution rights                      16,640          1,661         14,979             --
Goodwill                              3,145,419             --      3,145,419      2,855,597
                                     ----------     ----------     ----------     ----------
                                     $5,324,486     $  790,904     $4,533,582     $4,598,741
                                     ==========     ==========     ==========     ==========

      In accordance with SFAS No 142, "Goodwill and Other Intangible Assets" the intangible assets were reviewed for impairment on an annual basis. As a result of the Company's analyses a portion of goodwill was determined to be impaired and was written down by $844,651 to $3,145,419 (during the current period the Company recorded an increase in goodwill of $1,134,473 as result of acquisitions - see Note 18). It was also determined that the intangible assets associated with the A.C. Simmonds & Sons customer lists were impaired and they were also written down by $371,495 to zero (during the current year the Company recorded an increase in this intangible asset of $83,195). It was determined by the Company that the remaining intangible assets and goodwill are not impaired and have retained their value and accordingly no further write down was required.

      During 2003 and 2004 the Company pre-paid royalties and incurred expenses in order to obtain a licensing agreement with Marvel to distribute flashlights with the likenesses of certain comic book heroes. By December 31, 2004 the Company is no longer pursuing this line of business and therefore all prepaid expenses and intangible assets have been expensed.

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 8


Note 8 Accounts Payable and Accrued Liabilities

                                                           2004          2003
                                                           ----          ----

Accounts payable - trade                               $3,518,210     $2,545,787
Accrued liabilities                                       119,000        125,030
                                                       ----------     ----------
                                                       $3,637,210     $2,670,817
                                                       ==========     ==========

Note 9 Long-term Debt

                                                           2004         2003
                                                           ----         ----
Agency fee repayable in semi-annual payments of
$25,600 (CDN$32,000) (principal CDN$69,387)
including interest at 4.4% per annum, unsecured         $  57,726   $   105,144

Note payable in monthly payments of $6,427
(CDN$8,333) (principal CDN$0) plus
interest at bank prime plus
2.5% per annum secured by assets of the company                --       102,840

Note payable, secured by common shares
of Wireless Canada, repayable in one
installment payment of $61,704 (CDN$80,000)
on April 30, 2003 and the balance in
monthly installment payments of $9,000
(CDN$11,244) commencing June 1, 2003
including interest at 6%
per annum (principal CDN$183,227)                         152,436       233,876

Note payable, secured by common shares of Wireless
Canada, non-interest bearing and repayable in monthly
installments of $10,945 (CDN$13,542) (principal CDN$0)         --        62,282

Subordinated loan payable, unsecured, bearing interest
at 12% per annum and repayable in monthly amounts of
$6,106 (CDN$7,916) commencing May 31, 2003
(principal CDN$39,583)                                     32,931       103,805

Secured promissory note payable, bearing interest
at 8% per annum and due and payable on
December 31, 2004. (Note - 5)                                  --     1,930,000
                                                        ---------   -----------
                                                          243,093     2,537,947
Less: current portion:                                   (196,645)   (2,286,862)
                                                        ---------   -----------
                                                        $  46,448   $   251,085
                                                        =========   ===========

The estimated repayments including principal and interest due in each of the next five years are

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 9


      as follows:

                 2005                                     $ 264,000
                 2006                                        57,000
                 2007                                            --
                 2008                                            --
                 2009                                            --
                                                          ---------
                                                          $ 321,000
                 Less estimated interest portion            (77,907)
                                                          ---------
                                                          $ 243,093
                                                          =========

Note 10 Due (to)/from Related Parties

                                                      2004           2003
                                                      ----           ----

Amounts owing (to)/from companies with
common Directors and/or common
management, unsecured, non-interest
bearing with no specific terms of repayment        $ 184,237      $  27,347

Amounts owing (to)/from a director of a
subsidiary of the Company, unsecured,
non-interest bearing and due on demand               (68,934)      (101,070)

Due to corporate shareholder, unsecured,
non-interest bearing and due on demand               (29,944)            --

Other amounts owing (to)/from  related parties        18,830             --
                                                   $ 104,189      $ (73,723)

Note 11 Capital Structure

      Capital Stock

      The Company is authorized to issue up to 100,000,000 common shares.

      Voting Rights

      The holders of shares of common stock are entitled to receive notice of, attend and vote at all meetings of stockholders. Each share of common stock carries one vote at such meetings.

      Warrants

      The following is a summary of warrant activity for 2004 and 2003:

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 10


                                         Number of Shares to
                                           Purchase under
                                               Warrants           Expiry Date

         Balance, December 31, 2002                  --
                                               --------
         Issued                                 250,000        Between September
                                                                    30, 2005 and
                                                                October 15, 2006
         Exercised                                   --
                                               --------
         Balance, December 31, 2003             250,000
         Issued                                      --
         Cancelled                              (66,667)
         Exercised                                   --
                                               --------
         Balance, December 31, 2004             183,333
                                               ========

      Warrants outstanding at December 31, 2004 are summarized as follows:

          Number         Price        Year of Issue    Vesting Period    Term

           33,333      $  2.00            2003             vested       2 years
          150,000         2.00            2003             vested       3 years
         --------
          183,333
         ========

      Should all exercisable warrants as of December 31, 2004 be exercised, the total additional consideration available to the Company is approximately $300,000. A maximum of 183,333 common shares would be issued.

      In 2003, warrants to purchase 150,000 common shares were issued pursuant to a private placement to three directors of the Company.

      Stock Options

      The Company does not have a Stock Option plan.

      1588102 Ontario Inc. Preferred Shares

      During 2003, 1588102 Ontario Inc., a wholly owned subsidiary of the Company, issued 1,000,000 preferred shares of 1588102 Ontario Inc. to a related party as part of an acquisition (note 18). The preferred shares are exchangeable into 1,000,000 shares (plus any declared but unpaid dividends) of the Company's common stock on of before September 19, 2008. During 2004, these preferred shares were exchanged for 1,000,000 common shares.

                  Note 12 Non-operating interest expense, Net
                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 11


                                                             2004        2003
                                                             ----        ----

Interest expense on secured promissory note payable        185,580           --
Amortization of financing fee on secured promissory
note payable                                               160,000           --
Interest income on 8% convertible subordinated
promissory note receivable                                (214,000)          --
                                                         ---------    ---------
                                                         $ 131,580    $      --
                                                         =========    =========

Note 13 Loss on Termination of Acquisition

      Effective March 10, 2005 the Company terminated acquisition discussions with the shareholders of 479645 Alberta Ltd. and wrote off all costs incurred with the proposed acquisition in 2004. The Company has provided $50,000, for incremental costs incurred after December 31, 2004, associated with the proposed acquisition.

                                                              2004        2003
                                                              ----        ----

Write off of acquisition deposit                           $ 83,195     $     --
Transaction legal and accounting costs                       96,440           --
                                                           --------     --------
                                                           $179,635     $     --
                                                           ========     ========

Note 14 Loss on Investments, Net

                                                             2004         2003
                                                             ----         ----
      Loss on investment in RELM debenture                $ 170,000    $      --
      Legal fees associated with RELM merger proposal        50,912    $      --
      Gain on disposal of Globetech Ventures Corp.
      common shares                                       $ (34,492)          --
      Gain on disposal of Pivotal Self Service
      Technologies Inc. common shares (Note 5)             (240,000)          --
      Loss on termination of licensing
      agreement (Note 7)                                    144,563           --
      Miscellaneous licensing costs (Note 7)                 47,589           --
                                                          ---------    ---------
                                                          $ 138,572    $      --
                                                          =========    =========

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 12


Note 15 Commitments

      Premise Leases

      The Company leases its premises under agreements requiring aggregate minimum payments over the next five years as follows:

                  2005                              $278,473
                  2006                               188,067
                  2007                               154,427
                  2008                               131,481
                  2009                                 3,974
                                                    --------
                                                    $756,422
                                                    ========

Note 16 Income Taxes

      The following table summarizes the significant components of the Company's deferred tax assets:

                                                          2004          2003
                                                          ----          ----
      Deferred Tax Assets
        Non-capital loss carryforward                  $ 200,000     $ 110,000
        Capital assets - temporary timing difference     (35,000)      (20,000)
        Other assets - temporary timing difference        72,000        56,000
                                                       ---------     ---------
      Gross deferred tax assets                          237,000       146,000
      Valuation allowance for deferred tax asset        (237,000)     (146,000)
                                                       ---------     ---------
                                                       $      --     $      --
                                                       =========     =========

      The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry. All balances relate to Canadian transactions.

      No current provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 2004 the Company has net operating loss carryforwards, which expire commencing in 2021, totaling approximately $540,000, the benefit of which has not been recorded in the financial statements.

Note 17 Related Party Transactions

      During the years ended December 31, 2004 and 2003, the Company incurred the following expenses charged by directors of the Company and its subsidiaries and companies with common directors:

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 13


                                               2004                 2003
                                               ----                 ----

      Sales                                 $  238,115          $   15,490
      Management fees                               --              39,973
                                            ----------          ----------
                                            $  238,115          $   55,463
                                            ==========          ==========

      Cost of goods sold                    $  386,243          $  523,793
      Management fees                          430,592             343,823
      Wages and benefits                       147,120              65,184
      Travel & Meals                            60,045              25,383
                                            ----------          ----------
                                            $1,024,000          $  958,183
                                            ==========          ==========

      All transactions involving due to related parties were recorded at the carrying values which reflected the approximate fair market values.

Note 18 Business Acquisitions

      Prime Wireless Corporation

      On March 13, 2003, the Company acquired all of the issued and outstanding shares of Prime Wireless Corporation in exchange for 1,500,000 shares of the Company's common stock. The consolidated financial statements include the operating results of Prime Wireless from the date of acquisition, March 13, 2003. Prime Wireless is the exclusive Vertex Standard two-way radio representative in Canada and also owns the Midland trademark for use of promoting and selling Midland brand land mobile radios in certain territories of the world outside of Canada and the United States. The Company plans to aggressively grow the Vertex Standard distribution business in Canada.

      The aggregate purchase price was $390,000 representing 1,500,000 common shares. The market for the Company's common stock was illiquid at the time of the acquisition and the transaction was valued based on a valuation of the Vertex Standard representative agreement, which has an indefinite live, and management's assessment of how they could improve the business unit's performance in the future.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

      Current assets                                              $ 14,382
      Capital assets                                                 1,131
      Intangible assets                                            284,500
      Goodwill                                                     111,337
                                                                  --------
                                                                   411,350
      Current liabilities                                           21,350
                                                                  --------
      Net assets acquired at fair values                          $390,000
                                                                  ========
      Total consideration
         1,500,000 common shares                                  $390,000
                                                                  ========

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 14


      Included in the fair value is the total amount of $395,837, of which $284,500 has been assigned to intangible assets that are not subject to amortization and represents mainly the Vertex Standard Agreement, customer lists, certain non-contractual customer and supplier relationships. The Company did not assign any value to intangible assets subject to Amortization.

      The $111,337 of goodwill was assigned to the Wholesale segment. The Company expects to deduct 100% of this amount for tax purposes. See Note 7 for determination of goodwill impairment at December 31, 2004.

      Wireless Source Distribution Ltd.

      On September 19, 2003, the Company acquired all of the issued and outstanding common shares of Wireless Source Distribution Ltd. from related parties. Wireless Source was owned 50% by an officer of Wireless Age Communications Ltd. and 50% by an entity solely owned by a director of the Company.

      The acquisition was consummated through a series of agreements. On September 19, 2003 the Company and a wholly owned subsidiary, (1588102 Ontario) entered into a Share Exchange Agreement with an officer of Wireless Age Communications Ltd. under which 1588102 Ontario issued 1,000,000 preferred shares of itself to the officer for 50 class B common shares of Wireless Source. The preferred shares carry several rights but are primarily exchangeable into 1,000,000 shares of the Company's common stock. The Company also entered into a Stock Purchase Agreement with an entity solely owned by a director of the Company under which the Company issued 1,000,000 shares of the Company's common stock to the entity in exchange for 50 class B common shares of Wireless Source.

      Wireless Source distributes prepaid phone cards and accessories in Western Canada. As a result of the acquisition, the Company expects to further diversify the operations of the Company by growing the wholesale segment.

      As total consideration the Company issued 1,000,000 shares of the Company's common stock and 1,000,000 preferred shares of 1588102 Ontario valued at $2,740,000. The common shares issued and issuable under the exchange privileges of the preferred shares were valued at the closing market price of the Company's common stock on date of acquisition, less a 33% discount due to the trading restrictions on the stock. The consolidated financial statements include the operating results of Wireless Source from September 1, 2003.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 15


      Current assets                                            $  885,869
      Capital assets                                                 9,301
      Intangible assets                                            761,000
      Goodwill                                                   2,072,560
                                                                ----------
                                                                 3,728,730
      Current liabilities                                          988,730
                                                                ----------
      Net assets acquired at fair values                        $2,740,000
                                                                ==========
      Total consideration
         1,000,000 common shares and 1,000,000 preferred
         shares of 1588102 Ontario Inc.                         $2,740,000
                                                                ==========

      Included in the fair value is the total amount of $2,833,560, of which $761,000 has been assigned to intangible assets that are not subject to amortization and represents mainly customer lists, certain non-contractual customer and supplier relationships and the iMobile trade-name in Canada. The Company did not assign any value to intangible assets subject to amortization.

      The $2,072,560 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes. See Note 7 for determination of goodwill impairment at December 31, 2004.

      A.C. Simmonds & Sons Trade-Name

      On July 2, 2003, the Company acquired all of the current lines of business operated by a related party (a sibling of an officer and director of the Company) under the tradename A.C. Simmonds & Sons in exchange for 1,500,000 shares of the Company's common stock. The A.C. Simmonds & Sons lines of business consist primarily of the sale of electronics products to certain customers and clients. The acquisition was also intended to further diversify the operations of the business and grow the wholesale segment. Since July 2, 2003, and in anticipation of the acquisition of Wireless Source, the Company operated the A.C. Simmonds & Sons Business through financing from Wireless Source, and, upon the Company's acquisition of Wireless Source on September 19, 2003, the A.C. Simmonds & Sons Business became a division of Wireless Source.

      The total consideration paid for the assets acquired was $960,000 and represented the value of 1,500,000 common shares. The value of the shares was determined based on a 33% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 15


      Intangible asset                                            $288,300
      Goodwill                                                     671,700
                                                                  --------
      Net assets acquired at fair values                          $960,000
                                                                  ========
      Total consideration
         1,500,000 common shares                                  $960,000
                                                                  ========

      The excess of the purchase price over the net assets acquired has been allocated to an intangible asset not subject to amortization representing the Canadian battery customer lists in the amount of $288,300. The Company did not assign any value to intangible assets that are subject to amortization. The $671,700 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes. See Note 7 for determination of intangible asset impairment at December 31, 2004.

      Prime Battery Products Limited

      On September 16, 2004, the Company acquired all of the issued and outstanding shares of Prime Battery Products Limited and other net assets valued at $225,600 in exchange for 700,000 shares of the Company's common stock. The consolidated financial statements include the operating results of Prime Battery from the date of acquisition, September 16, 2004.

      Prime Battery holds a distribution and supply agreement with Shenzhen Konnoc who manufacturers battery products in China. As a result of the acquisition, the Company expects to further diversify the operations of the Company by growing the wholesale segment.

      As consideration the Company issued 700,000 shares of the Company's common stock and agreed to issue a further 200,000 shares subject to certain earnout provisions. Of this additional commitment of 200,000 shares the Company issued 50,000 common shares on November 30, 2004. The common shares issued under the acquisition were valued at the closing market price of the Company's common stock on date of each transaction, less a 15% discount due to the trading restrictions on the stock. The consolidated financial statements include the operating results of Prime Battery from September 16, 2004.

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 17


      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

            Current assets                                           $   2,134
            Capital assets                                               6,668
            Goodwill                                                   746,745
                                                                     ---------
                                                                       755,547
            Current liabilities                                        331,747
                                                                     ---------
      Net assets acquired at fair values                             $ 423,800
                                                                     =========
      Total consideration
         700,000 common shares                                       $ 624,750
         Less: Consideration allocated to purchase of net assets      (225,600)
         50,000 common shares                                           24,650
                                                                     ---------
                                                                     $ 423,800
                                                                     =========

      The $746,745 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes.

      Marlon Distributors Ltd.

      On July 30, 2004, the Company acquired all of the issued and outstanding shares of Marlon Distributors in exchange for 1,325,000 shares of the Company's common stock. The consolidated financial statements include the operating results of Marlon effective August 1, 2004. Marlon Distributors distributes land mobile radios in Western Canada. The Company plans to aggressively grow the Vertex Standard distribution business in the Marlon markets. The Company also repaid shareholder loans totaling $184,969 of Marlon Distributors with 150,563 common shares.

      The aggregate purchase price was $1,162,704 representing 1,325,000 common shares and acquisition costs of $26,384. The value of the shares was determined based on a 33% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

      The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 18


      Current assets                                            $  767,856
      Capital assets                                                15,527
      Investment in subsidiary                                     320,381
      Goodwill                                                     263,976
                                                                ----------
                                                                 1,367,740
      Current liabilities                                          205,036
                                                                ----------
      Net assets acquired at fair values                        $1,162,704
                                                                ==========
      Total consideration
         1,325,000 common shares                                $1,136,320
         Acquisition costs                                          26,384
                                                                ----------
      Total consideration                                       $1,162,704
                                                                ==========

      The $263,976 of goodwill was assigned to the wholesale segment. The Company expects to deduct 100% of this amount for tax purposes.

      Wireless Age Communications Ltd.

      During 2004 the Company acquired common shares of Wireless Age Communications Ltd. representing an additional 5% of the issued common shares. The aggregate purchase price was $146,717 representing 189,679 common shares. The value of the shares was determined based on a 15% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

      The business combination is accounted for using the purchase method. The allocation of the purchase price was as follows:

      Minority interest                                           $ 23,664
      Goodwill                                                     123,053
                                                                  --------
      Net assets acquired at fair values                          $146,717
                                                                  ========
      Total consideration
         189,679 common shares                                    $146,717
                                                                  ========

      The $123,053 of goodwill was assigned to the retail segment. The Company expects to deduct 100% of this amount for tax purposes.

Note 19 Economic dependence

      The Company's main source of income is derived from the sale of cellular phones and its related products and services. Its ability to continue viable operations is dependant upon maintaining its ability to act as an authorized sales agent for provincial telephone companies

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 19


      including, SaskTel (Saskatchewan) and MTS (Manitoba). The following amounts are recorded in accounts receivable and revenue in the financial statements:

                                                  2004             2003
                                                  ----             ----
      Accounts receivable
        SaskTel                                $  526,721       $  398,208
        MTS                                       327,271          161,634
                                               ----------       ----------
                                               $  853,992       $  559,842
                                               ==========       ==========
      Revenue
        SaskTel                                $3,119,366       $2,496,172
        MTS                                     2,126,294        1,489,117
                                               ----------       ----------
                                               $5,245,660       $3,985,289
                                               ==========       ==========

Note 20 Segmented Information

      SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," established standards for reporting information about operating segments in the Company's financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in two operating segments; retail and wholesale/distribution operations. The following table shows revenues, profit or loss and identifiable assets by operating segment:

                                                               2004              2003
                                                               ----              ----
       Revenues
             Retail - sale of tangible products             $  6,144,381      $  5,448,029
             Retail - activation commissions and
             residual payments                                 2,609,134         2,156,747
             Wholesale - sale of tangible products             6,693,755         1,740,989
             Elimination of inter-segment revenues              (238,115)         (77,196)
                                                            ------------       ------------
       Consolidated revenues                                $ 15,209,161      $  9,268,569
                                                            ============      ============
       Profit or Loss
             Retail                                         $    473,092      $    669,264
             Wholesale                                           (55,303)         (117,869)
       Unallocated amounts:
             Corporate costs (including related
             party management fees)                           (2,459,626)         (704,743)
         Non-controlling interest                                 (1,535)           16,041
                                                            ------------      ------------
       Consolidated loss                                    $ (2,043,372)     $   (137,307)
                                                            ============      ============
       Assets
         Retail                                             $  3,247,667      $  2,566,450
         Wholesale                                             1,380,730           899,246
             Intangible assets and goodwill - retail             450,737           409,344
             Intangible assets and goodwill - wholesale        4,082,845         4,189,397
             Unallocated corporate assets                        212,838         1,987,149
                                                            ------------      ------------
      Consolidated assets                                   $  9,374,817      $ 10,051,586
                                                            ============      ============

                       Wireless Age Communications, Inc.
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003
                        (Stated in US Dollars) - Page 20


Note 21 New Accounting Standards

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), Share-Based Payments, which will require compensation costs related to share-based payment transactions to be recognized in the financial statements. As permitted by the predecessor Statement No. 123, we do not recognize compensation expense with respect to stock options we have issued because the option price was no greater than the market price at the time the option was issued. Statement 123(R) will be effective for us in our fiscal quarter beginning January 1, 2006. We have not completed an evaluation of the impact of adopting Statement 123(R).

      In November 2004, the FASB ratified the Emerging Issues Task Force ("EITF") consensus on Issue 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in Determining Whether to Report Discontinued Operations, which is effective for us at the beginning of fiscal 2005. The adoption of this new pronouncement will not have a material impact on our financial position or results of operations.

      In November 2004, the FASB issued Statement No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. Statement No. 151 will be effective for our fiscal year beginning January 1, 2006, and its adoption will not have a material impact on our financial position or results of operations.

Note 22 Subsequent Events

      Acquisition of RELM Wireless Corporation Warrants

      On January 25, 2005, the Company acquired warrants to purchase 519,157 common shares of RELM Wireless Corporation, exercisable on a cashless basis on or before May 11, 2005 for a cash payment of $166,389 (CAD$200,000) from Simmonds Capital Limited.

      Acquisition of mmwave Technologies Inc. ("mmwave")

      On March 4, 2005, the Company acquired 100% of the outstanding common shares of mmwave in exchange for 4,500,000 common shares.

Note 23 Proforma Information

      The Company's historical statements of operations include the results of Prime Battery and Marlon subsequent to the acquisition dates of September 16, 2004 and July 31, 2004, respectively. The following unaudited pro forma financial information for the year ended December 31, 2004 presents the consolidated results of the Company as if the acquisitions of Prime Battery and Marlon had occurred at the beginning of 2003. This unaudited pro forma information for the year ended December 31, 2004 is not intended to be indicative of future operating results.

                                                      2004              2003
                                                      ----              ----

        Revenues                                 $ 15,706,826      $ 11,852,558
                                                 ------------      ------------
        Net loss                                 $ (2,099,064)     $   (190,762)
                                                 ============      ============
      Loss per share:
        Basic loss per share                     $      (0.09)     $      (0.01)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 78.037 of the Nevada Revised Statutes ("NRS"),
Article IX of our Articles of Incorporation provides that no director or officer of our Company will be personally liable to our Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of any unlawful distributions. NRS Section 78.300 provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by such chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, Article IX of our Articles of Incorporation provide for indemnification by our Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of our Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the common stock hereunder.

      SEC registration fee                               $   277
      Accounting fees and expenses (1)                    20,000
      Legal fees and expenses (1)                         20,000
      Printing costs (1)                                   2,000
      Miscellaneous (1)                                    5,000
                                                         -------
      Total                                              $47,277
                                                         =======

      (1)   Estimated

                     RECENT SALES OF UNREGISTERED SECURITIES

      On October 8, 2002, the Company issued 2,979,105 shares of its common stock and assumed $500,867 in notes payable to acquired 89% of the issued and outstanding shares of Wireless Age Communications Ltd. The net assets acquired including certain intangible assets were valued at $690,234. The sellers included Robert Sim, who became a director of the Company, and Dallas Robinson who became CEO of the Company but resigned in May 2003. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

      On March 13, 2003, the Company issued 1,500,000 shares of its common stock to Pivotal Self-Service Technologies Inc. (Pivotal) an entity listed on the Over-the-Counter-Bulletin-Board for all of the issued and outstanding shares of Prime Wireless Corporation. The Company valued the transaction at $390,000. The seller was considered a related party due to certain common officers and directors. At the time, Gary Hokkanen and John Simmonds were CFO and CEO of Wireless Age Communications Inc. and Pivotal. Brian Usher-Jones and John Simmonds were directors of each of Wireless Age and Pivotal. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On July 2, 2003, the Company issued 1,500,000 shares of its common stock to Pine Ridge Holdings Ltd. for the A.C. Simmonds & Sons trade name and business. The Company valued the transaction at $960,000. The seller was considered a related party due to Pine Ridge being solely owned by David C. Simmonds the brother of John Simmonds, the Company's CEO and director. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On September 19, 2003, the Company issued 1,000,000 shares of its common stock to 101016305 Saskatchewan Ltd. and 1,000,000 preferred shares of a wholly owned subsidiary that are exchangeable into a 1,000,000 shares of common stock of Wireless Age to Dallas Robinson for all of the issued and outstanding shares of Wireless Source Distribution Ltd. The sellers were considered related parties due to 101016305 Saskatchewan Ltd. being solely owned by Robert Sim who at the time was a director of the Company and due to Dallas Robinson being a key employee. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On September 9, 2003 the Company issued 120,000 shares of its common stock to Redwood Consulting Services LLC for financial consulting services provided over a 6 month period beginning on September 9, 2003. Such services were valued by the Company at $151,200. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was made in reliance on Section 4(2) of the Securities Act.

      On October 15, 2003, the Company issued 50,000 shares of its common stock and warrants to purchase an additional 50,000 shares of its common stock to three directors of the Company, John Simmonds, Brian Usher-Jones, Ken Adelberg. The Company received $75,000 in cash from each purchaser. Each of the warrants is exercisable for the purchase of one share of Company common stock at a purchase price of $2.00 per share until October 15, 2006. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On February 5, 2004, the Company issued shares of its common stock in consideration for acquisition of RELM Wireless Corporation 8% Subordinated Promissory Notes (the "Notes") from each of the following holders of such Notes:

                                                              Common
                                                Amount        Shares
            Seller                            of Notes        Issued
            ------                            --------        ------

            Russell Scott Henderson           $100,000        75,000
            Moisha Schwimmer                   100,000        75,000
            1500450 Ontario Limited            200,000       150,000
            Stuart McGregor                     50,000        37,500
            Stephen Dulmage                     50,000        37,500
            Brian Usher-Jones                   50,000        37,500
                                              --------      --------

            Total                             $550,000       412,500

      Each of the Notes was acquired by the Company solely in exchange for shares of Company common stock. No cash or other consideration was paid to the sellers of the Notes in such transaction. Each of the sellers was granted limited registration rights with respect to the shares issued in the transaction. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act. A registration statement was declared effective by the U.S. Securities and Exchange Commission on July 15, 2004 with respect to 387,500 such shares. The Company did not receive any of the proceeds from the sale of such shares by the respective selling shareholders among whom are certain sellers of the Notes.

      On March 29, 2004, the Company issued 125,000 shares of its common stock to Redwood Consulting Services LLC for financial consulting services provided over a 6 month period beginning on March 29, 2004. Such services were valued by the Company at $125,625. The transaction was privately negotiated between the Company and Redwood Consulting Services LLC. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On July 30, 2004, the Company issued 1,325,000 shares of its common stock for all the issued and outstanding common shares of Marlon Distributors Ltd. The Company also issued 150,563 shares of its common stock to repay CAD$245,716 of shareholder loans made by the former shareholders of Marlon Distributors to Marlon Distributors. Pursuant to the terms of the purchase and sale agreement the Company undertook to file a registration statement with the SEC registering 50% of the common shares issued to acquire Marlon Distributors and all of the common shares issued to repay shareholder loans. The transaction was privately negotiated between the Company and the Marlon shareholders. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

      On October 27, 2004 the Company issued to eight former minority stockholders of the Company's subsidiary, Wireless Age Communications, Ltd. ("Wireless Canada"), an aggregate of 10,528 shares of Company common stock in exchange for the 4,700 shares of the subsidiary common stock. The issuance of the foregoing securities by the Company was made pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act.

      On January 10, 2005, the Company issued to Rosemary Sim, the spouse of former director Robert Sim, 61,200 restricted shares of the Company's Common Stock in exchange for 30,000 shares of Wireless Canada held by Rosemary Sim. The issuance of the foregoing securities by the Company was made pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act.

      On January 14, 2005, the Company issued to L&M Specialties, Inc. 225,000 restricted shares of Common Stock in exchange for 400,000 Azonic Corporation common shares. The transaction was privately negotiated between the Company and L&M Specialties, Inc. The issuance of the foregoing securities by the Company was exempt from registration in reliance on Section 4(2) of the Securities Act.

      On March 4, 2005, the Company issued 4,500,000 shares of its common stock for all the issued and outstanding common shares of mmwave Technologies Inc. The mmwave acquisition was consummated through a series of agreements among Wireless Age, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave: Brad Poulos, Brad Poulos Holdings Inc., Glenn Poulos, Glen Poulos Holdings Inc., Sylvain Lafreniere and Sylvain Lafreniere Holdings Inc. (collectively the "Vendors"). Wireless Age and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Wireless Age, 1588102, and the law firm of Segal, Talarico, Habib, Molot LLP ("STHM") also entered into a Voting and Exchange Agency Agreement (the "Agency Agreement") pursuant to which 4,500,000 shares of Wireless Age common stock (the "Escrow Shares") were issued to STHM, as agent for the Vendors and STHM agreed to act as a voting and escrow agent on behalf of the Vendors. Wireless Age, 1588102 and STHM also entered into a Support Agreement under which the general terms and conditions of the exchange of the 1588102 Class B Exchangeable Shares are to be governed. Under the general terms of the Class B Exchangeable Shares, the Vendors have the right to exchange the Class B shares into the Escrow Shares at any time over the next 5 years. Prior to the exercise of such exchange rights, STHM will be the owner of record of the Escrow Shares and will retain power to vote the Escrow Shares in regard to any and all matters presented to vote or consent of the Wireless Age stockholders. Under the terms of the Agency Agreement, STHM, in its capacity as agent, is to act in regard to such matters only in accordance with instructions given by the Vendors, respectively. In the event that any of the Vendors do not give instructions, STHM in its capacity as agent shall abstain from voting with respect to any such attributable Exchangeable Shares and the corresponding Escrow Shares. Other than acting in accordance with the specified provisions for release of the Wireless Age Escrow Shares upon exercise of exchange rights underlying the Exchangeable Shares or pursuant to other action required in the Support Agreement and the Agency Agreement, respectively, STHM does not have any powers of disposition over the Wireless Age Escrow Shares. All of such Exchangeable Shares and the Escrow Shares were issued pursuant to the exemption from registration provided under Regulation S promulgated under the Securities Act.

      As of September 16, 2004, the Company issued 700,000 restricted common shares to Phantom Fiber Corporation in exchange for all of the issued and outstanding shares of Prime Battery Products Limited, pursuant to the terms and conditions of a Purchase and Sale Agreement (the "Prime Battery Purchase and Sale Agreement") dated as of September 16, 2004. Pursuant to the terms and conditions of the Prime Battery Purchase and Sale Agreement, an additional 50,000 shares was issued by the Company to Phantom Fiber Corporation as of each of November 30, 2004, February 28, 2005 and June 6, 2005. The transaction was privately negotiated between the Company and Phantom Fiber Corporation. The issuance of the foregoing securities by the Company was exempt from registration in reliance on Section 4(2) of the Securities Act.


      On July 29, 2005, the Company issued 540,000 shares of its common stock for all the issued and outstanding common shares of Knowlton Pass Electronics Inc. The Knowlton Pass acquisition was consummated through a series of agreements among Wireless Age, its wholly owned subsidiary Marlon Distributors Ltd. ("Marlon") and the former shareholders of Knowlton Pass: David MacKinnon, Rosemary Gilbert, Joshua MacKinnon and James S. Hardy (collectively the "Vendors"). Wireless Age and Marlon entered into a Stock Purchase Agreement with the Vendors to acquire all the issued and outstanding common shares of Knowlton Pass in exchange for 540,000 shares of Wireless Age common stock. Wireless Age, Marlon and the Vendors also entered into an Escrow Agreement pursuant to which Wireless Age has the right to perform further due diligence on Knowlton pass until October 1, 2005. All of shares were issued pursuant to the exemption from registration provided under Regulation S promulgated under the Securities Act.


      On October 14, 2005, the Company issued 100,000 shares of its common stock to Agora Investor Relations Corp. as partial payment for financial consulting services provided over a 12 month period beginning on October 1, 2005. Such services were valued by the Company at $32,300. The transaction was privately negotiated between the Company and Agora Investor Relations Corp. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

                                    EXHIBITS

       Exhibit No.       Description
      -----------       -------------------------------------------

      Exhibit 3.1 Certificate of incorporation, as amended to date, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 26, 2001.

      Exhibit 3.2 Bylaws as currently in effect, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 26, 2001.

      Exhibit 5.1 Opinion of Wuersch & Gering LLP, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.1 Stock Purchase Agreement dated October 8, 2002 by and between Robert Sim and the Registrant, with respect to the acquisition of Wireless Age Communications Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on November 14, 2002.

      Exhibit 10.2 Stock Purchase Agreement dated October 8, 2002 by and between Robinson Marketing and Communications Ltd. and the Registrant with respect to the acquisition of Wireless Age Communications Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on November 14, 2002.

      Exhibit 10.3 Purchase and Sale Agreement by and between the Registrant and Pivotal Self-Service Technologies Inc. dated March 13, 2003, with respect to the acquisition of Prime Wireless Corporation, incorporated by reference to the exhibits of the Company's Form 10-QSB filed with the Commission on May 15, 2003.

      Exhibit 10.4 A.C. Simmonds & Sons Tradename Purchase and Sale Agreement by and between the Registrant and Pine Ridge Holdings Limited dated August 7, 2003, incorporated by reference to the exhibits of the Company's Form 10-QSB filed with the Commission on August 14, 2003.

      Exhibit 10.5 Share Exchange Agreement by and between the Registrant and Dallas L. Robinson dated September 19, 2003, with respect to the acquisition of Wireless Source Distribution Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

      Exhibit 10.6 Support Agreement by and between the Registrant and the Registrant's wholly owned subsidiary 1588102 Ontario Inc., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

      Exhibit 10.7 Stock Purchase Agreement by and between the Registrant and 101016305 Saskatchewan Ltd. dated September 19, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

      Exhibit 10.8 Note Purchase Agreement by and between the Registrant and Special Situations Private Equity Fund L.P. dated December 17, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on January 15, 2004.

      Exhibit 10.9 Note Purchase and Security Agreement by and between the Registrant and Stacey Minichiello dated December 31, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on January 15, 2004.

      Exhibit 10.10 Amendment, dated as of June 30, 2004, to a Note Purchase and Security Agreement dated as of December 31, 2003, by Wireless Age Communications, Inc. and Stacey Minichiello incorporated by reference to exhibit 10.10 of the Company's Form 10-QSB filed with the Commission on August 11, 2004.

      Exhibit 10.11 Placement Agreement, dated as of June 30, 2004 by and among Wireless Age Communications, Inc. and Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd., incorporated by reference to exhibit 10.11 of the Company's Form 10-QSB filed with the Commission on August 11, 2004.

      Exhibit 10.12 Share Purchase Agreement as of July 30, 2004 by and among Wireless Age Communications,
                        Inc. and A. BRUCE CAMERON, E. ROSE STEINKE, QUASAR PAGING LTD., QUASAR COMMUNICATIONS LTD., CAR-JEN HOLDINGS LTD., THOMAS COMMUNICATIONS LTD., I. TOOMBS & SONS HOMES LTD., CLARENCE KNIPPEL and LYDIA KNIPPEL (jointly), ALAN VILLETT, and ROBERT C. KING, incorporated by reference to exhibit 99.1 of the Company's Form 8-K filed with the Commission on August 16, 2004.

      Exhibit 10.13 Securities Purchase Agreement, dated as of August 26, 2004, by and among Infinity Capital Group, Inc., and the individuals and entities listed on Exhibit A thereto, incorporated by reference to exhibit 10.13 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.14 Amendment No. 2, dated as of September 30, 2004, to a Note Purchase and Security Agreement dated as of December 31, 2003, by Wireless Age Communications, Inc. and Stacey Minichiello, incorporated by reference to exhibit 10.14 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.15 Placement Agreement No. 2, dated as of September 30, 2004 by and among Wireless Age Communications, Inc. and Robert Sim, Rosemary Sim, and 101016305 Saskatchewan Ltd., incorporated by reference to exhibit 10.15 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.16 Share Purchase and Sale Agreement, by and among Wireless Age Communications Inc., Phantom Fiber Corporation, and Prime Battery Products Limited, incorporated by reference to exhibit 10.16 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.17 Management Services Agreement, dated as of October 1, 2004, by and between Azonic Corporation and Wireless Age Communications, Inc., incorporated by reference to exhibit 10.17 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.18 Management Services Agreement, dated as of October 1, 2004, by and between Azonic Corporation and Simmonds Mercantile and Management Inc., incorporated by reference to exhibit 10.18 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

      Exhibit 10.19 Letter Agreement, dated October 1, 2004, between Knowlton Pass Electronics Limited and MaxTel Wireless Inc., incorporated by reference to exhibit 10.19 of the Company's Form SB-2 filed with the Commission on February 8, 2005.++

      Exhibit 10.20 Agreement between Marlon Distributors Ltd., Quasar Paging Ltd., and Bruce Cameron, dated September 30, 2004, with respect to the sale of Marlon Recreational Products Ltd. incorporated by reference to exhibit 10.20 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.21 Canadian Sub-License Agreement by and between SureCells Portable Power Ltd. and A.C. Simmonds & Sons division of Wireless Source Distribution Ltd., dated as of August 1, 2004, incorporated by reference to exhibit 10.21 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.22 Form of Management Services Agreement, dated as of May 1, 2003, by and between the Company and Simmonds Capital Limited, incorporated by reference to exhibit 10.22 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.23 Share Exchange Agreement, dated as of January 14, 2005, by and between the Company and L&M Specialties Inc. with respect to Company acquisition of common stock of Azonic Corporation, incorporated by reference to exhibit 10.23 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 10.24 Share Exchange Agreement by and between Wireless Age Communications, Inc., 1588102 Ontario Inc., Bradley John Poulos, Glenn Poulos, Sylvain Lafreniere, Brad Poulos Holdings Inc., Glenn Poulos Holdings Inc., and Sylvain Lafreniere Holdings Inc. dated March 4, 2005, incorporated by reference to Exhibit 99.1 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.25 Voting and Exchange Agency Agreement by and between Wireless Age Communications, Inc. 1588102 Ontario Inc. and Segal, Talarico, Habib, Molot LLP dated March 4, 2005, incorporated by reference to Exhibit 99.2 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.26 Support Agreement by and between Wireless Age Communications Inc. 1588102 Ontario Inc., and Segal, Talrico, Habib, Molot LLP dated March 4, 2005, incorporated by reference to Exhibit 99.3 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.27 Employment Agreement between Wireless Age Communications Inc and Bradley John Poulos, dated March 4, 2005, incorporated by reference to Exhibit 99.4 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.28 Employment Agreement between mmwave Technologies Inc. and Glenn James Poulos, dated March 4, 2005, incorporated by reference to Exhibit 99.5 of the Company's Form 8-K filed with the Commission on March 10, 2005.

      Exhibit 10.29 Distributorship Agreement, between Saskatchewan Telecommunications and Wireless Age Communications Ltd.
                        +

      Exhibit 10.30     Course of Dealing Agreement with MTS Communications
                        Inc.+

      Exhibit 10.31 Credit Agreement with Bank of Nova Scotia and mmwave Technologies Inc. dated March 4, 2005.+

      Exhibit 10.32 Stock Purchase Agreement between Marlon Distributors Ltd., Wireless Age Communications, Inc. and David MacKinnon, Rosemary Gilbert, Joshua MacKinnon and James
                        S. Hardy, dated July 29, 2005 incorporated by reference to Exhibit 99.1 of the Company's Form 8-K filed with the Commission on August 4, 2005.

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

      Exhibit 10.33 Escrow Agreement between Marlon Distributors Ltd. David MacKinnon, Rosemary Gilbert, Joshua MacKinnon, James S. Hardy and Wuersch & Gering LLP, dated July 29, 2005 incorporated by reference to Exhibit 99.2 of the Company's Form 8-K filed with the Commission on August 4, 2005.


      Exhibit 10.34 Management Services Agreement between 2078198 Ontario Limited and Knowlton Pass Electronics Inc., dated July 31, 2005, incorporated by reference to Exhibit 99.3 of the Company's Form 8-K filed with the Commission on August 4, 2005.

      Exhibit 10.35 Termination Agreement between Simmonds Mercantile and Management Inc. and Wireless Age Communications, Inc., dated September 30, 2005, incorporated by reference to
                        Exhibit 99.1 of the Company's Form 8-K filed with the Commission on October 6, 2005.


      Exhibit 23.1      Consent of Mintz & Partners LLP*

      Exhibit 23.2 Consent of Wuersch & Gering LLP (included in Exhibit 5.1), incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 8, 2005.

      Exhibit 24.1 Power of Attorney (included in signature page), incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 8, 2005.


* Filed herewith.

+ To be filed by amendment.

++ Supplemental annexes and schedules to be filed by amendment.


                                  UNDERTAKINGS

      The undersigned Registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act; Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; but notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and include any additional or changed material information on the plan of distribution.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      The undersigned registrant furthermore undertakes that it shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               [Signatures Follow]

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King City, Ontario, Canada, on December 2, 2005.


WIRELESS AGE COMMUNICATIONS, INC.

By: /s/ Bradley J. Poulos
Name:  Bradley J. Poulos
Title: President, CEO and Director
(Principal Executive Officer)

By: /s/ Gary N. Hokkanen
Name:  Gary N. Hokkanen
Title: Chief Financial Officer
(Principal Financial Officer)

                               DIRECTOR SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ John G. Simmonds                                 Dated: December 2, 2005
----------------------------
John G. Simmonds, Chairman of the Board

/s/ Brian Usher Jones                                Dated: December 2, 2005
----------------------------
Brian Usher Jones, Director
By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated February 4, 2005

/s/ Kenneth Adelberg                                 Dated: December 2, 2005
----------------------------
Kenneth Adelberg, Director
By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated February 4, 2005

/s/ Stephen Dulmage                                  Dated: December 2, 2005
----------------------------
Stephen Dulmage, Director
By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated February 4, 2005



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